Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Shareholders, Board of Directors and Audit Committee

Cadence Bank

Tupelo, Mississippi

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Cadence Bank and Subsidiaries (the “Company”) as of December 31, 2024 and 2023, the related consolidated statements of income, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the Company’s internal control over financial reporting as of December 31, 2024, based on criteria established in Internal Control – Integrated Framework: (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 21, 2025, expressed an unqualified opinion thereon.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits.

We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below arises from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

Allowance for Credit Losses

As described in Notes 1, 5 and 6, the Company’s loan portfolio totaled $33.7 billion as of December 31, 2024, and the allowance for credit losses on loans (“ACL”) was $460.8 million. This represents an estimate of expected losses inherent within the Company’s loan portfolio.

The Company bases its estimates of credit losses on three primary components: (1) estimates of expected losses that exist in various segments of performing loans and leases over the remaining life of the loan portfolio using a reasonable and supportable economic forecast; (2) specifically identified losses in individually analyzed credits which are collateral dependent; and (3) qualitative factors related to economic conditions, portfolio concentrations, regulatory policy updates, and other relevant factors that address estimates of expected losses not fully addressed based upon management’s judgment of portfolio conditions. The Company utilizes credit risk models to estimate the probability of default and loss given default of loans over their remaining life. The product of the probability of default and loss given default derives a base expected loss rate for each loan. The base expected loss rate is adjusted by way of econometric models that measure the direction and magnitude of change in expected loss rates given a change in forecasted economic variables.

1

We identified the valuation of the ACL as a critical audit matter. The principal considerations for our determination of the ACL as a critical audit matter includes the subjectivity and complexity involved in management’s determination of credit loss estimates and assumptions, specifically the determination of weightings applied to the reasonable and supportable forecasts and management’s adjustment in determining the economic conditions qualitative factor. This required an increased auditor effort, including specialized skill and knowledge, and a high degree of auditor subjectivity in evaluating the estimated credit losses for the loan portfolio.

The primary procedures we performed to address this critical audit matter included:

●	Evaluated and tested the design and operating effectiveness of controls, including those related to technology, over the ACL, including:

◦	The completeness and accuracy of inputs into the model used to determine the allowance for credit losses,

◦	Management’s review of a reasonable and supportable forecast,

◦	Management’s review of the qualitative adjustments to the modeled output, including management’s review of the determination of the economic conditions qualitative adjustment,

●	Evaluated management’s application of qualitative adjustments to the ACL, including testing the accuracy of the supporting calculation and evaluating whether the qualitative factors, including the economic conditions qualitative adjustment, appropriately addressed the risks that were not fully accounted for in the quantitative component of the methodology;

●	Evaluated management’s determination of reasonable and supportable forecast, including testing the application of the forecast and the related scenario weighting, in both the quantitative and qualitative calculation.

/s/ Forvis Mazars, LLP

We have served as the Company’s auditor since 2019.

Charlotte, North Carolina

February 21, 2025

2

Consolidated Balance Sheets

Cadence Bank and Subsidiaries

(In thousands, except share and per share amounts)	December 31, 2024	December 31, 2023
ASSETS
Cash and due from banks	$624,884	$798,177
Interest bearing deposits with other banks and Federal funds sold	1,106,692	3,434,088
Total cash and cash equivalents	1,731,576	4,232,265
Available for sale securities, at fair value	7,293,988	8,075,476
Loans and leases, net of unearned income	33,741,755	32,497,022
Allowance for credit losses	460,793	468,034
Net loans and leases	33,280,962	32,028,988
Loans held for sale, at fair value	244,192	186,301
Premises and equipment, net	783,456	802,133
Goodwill	1,366,923	1,367,785
Other intangible assets, net	83,190	100,191
Bank-owned life insurance	651,838	642,840
Other assets	1,583,065	1,498,531
TOTAL ASSETS	$47,019,190	$48,934,510
LIABILITIES
Noninterest bearing demand deposits	$8,591,805	$9,232,068
Interest bearing demand and money market deposits	19,345,114	19,276,596
Savings	2,588,406	2,720,913
Time deposits	9,970,876	7,267,560
Total deposits	40,496,201	38,497,137
Securities sold under agreement to repurchase	23,616	451,516
Short-term BTFP borrowings	—	3,500,000
Subordinated and long-term borrowings	10,706	438,460
Other liabilities	918,984	879,554
TOTAL LIABILITIES	41,449,507	43,766,667
SHAREHOLDERS’ EQUITY
Series A Non-Cumulative Perpetual Preferred stock, $0.01 par value per share; authorized - 500,000,000 shares; issued and outstanding - 6,900,000 shares for both periods presented	166,993	166,993
Common stock, $2.50 par value per share; authorized - 500,000,000 shares; issued and outstanding - 183,527,575 and 182,871,775 shares, respectively	458,819	457,179
Capital surplus	2,742,913	2,743,066
Accumulated other comprehensive loss	(694,495)	(761,829)
Retained earnings	2,895,453	2,562,434
TOTAL SHAREHOLDERS’ EQUITY	5,569,683	5,167,843
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$47,019,190	$48,934,510

See accompanying notes to the consolidated financial statements.

3

Consolidated Statements of Income

Cadence Bank and Subsidiaries

	Year Ended December 31,
(In thousands, except per share amounts)	2024	2023	2022
INTEREST REVENUE:
Loans and leases	$2,164,633	$2,004,812	$1,342,662
Available for sale securities:
Taxable	243,466	208,122	183,915
Tax-exempt	2,598	9,206	10,079
Loans held for sale	6,161	4,450	7,554
Short-term investments	130,499	83,577	16,371
Total interest revenue	2,547,357	2,310,167	1,560,581
INTEREST EXPENSE:
Interest bearing demand deposits and money market accounts	573,826	472,723	109,893
Savings	14,922	14,955	5,519
Time deposits	368,572	246,476	24,253
Federal funds purchased and securities sold under agreement to repurchase	4,101	32,581	13,432
Short-term debt	136,434	172,940	36,863
Subordinated and long-term debt	13,287	19,136	19,330
Total interest expense	1,111,142	958,811	209,290
Net interest revenue	1,436,215	1,351,356	1,351,291
Provision for credit losses	71,000	80,000	7,000
Net interest revenue, after provision for credit losses	1,365,215	1,271,356	1,344,291
NONINTEREST REVENUE:
Wealth management	94,922	86,928	80,486
Deposit service charges	73,497	61,718	73,478
Credit card, debit card and merchant fees	50,245	49,784	58,160
Mortgage banking	17,303	18,978	44,860
Security losses, net	(2,962)	(435,652)	(384)
Other	123,505	101,901	85,885
Total noninterest revenue	356,510	(116,343)	342,485
NONINTEREST EXPENSE:
Salaries and employee benefits	609,307	634,722	634,843
Occupancy and equipment	114,175	110,972	114,460
Data processing and software	121,884	120,443	111,107
Deposit insurance assessments	39,922	72,224	18,712
Amortization of intangibles	15,902	19,388	18,432
Pension settlement expense	—	11,826	9,023
Merger expense	—	5,192	50,845
Other	144,338	181,156	152,332
Total noninterest expense	1,045,528	1,155,923	1,109,754
Income (loss) from continuing operations before income taxes	676,197	(910)	577,022
Income tax expense (benefit)	152,593	(4,594)	129,705
Income from continuing operations	$523,604	$3,684	$447,317
Income from discontinued operations before income taxes	—	727,591	22,353
Income tax expense from discontinued operations	—	188,971	6,433
Income from discontinued operations, net of income taxes	—	538,620	15,920
Net income	523,604	542,304	463,237
Less: preferred dividends	9,488	9,488	9,488
Net income available to common shareholders	$514,116	$532,816	$453,749
Basic earnings (loss) per common share from continuing operations	$2.81	$(0.03)	$2.39
Basic earnings per common share	$2.81	$2.92	$2.47
Diluted earnings (loss) per common share from continuing operations	$2.77	$(0.03)	$2.37
Diluted earnings per common share	$2.77	$2.92	$2.46

See accompanying notes to the consolidated financial statements.

4

Consolidated Statements of Comprehensive Income (Loss)

Cadence Bank and Subsidiaries

	Year Ended December 31,
(In thousands)	2024	2023	2022
Net income	$523,604	$542,304	$463,237
Other comprehensive income (loss), net of tax:
Unrealized gains (losses) on AFS securities:
Net unrealized gains (losses), net of income taxes of $(21,118), $(243,832), and $337,781	68,286	788,474	(1,096,614)
Reclassification adjustment for net losses realized in net income, net of income taxes of $700, $102,901, and $91	(2,262)	(332,751)	(293)
Net change in unrealized gains (losses) on AFS securities, net of tax	66,024	455,723	(1,096,907)
Recognized employee benefit plan net periodic benefit cost, net of income taxes of $(405), $(1,542), and $(4,248)	1,310	4,986	13,738
Other comprehensive income (loss), net of tax	67,334	460,709	(1,083,169)
Comprehensive income (loss)	$590,938	$1,003,013	$(619,932)

See accompanying notes to the consolidated financial statements.

5

Consolidated Statements of Shareholders’ Equity

Cadence Bank and Subsidiaries

	Preferred Stock		Common Stock		Capital	Accumulated Other Comprehensive	Retained	Total Shareholders’
(In thousands, except share and per share amounts)	Shares	Amount	Shares	Amount	Surplus	(Loss) Income	Earnings	Equity
Balance at December 31, 2021	6,900,000	$166,993	188,337,658	$470,844	$2,841,998	$(139,369)	$1,907,521	$5,247,987
Net income	—	—	—	—	—	—	463,237	463,237
Other comprehensive loss, net of tax	—	—	—	—	—	(1,083,169)	—	(1,083,169)
Equity based compensation, net of forfeitures and shares withheld to cover taxes	—	—	242,313	606	35,620	—	—	36,226
Repurchase of stock	—	—	(6,142,706)	(15,357)	(168,227)	—	—	(183,584)
Preferred dividends declared, $1.38 per share	—	—	—	—	—	—	(9,488)	(9,488)
Cash dividends declared, $0.88 per share	—	—	—	—	—	—	(159,835)	(159,835)
Balance at December 31, 2022	6,900,000	$166,993	182,437,265	$456,093	$2,709,391	$(1,222,538)	$2,201,435	$4,311,374
Net income	—	—	—	—	—	—	542,304	542,304
Other comprehensive income, net of tax	—	—	—	—	—	460,709	—	460,709
Equity based compensation, net of forfeitures and shares withheld to cover taxes	—	—	334,910	837	30,188	—	—	31,025
Exercise of stock options	—	—	226,705	567	5,579	—	—	6,146
Repurchase of stock, net of excise tax	—	—	(127,105)	(318)	(2,092)	—	—	(2,410)
Preferred dividends declared, $1.38 per share	—	—	—	—	—	—	(9,488)	(9,488)
Cash dividends declared, $0.94 per share	—	—	—	—	—	—	(171,622)	(171,622)
Cumulative effect of change in accounting principle, net of tax, for ASU 2022-02	—	—	—	—	—	—	(195)	(195)
Balance at December 31, 2023	6,900,000	$166,993	182,871,775	$457,179	$2,743,066	$(761,829)	$2,562,434	$5,167,843
Net income	—	—	—	—	—	—	523,604	523,604
Other comprehensive income, net of tax	—	—	—	—	—	67,334	—	67,334
Equity based compensation, net of forfeitures and shares withheld to cover taxes	—	—	1,076,811	2,693	9,646	—	—	12,339
Exercise of stock options	—	—	895,289	2,238	22,353	—	—	24,591
Repurchase of stock, net of excise tax	—	—	(1,316,300)	(3,291)	(32,152)	—	—	(35,443)
Preferred dividends declared, $1.38 per share	—	—	—	—	—	—	(9,488)	(9,488)
Cash dividends declared, $1.00 per share	—	—	—	—	—	—	(182,637)	(182,637)
Cumulative effect of change in accounting principle, net of tax, for ASU 2023-02	—	—	—	—	—	—	1,540	1,540
Balance at December 31, 2024	6,900,000	$166,993	183,527,575	$458,819	$2,742,913	$(694,495)	$2,895,453	$5,569,683

See accompanying notes to the consolidated financial statements.

6

Consolidated Statements of Cash Flows

Cadence Bank and Subsidiaries

	Year Ended December 31,
(In thousands)	2024	2023	2022
Operating Activities:
Net income	$523,604	$542,304	$463,237
Adjustments to reconcile net income to net cash provided by operations:
Depreciation, amortization, and accretion	202,566	238,607	255,821
Deferred income tax expense	8,219	892	7,822
Provision for credit losses	71,000	80,000	7,000
Gain on sale of loans, net	(21,351)	(17,033)	(46,083)
Gain on disposition of businesses	(14,980)	(706,588)	—
Loss on sales of available for sale securities, net	2,962	435,652	384
Unrealized gain on limited partnerships, net	(11,003)	(8,024)	(8,169)
Share-based compensation expense	32,710	39,983	36,877
Proceeds from payments and sales of loans held for sale	1,234,521	1,292,365	2,093,204
Origination of loans held for sale	(1,224,983)	(1,333,522)	(1,965,956)
Decrease (increase) in accrued interest receivable	2,010	(15,247)	(41,193)
Increase in accrued interest payable	10,171	73,149	19,050
Net (increase) decrease in prepaid pension asset	(4,619)	5,073	(5,037)
Decrease (increase) in other assets	39,145	(56,172)	20,567
Increase in other liabilities	22,016	4,394	75,360
Other, net	(15,326)	(12,327)	15,031
Net cash provided by operating activities	856,662	563,506	927,915
Investing Activities:
Proceeds from disposition of business, net of cash transferred	15,308	861,364	—
Purchases of available for sale securities	(751,846)	(2,333,245)	(787,318)
Proceeds from sales of available for sale securities	15,059	4,294,947	369,614
Proceeds from maturities, calls, and payments of available for sale securities	1,576,542	2,021,799	2,569,336
(Purchases) sales of FRB and FHLB stock, net	(97,864)	121,243	(131,055)
Increase in loans, net	(1,486,004)	(2,333,391)	(3,630,970)
Purchases of premises and equipment	(80,074)	(98,283)	(94,499)
Proceeds from sales of premises and equipment	35,680	17,078	9,887
Proceeds from disposition of foreclosed and repossessed property	8,092	8,269	23,392
Acquisition of businesses, net of cash paid	—	—	(11,511)
Proceeds from sales of loans transferred to held for sale	60,578	26,153	64,580
Net death benefits received on (purchases of) bank owned life insurance	6,016	33	(17,564)
Purchases of tax credit investments	(71,703)	(83,813)	(66,637)
Purchases of limited partnership interests	(28,102)	(26,980)	(30,298)
Other, net	16,160	(79,126)	19,967
Net cash (used in) provided by investing activities	(782,158)	2,396,048	(1,713,076)

7

Consolidated Statements of Cash Flows (continued)

Cadence Bank and Subsidiaries

	Year Ended December 31,
(In thousands)	2024	2023	2022
Financing Activities:
Increase (decrease) in deposits, net	1,999,373	(459,654)	(863,976)
Net change in securities sold under agreement to repurchase and federal funds purchased	(427,900)	(457,220)	(373,452)
Net change in BTFP borrowings and short-term FHLB advances	(3,500,000)	399,769	3,100,231
Long-term borrowings called, repurchased, and repaid	(422,560)	(22,536)	(17,844)
Exercise of stock options	24,591	6,146	—
Repurchase of common stock	(35,443)	(2,410)	(183,584)
Cash dividends paid on common stock	(182,639)	(171,791)	(160,777)
Cash dividends paid on preferred stock	(9,488)	(9,488)	(9,488)
Cash paid for tax withholding on vested share-based compensation and other	(21,127)	(7,608)	(4,869)
Other, net	—	1,744	—
Net cash (used in) provided by financing activities	(2,575,193)	(723,048)	1,486,241
Net (decrease) increase in cash and cash equivalents	(2,500,689)	2,236,506	701,080
Cash and cash equivalents at beginning of period	4,232,265	1,995,759	1,294,679
Cash and cash equivalents at end of period	$1,731,576	$4,232,265	$1,995,759

Supplemental Cash Flow Disclosures

Cadence Bank and Subsidiaries

	Year Ended December 31,
(In thousands)	2024	2023	2022
Supplemental Disclosures
Cash paid during the period for:
Interest	$1,100,972	$885,661	$190,241
Income taxes, net of refunds	115,078	163,452	72,445
Cash paid for amounts included in lease liabilities	17,812	20,262	22,221
Non-cash investing activities, at fair value:
Acquisition of real estate and other assets in settlement of loans	7,917	7,531	4,337
Transfers of loans held for sale to loans	8,123	45,307	1,624
Transfers of loans to loans held for sale	102,202	26,083	23,533
Right of use assets obtained (reduced) in exchange for new operating lease liabilities	7,433	(657)	28,663
Increase in funding obligations for certain tax credit investments	60,093	152,222	83,765

See accompanying notes to consolidated financial statements.

8

Notes to Consolidated Financial Statements

Cadence Bank and Subsidiaries

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation

The Company is a regional bank with dual headquarters in Houston, Texas and Tupelo, Mississippi with $47.0 billion in total assets at December 31, 2024. The Company has commercial banking operations in Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, Missouri, Tennessee, and Texas. The Company and its subsidiaries provide commercial banking, leasing, mortgage origination and servicing, brokerage, trust, and investment advisory services to corporate customers, local governments, individuals, and other financial institutions through an extensive network of branches and offices.

The Company and its subsidiaries follow GAAP, including, where applicable, general practices within the banking industry. The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation. The assessment of whether or not the Company has a controlling interest (i.e., the primary beneficiary) in a VIE is performed on an on-going basis. All equity investments in non-consolidated VIEs are included in “other assets” in the Company’s consolidated balance sheets (see Note 23 for more information).

Effective May 17, 2024, the Company completed the sale of Cadence Business Solutions, LLC, its payroll processing business unit, resulting in a net gain on sale of approximately $12.0 million. The gain on sale was included in Other noninterest revenue within the accompanying consolidated statements of income.

Certain amounts reported in prior years have been reclassified to conform to the 2024 presentation. These reclassifications did not materially impact the Company’s consolidated financial statements.

In accordance with GAAP, the Company’s management evaluated subsequent events for potential recognition or disclosure in the consolidated financial statements through the date of the issuance of the consolidated financial statements.

Discontinued Operations

On October 24, 2023, the Company entered into the Stock Purchase Agreement regarding the sale of Cadence Insurance to Arthur J. Gallagher Risk Management Services, LLC and Arthur J. Gallagher & Co pursuant to which the Company agreed to sell all of the issued and outstanding shares of capital stock of Cadence Insurance to Gallagher for a purchase price of $904.0 million in cash, subject to customary purchase price adjustments. The transaction closed on November 30, 2023. Cadence Insurance’s operating results have been presented as “discontinued operations” within the accompanying consolidated statements of income. Cash flows from both continuing and discontinued operations are included in the consolidated statements of cash flows. There was no activity from these discontinued operations in 2024. See Note 2 and Note 19 for further discussion.

Nature of Operations

The Company operates under a state bank charter and is subject to regulation by the Federal Reserve Bank of St. Louis. The Company is a regional banking franchise with more than 350 branch locations across the South, Midwest and Texas. Services and products include consumer banking, consumer loans, mortgages, home equity lines and loans, credit cards, commercial and business banking, treasury management, specialized lending, asset-based lending, commercial real estate, equipment financing, correspondent banking, SBA lending, foreign exchange, wealth management, investment and trust services, financial planning, and retirement plan management.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are susceptible to significant change in the near term are the ACL, valuation of goodwill, intangible assets, and deferred income taxes.

9

Securities

AFS Securities

Securities classified as AFS are those debt securities that are intended to be held for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as AFS would be based on various factors, including movements in interest rates, liquidity needs, security risk assessments, changes in the mix of assets and liabilities and other similar factors. These securities are carried at their estimated fair value, and the net unrealized gain or loss is reported as AOCI, net of tax, until realized upon sale. Premiums and discounts are recognized in interest income using the effective interest method.

Realized gains and losses on the sale of securities AFS are determined by specific identification using the cost on a trade date basis and are included in securities (losses) gains, net in the Company’s consolidated statements of income.

The Company evaluates available for sale securities in an unrealized loss position to determine whether the decline in the fair value below the amortized cost basis (impairment) is due to credit-related factors or noncredit-related factors. Any impairment that is not credit related is recognized in other comprehensive income, net of applicable taxes. Credit-related impairment is recognized as an ACL on the balance sheet, limited to the amount by which the amortized cost basis exceeds the fair value with a charge to earnings. In evaluating available for sale securities in unrealized loss positions for impairment, management considers the magnitude and duration of the decline, as well as the reasons for the decline, whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, whether the Company would be required to sell the securities before a full recovery of costs and the results of reviews of the issuers’ financial condition, among other facts. See Note 3 for additional information on AFS securities.

Held-to-Maturity Securities

Securities classified as held-to-maturity are those debt securities for which there is a positive intent and ability to hold to maturity. These securities are carried at cost, adjusted for amortization of premium and accretion of discount, computed by the effective interest method. At December 31, 2024 and 2023, the Company did not have any held-to-maturity securities.

Trading Account Securities

Trading account securities are securities that are held for the purpose of selling them at a profit. The Company had no trading account securities at December 31, 2024 and 2023.

Securities Purchased and Sold Under Agreements to Resell or Repurchase

Securities purchased under agreements to resell are accounted for as short-term investments and securities sold under agreements to repurchase are accounted for as collateralized financing transactions and are recorded at the amounts at which the securities were acquired or sold plus accrued interest. The securities pledged as collateral are generally U.S. government and federal agency securities.

FHLB Stock

The Company has ownership in FHLB of Dallas stock which does not have readily determinable fair value and no quoted market value, as ownership is restricted to member institutions, and all transactions take place at par value with the FHLB as the only purchaser. Therefore, the Company accounts for this investment as a long-term asset and carries it at cost. Management’s determination as to whether this investment is impaired is based on management’s assessment of the ultimate recoverability of the par value (cost) rather than recognizing temporary declines in fair value. Investment in FHLB stock is required for membership in the FHLB system and in relation to the level of FHLB advances. FHLB stock is included in other assets in the accompanying consolidated balance sheets.

FRB Stock

In November 2024, the Company became a member of the Federal Reserve System. As a member bank, Cadence is required to purchase and hold shares of capital stock in the Federal Reserve Bank of St. Louis. The capital stock has no readily determinable fair value and no quoted market value since ownership is restricted to member institutions. Therefore, the capital stock is carried at cost. Impairment is based on management’s assessment on the recoverability of the cost rather than recognizing temporary declines in fair value. FRB stock is included in other assets in the accompanying consolidated balance sheets.

10

Derivative Financial Instruments and Hedging Activities

Derivative instruments are accounted for under the requirements of ASC Topic 815, Derivatives and Hedging. ASC 815 requires companies to recognize derivative instruments as either assets or liabilities in the consolidated balance sheets at fair value. The fair value of derivative positions outstanding is included in other assets and other liabilities in the accompanying consolidated balance sheets and in the net change in each of these financial statement line items in the accompanying consolidated statements of cash flows. The Company does not speculate using derivative instruments. See Note 20 for further discussion and details of derivative financial instruments and hedging activities.

Interest Rate Lock Commitments

In the ordinary course of business, the Company enters into certain commitments with customers in connection with residential mortgage loan applications for loans the Company intends to sell. Such commitments are considered derivatives under current accounting guidance and are required to be recorded at fair value. The change in fair value of these instruments is reflected currently in the mortgage banking revenue of the consolidated statements of income. The fair value of these derivatives is recorded on the consolidated balance sheets in other assets and other liabilities.

Forward Sales Commitments

The Company enters into forward sales commitments of MBS with investors to mitigate the effect of the interest rate risk inherent in providing interest rate lock commitments to customers. During the period from commitment date to closing date, the Company is subject to the risk that market rates of interest may change. In an effort to mitigate such risk, forward delivery sales commitments, under which the Company agrees to deliver certain MBS, are established. These commitments are non-hedging derivatives in accordance with current accounting guidance and recorded at fair value, with changes in fair value reflected currently in the mortgage banking revenue of the consolidated statements of income. The fair value of these derivatives is recorded on the consolidated balance sheets in other assets and other liabilities.

Agreements Not Designated as Hedging Derivatives

The Company enters into interest rate swap, floor, cap and collar agreements on commercial loans with customers to meet the financing needs and interest rate risk management needs of its customers. At the same time, the Company enters into offsetting interest rate swap agreements with a financial institution in order to minimize the Company’s interest rate risk. These interest rate agreements are non-hedging derivatives and are recorded at fair value with changes in fair value reflected in noninterest income. The fair value of these derivatives is recorded on the consolidated balance sheets in other assets and other liabilities.

Foreign Currency Contracts

The Company enters into certain foreign currency exchange contracts on behalf of its clients to facilitate their risk management strategies, while at the same time entering into offsetting foreign currency exchange contracts with another counterparty in order to minimize the Company’s foreign currency exchange risk. The contracts are short term in nature, and any gain or loss incurred at settlement is recorded as other noninterest income. The fair value of these contracts is reported in other assets and other liabilities. The Company does not apply hedge accounting to these contracts.

Risk Participation Agreements

Cadence has both bought and sold credit protection in the form of participations on interest rate swaps (swap participations). These swap participations, which meet the definition of credit derivatives, were entered into in the ordinary course of business to serve the credit needs of customers. Swap participations, whereby Cadence has purchased credit protection, entitle Cadence to receive a payment from the counterparty if the customer fails to make payment on any amounts due to Cadence upon early termination of the swap transaction. For contracts where Cadence sold credit protection, Cadence would be required to make payment to the counterparty if the customer fails to make payment on any amounts due to the counterparty upon early termination of the swap transaction.

Mortgage Servicing Right Hedges

The value of our MSR is dependent on changes in market interest rates. In order to mitigate the effects of changes in rate on the value of our MSR, the Company has used various instruments as an economic hedge. See Notes 17 and 20 for further information.

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Counterparty Credit Risk

Derivative contracts involve the risk of dealing with both bank customers and institutional derivative counterparties and their ability to meet contractual terms. Under Company policy, institutional counterparties must be approved by the Company’s Asset/Liability Management Committee. The Company’s credit exposure on derivatives is limited to the net fair value for each counterparty.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the transferred assets is surrendered. Control is generally considered to have been surrendered when 1) the transferred assets are legally isolated from the Company or its consolidated affiliates, even in bankruptcy or other receivership, 2) the transferee has the right to pledge or exchange the assets with no conditions that constrain the transferee and provide more than a trivial benefit to the Company, and 3) the Company does not maintain the obligation or unilateral ability to reclaim or repurchase the assets. If these sale criteria are met, the transferred assets are removed from the Company’s balance sheet and a gain or loss on sale is recognized. If not met, the transfer is recorded as a secured borrowing, and the assets remain on the Company’s balance sheet, the proceeds from the transaction are recognized as a liability, and gain or loss on sale is deferred until the sale criterion are achieved.

Loans Held-for-Sale

Mortgage Loans Held-for-Sale

The Company has elected to carry loans held-for-sale at fair value. The fair value of loans held-for-sale is based on commitments outstanding from investors as well as what secondary markets are currently offering for portfolios with similar characteristics. Loans held-for-sale are subjected to recurring fair value adjustments. Loan sales are recognized when the transaction closes, the proceeds are collected, ownership is transferred and, through the sales agreement, continuing involvement consists of the right to service the loan for a fee for the life of the loan, if applicable. Gains and losses on the sale of loans held-for-sale are recorded as part of mortgage banking revenue on the consolidated statements of income. Fees on mortgage loans sold individually in the secondary market, including origination fees, service release premiums, processing and administrative fees, and application fees, are recognized as mortgage banking revenue in the period in which the loans are sold.

Buyers generally have recourse to return a purchased loan to the Company under limited circumstances. Recourse conditions may include early payment default, breach of representations or warranties, and documentation deficiencies. During 2024, 2023, and 2022, an insignificant number of loans were returned to the Company. At December 31, 2024 and 2023, the Company had reserved $1.8 million and $2.3 million, respectively, for probable losses from representation and warranty obligations.

GNMA optional repurchase programs allow financial institutions to buy back individual delinquent mortgage loans that meet certain criteria from the securitized loan pool for which the institution provides servicing. At the servicer’s option and without GNMA’s prior authorization, the servicer may repurchase such a delinquent loan for an amount equal to 100% of the remaining principal balance of the loan. Under ASC 860, this buyback option is considered a conditional option until the delinquency criteria are met, at which time the option becomes unconditional. When the Company is deemed to have regained effective control over these loans under the unconditional buyback option, the loans can no longer be reported as sold and must be brought back onto the consolidated balance sheet as loans held-for-sale, regardless of whether the Company intends to exercise the buy-back option. These loans are reported as held-for-sale in accordance with GAAP with the offsetting liability being reported as other liabilities. Refer to Note 13 for additional information.

Commercial Loans Held-for-Sale

The Company originates certain commercial loans for which a portion is intended for sale. The Company also transfers certain commercial loans to held-for-sale when management has the intent to sell the loan or a portion of the loan in the near term. These held-for-sale loans are recorded at fair value. At the time of transfer, write-downs on the loans are recorded as charge-offs and a new cost basis is established. Any subsequent fair value adjustment is determined on an individual loan basis and is recognized as a valuation allowance with any charges included in other noninterest expense. Gains and losses on the sale of these loans are included in other noninterest income when realized.

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Loans and Leases and Related Provision and ACL

Loans and leases are presented in the consolidated financial statements at amortized cost. The components of amortized cost include unpaid principal balance, unamortized discounts and premiums, and unamortized deferred fees and costs. Interest income is recognized based on the principal balance outstanding and the stated rate of the loan. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield on the related loan. Loans acquired through acquisition are initially recorded at fair value. Discounts and premiums created when the loans were recorded at their estimated fair values at acquisition are accreted over the remaining term of the loan as an adjustment to the related loan’s yield. In the event of a loan pay-off, the remaining net deferred origination fees, and unamortized discounts and premiums are automatically recognized into income. Where doubt exists as to the collectability of the loans and leases, interest income is recorded as payment is received.

The Company’s policy provides that loans and leases are generally placed in nonaccrual status if, in management’s opinion, payment in full of principal or interest is not expected or payment of principal or interest is more than 90 days past due for commercial loans and 120 days past due for consumer loans, unless the loan or lease is both well-secured and in the process of collection. Once placed in nonaccrual status, all accrued but uncollected interest related to the current fiscal year is reversed against the appropriate interest and fee income on loans and leases account with any accrued but uncollected interest related to prior fiscal years is charged off against the ACL.

The ACL is maintained through charges to income in the form of a provision for credit losses at a level management believes is adequate to absorb an estimate of expected credit losses over the contractual life of the loan portfolio as of the reporting date. Events that are not within the Company’s control, such as changes in economic conditions, could change subsequent to the reporting date and could cause the ACL to be overstated or understated. The amount of the ACL is affected by loan charge-offs, which decreases the ACL; recoveries on loans previously charged off, which increases the ACL; the provision for credit losses charged to income, which increases the ACL; and the release of provision for credit losses charged to income, which decreases the ACL.

PCD (Loss) is an internal grade for loans with evidence of deterioration of credit quality since origination that are acquired, and for which it is probable, at acquisition, that the bank will be unable to collect all contractually required payments. Specific provisions related to PCD (Loss) loans found in ASC 326 include:

●	ASC 326 provides special initial recognition and measurement for the Day One accounting for PCD assets.

●	ASC 326 requires entities that purchase certain financial assets (or portfolios of financial assets) with the intention of holding them for investment to determine whether the assets have experienced more-than-insignificant deterioration in credit quality since origination.

●	More-than-insignificant deterioration will generally be determined by the asset’s delinquency status, credit risk rating, accruing status or other indicators of credit deterioration since origination.

●	An entity initially measures the amortized cost of a PCD asset by adding the acquisition date estimate of expected credit losses to the asset’s purchase price. Because the initial estimate for expected credit losses is added to the purchase price to establish the Day One amortized cost, PCD accounting is commonly referred to as a “gross-up” approach. There is no credit loss expense recognized upon acquisition of a PCD asset; rather the “gross-up” is offset by establishment of the initial allowance.

●	After initial recognition, the accounting for a PCD asset will generally follow the credit loss model.

●	Interest income for a PCD asset is recognized using the EIR calculated at initial measurement. This EIR is determined by comparing the amortized cost basis of the instrument to its contractual cash flows, consistent with ASC 310-20. Accordingly, since the PCD gross-up is included in the amortized cost, the purchase discount related to estimated credit losses on acquisition is not accreted into interest income. Only the noncredit-related discount or premium is accreted or amortized, using the EIR that was calculated at the time the asset was acquired.

Loans of $1.0 million or more that are identified as collateral-dependent, which generally include loans internally graded as impaired or PCD Loss loans, are reviewed by the Impairment Working Group which approves the amount of specific reserve, if any, and/or charge-off amounts. For loans which are determined to be collateral dependent, the value assigned for collateral support is influenced by current appraisals, foreclosure bid estimates, market conditions, aging of accounts receivable or inventory, equipment documentation, observable market prices, estimates of enterprise or economic value, legal issues, appraisal assumptions and property condition among other factors. For real estate secured loans, collateral support will be determined by the current appraisals ordered and reviewed by the Appraisal Department, less discounts including foreclosure/ bank ownership, taxes and cost to sell. Generally, an individual reserve of the difference between the Bank’s amortized cost and the collateral support is recorded. A reserve of zero is appropriate when the collateral support equals or exceeds the amortized cost of the loan. The Impairment Working Group reviews the results of each evaluation and approves the final specific provision amounts, which are then included in the analysis of the adequacy of the ACL in accordance with ASC 326.

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New collateral valuations are generally ordered for loans $1.0 million or greater that have characteristics of potential specific provision, such as delinquency or other loan-specific factors identified by management, when current collateral support (dated within the prior 12 months) is not available or when the current collateral support uses assumptions that are not consistent with the expected disposition of the loan collateral. In order to measure a specific provision properly at the time that a loan is reviewed, a bank officer may estimate the collateral support based upon earlier collateral valuations received from outside appraisers, sales contracts, approved foreclosure bids, comparable sales, officer estimates or current market conditions until a new collateral valuation is received. This estimate can be used to determine the extent of the specific provision on the loan. Management performs a review of the pertinent facts and circumstances of each collateral-dependent loan, such as changes in outstanding balances, information received from loan officers and receipt of re-appraisals, at least quarterly. As of each review date, management considers whether additional provision and/or charge-offs should be recorded based on recent activity related to the loan-specific collateral as well as other relevant comparable assets. Any adjustment to reflect further exposure, either because management’s periodic review or as a result of updated collateral support, is made through recording additional ACL provisions and/or charge-offs.

When a guarantor is relied upon as a source of repayment, the Company analyzes the strength of the guaranty. This analysis varies based on circumstances but may include a review of the guarantor’s personal and business financial statements and credit history, a review of the guarantor’s tax returns, and the preparation of a cash flow analysis of the guarantor. Management will continue to update its analysis on individual guarantors as circumstances change.

In the normal course of business, management may grant modifications to borrowers that are experiencing financial difficulty. Loans identified as meeting the criteria under ASC 310 are identified as an FDM. Any modification, renewal or forbearance on loans assigned a rating of “Special Mention” or worse, and loans of any rating which show evidence of financial difficulty is reviewed to determine whether the borrower is experiencing financial difficulty and if so, which terms of the loan were modified.

If the borrower is experiencing financial difficulty and the loan is modified via forgiveness of principal, reduction in interest rate to a rate below current market rates for issuance, payment extension or deferral for greater than 6 months (including extensions granted in the past 12 months), term or maturity date extension, or combination of these specific modification terms, the modification requires disclosure. See Note 4 for the Company’s reportable modifications.

In the normal course of business, the Company assumes risks in extending credit. The Company manages these risks through underwriting in accordance with its lending policies, loan review procedures and the diversification of its loan and lease portfolio. Although it is not possible to predict credit losses with certainty, management regularly reviews the characteristics of the loan and lease portfolio to determine its overall risk profile and quality.

The provision for credit losses is the periodic cost (or credit) of providing an allowance or reserve for expected losses on loans and leases. The Board of Directors has appointed a Credit Committee, composed of senior management and lending administration staff which meets on a quarterly basis, or more frequently if required, to review the recommendations of several internal working groups developed for specific purposes including the ACL, specific provision amounts, and charge-offs. The ACL Working Group bases its estimates of credit losses on three primary components: (1) estimates of expected losses that exist in various segments of performing loans and leases over the remaining life of the loan portfolio using a reasonable and supportable economic forecast; (2) specifically identified losses in individually analyzed credits which are collateral dependent; and (3) qualitative factors related to economic conditions, portfolio concentrations, regulatory policy updates, and other relevant factors that address estimates of expected losses not fully addressed based upon management’s judgment of portfolio conditions.

For modeling purposes, loans with similar loan characteristics (including but not limited to underwriting factors, borrower financial conditions, credit history, collateral type, market conditions, etc.) are run individually through one of several credit risk models to determine a one year probability of default and loss given default. These two figures are then multiplied to create a one-year expected loss. All loans are then further segmented by portfolio for inclusion in one of several ACL models to estimate the loan’s lifetime losses based on its one-year loss estimate. The lifetime loss estimate generated by the model component includes a macroeconomic forecast that includes several factors over a reasonable and supportable period, which the Company has determined is an eight quarter time period. After the reasonable and supportable period, all loans revert to their historic one year expected loss estimates. The group may also consider the results of alternate models and calculations to ensure that the reserve includes all appropriate risk components.

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The Company’s reasonable and supportable eight quarter economic forecast is utilized to estimate credit losses before reverting to longer term historical loss experience. The Company subscribes to various economic services and publications to assist with the development of inputs used in the modeling and qualitative framework for the ACL calculation. The economic forecast considers changes in real gross domestic product, nominal disposable income, unemployment rate, equity valuations and related volatility, valuations for residential and commercial real estate, and other indicators that may be correlated with the Company’s expected credit losses.

The Company excludes accrued interest from interest income when it is determined that it is probable that all contractual principal and interest will not be collected for loans. For loans with available commitments that are not unconditionally cancellable, expected losses are calculated by applying comparable loss rates on funded loans to the unfunded commitment balances. In addition, the loan type and expected line utilization are considered when estimating losses on unfunded commitments.

Attention is paid to the quality of the loan and lease portfolio through a formal loan review process. An independent loan review department of the Company is responsible for reviewing the credit rating and classification of individual credits and assessing trends in the portfolio, adherence to internal credit policies and procedures and other factors that may affect the overall adequacy of the ACL. The ACL Working Group is responsible for ensuring that the ACL provides adequate coverage of expected losses. The ACL Working Group meets at least quarterly to determine the amount of adjustments to the ACL. The ACL Working Group is composed of senior management from the Company’s credit administration, risk, and finance departments. The Impairment Working Group is responsible for evaluating individual loans that have been specifically identified through various channels, including examination of the Company’s watch list, past due listings, and loan officer assessments. For all loans identified, an analysis is prepared to determine if the loan is collateral dependent and the extent of any loss exposure to be reviewed by the Impairment Working Group. The Impairment Working Group reviews all loans restructured in an FDM if the loan is $1.0 million or greater to determine if it is probable that the Company will be unable to collect the contractual principal and interest on the loan. An evaluation of the circumstances surrounding the loan is performed to determine whether the loan was collateral-dependent. The fair value of the underlying collateral is considered if the loan is collateral-dependent. The Impairment Working Group meets at least quarterly. The Impairment Working Group is made up of senior management from the Company’s lending administration, risk, and finance departments.

If a loan to a borrower experiencing financial difficulty is modified, regardless of the modification type, the loan is individually evaluated and reserved for as needed. Should the borrower’s financial condition, collateral protection or performance deteriorate, warranting reassessment of the loan rating or specific provision, additional reserves and/or charge-offs may be required.

Any loan or portion thereof which is classified as “loss” or which is determined by management to be uncollectible, because of factors such as the borrower’s failure to pay interest or principal, the borrower’s financial condition, economic conditions in the borrower’s industry or the inadequacy of underlying collateral, is charged off. See Note 4 for additional information on loans and leases and Note 5 for additional information on the ACL.

Premises and Equipment

Premises and equipment are stated at cost, less accumulated depreciation and amortization. Provisions for depreciation and amortization, computed using straight-line methods, are charged to expense over the estimated useful lives of the assets. Costs of major additions and improvements are capitalized. Expenditures for routine maintenance and repairs are charged to expense as incurred. Upon retirement, sale, or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the accounts, and any gains or losses are included in income. See Note 6 for additional information.

Leases

The Company leases various premises and equipment. At the inception of the contract, the Company determines if an arrangement is or contains a lease and will recognize on the balance sheet a lease asset for its right to use the underlying asset and a lease liability for the corresponding lease obligation for contracts longer than a year. Both the asset and liability are initially measured at the present value of the future minimum lease payments over the lease term. In determining the present value of lease payments, the Company uses our incremental borrowing rate as the discount rate for the leases.

The Company has elected the practical expedient to not separate non-lease components from lease components and instead to account for both as a single lease component. The Company’s leases do not contain residual value guarantees or material variable lease payments. The Company does not have any material restrictions or covenants imposed by leases that would impact the Company’s ability to pay dividends or cause the Company to incur additional financial obligations.

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The Company elected to apply the short-term lease exception to existing leases that meet the definition of a short-term lease (less than 12 months), considering the lease term from the commencement date, not the remaining term at the date of adoption. Certain of the Company’s leases contain options to renew the lease therefore these renewal options are included in the determination of the capitalization period and calculation of the lease liability and ROU asset as they are reasonably certain to be exercised.

Leases for which the Company is the lessor are substantially all accounted for as operating leases and the lease components and non-lease components are accounted for separately. The remaining lease periods vary from one month to five years and the contractual maturities of gross lease receivables were not material to the financial position of our Company. See Note 7 for additional required disclosures under ASC 842.

OREO and Repossessed Assets

OREO consists of properties acquired through foreclosure. Repossessed assets consists of non-real estate assets acquired in partial or full settlement of loans. OREO and repossessed assets totaled $5.8 million and $6.2 million at December 31, 2024 and 2023, respectively, and included in other assets in the accompanying consolidated balance sheets. These assets are recorded at fair value, less estimated costs to sell, on the date of foreclosure or repossession, establishing a new cost basis for the asset. Subsequent to the foreclosure or repossession date the asset is maintained at the lower of cost or fair value. Any write-down to fair value required at the time of foreclosure or repossession is charged to the ACL. Subsequent gains or losses resulting from the sale of the property or additional valuation allowances required due to further declines in fair value are reported in other noninterest expense.

Goodwill and Other Intangible Assets

Goodwill is not amortized but is evaluated for impairment at least annually in the fourth quarter, or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. As part of its testing, the Company may elect to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the results of the qualitative assessment indicate that more likely than not a reporting unit’s fair value is less than its carrying amount, the Company determines the fair value of the respective reporting unit (through the application of various quantitative valuation methodologies) relative to its carrying amount to determine whether quantitative indicators of potential impairment are present (i.e., Step 1). The Company may also elect to bypass the qualitative assessment and begin with Step 1. If the results of Step 1 indicate that the fair value of the reporting unit is below its carrying amount, the Company will recognize an impairment loss for the amount that the reporting unit’s carrying amount exceeds its fair value (up to the amount of goodwill recorded). A reporting unit is defined as an operating segment or a component of that operating segment. Reporting units may vary, depending on the level at which performance of the segment is reviewed. If impaired, the asset is written down to its estimated fair value. No impairment charges were recognized in any reporting unit through December 31, 2024. See Note 8 for additional information.

Other identifiable intangible assets consist primarily of core deposit premiums and customer relationships arising from acquisitions. These intangibles were established using the discounted cash flow approach and are being amortized using an accelerated method over the estimated remaining life of each intangible recorded at acquisition. Additionally, trademarks and trade names, considered finite-lived intangible assets, are reviewed for impairment when events or changes in circumstances indicate that the asset’s carrying amount may not be recoverable from undiscounted future cash flows or that it may exceed its fair value. No impairment to these intangible assets has been identified in any period presented.

Servicing Rights Assets

The Company recognizes as assets the rights to service mortgage loans for others, known as MSR. The Company records MSR at fair value for all loans sold on a servicing retained basis with subsequent adjustments to fair value of MSR in accordance with ASC 860. An estimate of the fair value of the Company’s MSR is determined utilizing assumptions about factors such as mortgage interest rates, discount rates, mortgage loan prepayment speeds, market trends and industry demand. Because the valuation is determined by using discounted cash flow models, the primary risk inherent in valuing the MSR is the impact of fluctuating interest rates on the estimated life of the servicing revenue stream. The use of different estimates or assumptions could also produce different fair values. The Company is susceptible to fluctuations in MSR value in changing interest rate environments. MSR are included in the other assets category of the consolidated balance sheet. Changes in the fair value of MSR are recorded as part of mortgage banking revenue on the consolidated statements of income. See Note 17 for additional information.

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Cash Surrender Value of Life Insurance

The Company invests in BOLI, which involves the purchasing of life insurance on selected employees. The Company is the owner of the policies and, accordingly, the cash surrender value of the policies is included in total assets and increases in cash surrender values are reported as income in the consolidated statements of income. The cash value accumulation on BOLI is permanently tax deferred if the policy is held to the insured person’s death and certain other conditions are met.

VIE and Other Investments

The Company is deemed to be the primary beneficiary and required to consolidate a VIE if it has a variable interest in the VIE that provides it with a controlling financial interest. For such purposes, the determination of whether a controlling financial interest exists is based on whether a single party has both the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and the obligation to absorb the losses of the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. Conclusions reached regarding which interest holder is a VIE’s primary beneficiary must be continuously evaluated. The Company has determined that certain of its investments meet the definition of VIE.

The Company invests in certain affordable housing projects as a limited partner and accounts for these investments and the related tax credits using either the effective yield method or the proportional amortization method, depending upon the date of the investment. Under the effective yield method, the Company recognizes the tax credits as they are allocated and amortizes the initial costs of the investments to provide a constant effective yield over the period that the tax credits are allocated. Under the proportional amortization method, the Company amortizes the cost of the investment in proportion to the tax credits and other tax benefits received and recognizes the net investment performance in the income statement as a component of income tax expense.

Equity securities with readily determinable fair values not held for trading consist of marketable equity securities which are carried at fair value with changes in fair value reported in net income.

For other investments in limited partnerships without readily determinable fair values, the Company has elected to account for these investments using the practical expedient of the fair value of underlying net asset value. For investments in other limited partnerships without readily determinable fair values that do not qualify for the practical expedient, these investments are accounted for at their cost minus impairment, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. Any changes in fair value are reported in net income. See Note 23 for additional information about our variable interest entities and other investments.

Pension and Postretirement Benefits

The Company accounts for its defined benefit pension plans using an actuarial model that uses an approach which allocates pension costs over the service period of employees in the plan. The Company also accounts for its other postretirement benefits by recognizing net periodic postretirement benefit costs as employees render the services necessary to earn their postretirement benefits. The principle underlying the accounting is that employees render service ratably over the service period and, therefore, the income statement effects of the Company’s defined benefit pension and postretirement benefit plans should follow the same pattern. The Company accounts for the over-funded or under-funded status of its defined benefit and other postretirement plans as an asset or liability in its consolidated balance sheets.

The discount rate is the rate used to determine the present value of the Company’s future benefit obligations for its pension and other postretirement benefit plans. The Company determines the discount rate with the assistance of its actuary using the actuary’s proprietary model. The Company determined the discount rate by developing a level equivalent yield using its actuary’s model at December 31, 2024 and incorporating the expected cash flows from the Cadence Bank Retirement Plan (the “Basic Plan”), the Cadence Bank Restoration Plan (the “Restoration Plan”) and the Cadence Bank Supplemental Executive Retirement Plan (the “Supplemental Plan”). See Note 12 for additional information.

The Company offers a 401(k) defined contribution benefit plan to its employees. The plan provides for a 100% match of employee contributions up to five percent of employee compensation. All contributions and related earnings are 100% vested.

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As a result of the prior acquisitions, the Company has various legacy unqualified supplemental retirement plans. The plans allow for fixed payment amounts to begin on a monthly or annual basis at a specified age. The annual cost charged to expense and the estimated present value of the projected payments was determined in accordance with the provisions of ASC 710 and ASC 715. The present value of projected payments is recorded as a liability in the Company’s consolidated balance sheets. The Company provided a voluntary deferred compensation plan for certain of its executive and senior officers. Under this plan, the participants were allowed to defer up to 25% of their base compensation and 100% of certain incentive compensation. The Company could, but was not obligated to, contribute to the plan. Amounts contributed to this plan were credited to a separate account for each participant and are subject to a risk of loss in the event of the Company’s insolvency. The Company made no contributions to this plan in 2024, 2023, or 2022.

Share-Based Compensation

The Company administers several long-term incentive compensation plans that provide for the granting of various forms of incentive share-based compensation. The Company values these units at the grant date fair value and recognizes expense over the requisite service period. The Company’s share-based compensation costs are recorded as a component of salaries and employee benefits in the consolidated statements of income. The Company has elected to account for forfeitures of share-based compensation awards as they occur, and compensation cost is recorded assuming all recipients will complete the requisite service period. If an employee forfeits an award because they do not complete the requisite service period, the Company will reverse compensation cost previously recognized in the period the award is forfeited. Upon the exercise of stock options, the granting of restricted stock awards, or the vesting of share-based awards, the Company would fulfill these events by issuing new common shares. At December 31, 2024, the Company believes there are adequate authorized common shares to satisfy anticipated share-based award vesting in 2025. See Note 14 for additional information.

Income Taxes

The Company and its significant subsidiaries are subject to income taxes in federal, state and local jurisdictions, and such corporations account for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The recognition of a deferred tax asset is dependent upon a “more likely than not” expectation of realization of the deferred tax asset, based upon the analysis of available evidence. The deferred tax asset recoverability is calculated using a consistent approach, which considers the relative impact of negative and positive evidence, including review of historical financial performance, and all sources of future taxable income, such as projections of future taxable income exclusive of future reversals of temporary differences and carryforwards, tax planning strategies, and any carryback availability. A valuation allowance is required to sufficiently reduce the deferred tax asset to the amount that is expected to be realized on a “more likely than not” basis. Changes in the valuation allowance are generally recorded through income. See Note 11 for more information about the Company’s income taxes.

Common Stock Repurchases

The Company purchases shares of its common stock pursuant to share repurchase programs authorized by its Board of Directors. Repurchased shares are available for use in the Company’s share-based compensation programs and other transactions or for other corporate purposes as determined by the Company’s Board of Directors. At the date of repurchase, shareholders’ equity is reduced by the repurchase price. See Note 18 for additional information.

Revenue Recognition

Service Charges on Deposit Accounts

Service charges on deposit accounts consist of non-sufficient funds fees, account analysis fees, and other service charges on deposits which consist primarily of monthly account fees. Non-sufficient funds fees are recognized at the time the account overdraft occurs in accordance with regulatory guidelines. Account analysis fees consist of fees charged to certain commercial demand deposit accounts based upon account activity (and reduced by a credit which is based upon cash levels in the account). The Company’s performance obligation for these fees is satisfied and related revenue recognized, when the service is rendered.

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Fees and Other Service Charges

Fees and other service charges primarily consist of debit and credit card income, merchant services and other service fees. These fees are earned at a point in time as the Company’s performance obligation for service charges are satisfied, and related revenue recognized, when the services are rendered.

Assets Under Administration and Asset Management Fees

The Company does not include assets held in fiduciary or agency capacities in the consolidated balance sheets, as such items are not assets of the Company. Fees from asset management activities are recorded on an accrual basis, over the period in which the service is provided. Fees are a function of the market value of assets administered and managed, the volume of transactions, and fees for other services rendered, as set forth in the underlying client agreement. This revenue recognition involves the use of estimates and assumptions, including components that are calculated based on estimated asset valuations and transaction volumes. The Company does not earn performance-based incentives. The Company’s performance obligation for these fees is satisfied, and related revenue recognized, when services are rendered.

Advisory Fees for Brokerage Services

Advisory fees for brokerage services are collected monthly through a third-party vendor at a predetermined rate in the contract. Revenue for such performance obligations are recognized at the time the performance obligations are satisfied and is reflected in the Wealth Management line in the consolidated statements of income.

Credit Related Fees

Credit related fees primarily include fees assessed on the unused portion of commercial lines of credit (“unused commitment fees”) and syndication agent fees. Unused commitment fees are recognized over the period of the related commitment. Syndication agent fees are earned to act as an agent for a period of time, usually one year. Arranger fees are earned to arrange a syndicate of lenders and are generally recognized when the transaction is closed.

Bankcard Fees

Bankcard fees include primarily bankcard interchange revenue, which is recorded when services are provided.

Payroll Processing Revenue

Payroll processing revenue consists principally of payroll processing fees, property and casualty brokerage and employee benefits brokerage. Payroll processing fees are charged as the services are provided and the Company satisfied its performance obligation simultaneously. Property and casualty brokerage include the brokerage of both personal and commercial coverages. The placement of the policy is completion of the Company’s performance obligation and revenue is recognized at that time. The Company’s commission is a percentage of the premium. Employee benefits brokerage consists of assisting companies in designing and managing comprehensive employee benefit programs. The services provided by the Company are collectively benefit management services which are considered a bundle of services that are highly interrelated. Each of the underlying services are activities to fulfill the benefit management service and are not distinct and separate performance obligations. Revenue is recognized over the contract term as services are rendered on a monthly basis. Customer payments are usually received on a monthly basis. This revenue is reflected in Other Income in the consolidated statements of income. During 2024, the Company completed the sale of Cadence Business Solutions, LLC, its payroll processing business unit, which discontinued this revenue stream.

SBA Income

SBA income consists of gains on sales of SBA loans, servicing fees, changes in the fair value of servicing rights, and other miscellaneous fees. Servicing fee income is recorded for fees earned for servicing SBA loans. The fees are based on a contractual percentage of the outstanding principal or a fixed amount per loan and are recorded as income when earned. This revenue is reflected in Other Income in the consolidated statements of income.

Advertising Costs

Advertising costs are expensed when the service is provided. See Note 22 for additional information.

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Basic and Diluted EPS

Basic and diluted EPS are calculated in accordance with ASC 260, Earnings Per Share. Basic EPS is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS is computed using the weighted-average number of shares determined for the basic EPS computation plus the shares resulting from the assumed exercise of all outstanding share-based awards using the treasury stock method. See Note 15 for additional information.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, pension liability and cash flow hedges, are reported as a separate component of the shareholders’ equity section of the consolidated balance sheets, such items, along with net income, are components of comprehensive income. See Note 16 for additional information.

Cash Flows

For purposes of reporting cash flows, cash and cash equivalents include cash on hand and amounts due from banks, interest bearing deposits with banks, and federal funds sold. Generally, federal funds are sold for one to seven day periods.

Cash flows from loans, either originated or acquired, are classified at the time according to management’s intent to either sell or hold the loan for the foreseeable future. When management’s intent is to hold the loan for the foreseeable future, the cash flows of that loan are presented as investing cash flows.

Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Company enters into off-balance sheet financial instruments consisting of commitments to extend credit, credit card lines, standby letters of credit and commitments to purchase securities. Such financial instruments are recorded in the consolidated financial statements when they are exercised.

Fair Value of Financial Instruments

Fair value estimates are made at a specific point in time, based on relevant market information and other information about the Company’s financial instruments. These estimates do not reflect any premium or discount that could result from offering for sale, at one time, the entire holdings of a particular financial instrument. Because no market exists for a portion of the financial instruments, fair value estimates are also based on judgments regarding estimated cash flows, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Management employs independent third-party pricing services to provide fair value estimates for the Company’s financial instruments. Management uses various procedures to validate that the prices received from pricing services and quotations received from dealers are reasonable for each relevant financial instrument, including reference to relevant broker/ dealer quotes or other market quotes and a review of valuations and trade activity of comparable securities. Consideration is given to the nature of the quotes (e.g., indicative or firm) and the relationship of recently evidenced market activity to the prices provided by the third-party pricing service.

Understanding the third-party pricing service’s valuation methods, assumptions and inputs used by the firm is an important part of the process of determining that reasonable and reliable fair values are being obtained. Management evaluates quantitative and qualitative information provided by the third-party pricing services to assess whether they continue to exhibit the high level of expertise that management relies upon.

Fair value estimates are based on existing financial instruments on the consolidated balance sheets, without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include deferred income taxes, premises and equipment, goodwill and other intangible assets. In addition, the income tax ramifications related to the realization of the unrealized gains and losses on financial instruments can have a significant effect on fair value estimates and have not been considered in any of the estimates. For further information about fair value measurements, see Note 13.

20

Related Party Transactions

In the normal course of business, loans are made to directors and executive officers and to companies in which they have a significant ownership interest. In the opinion of management, these loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other parties, are consistent with sound banking practices, and are within applicable regulatory and lending limitations. The aggregate balances of related party loans and deposits are insignificant at December 31, 2024 and 2023.

Recently Adopted Accounting Pronouncements

ASU No. 2022-03

In June 2022, the FASB issued ASU No. 2022-03, Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions. The amendments in the ASU clarify that a contractual restriction on the sale of an equity security is not considered part of the unit of account of the equity security and, therefore, is not considered in measuring fair value. The ASU introduces new disclosure requirements to provide investors with information about the restriction including the nature and remaining duration of the restriction.

The guidance became effective for Cadence beginning January 1, 2024. Cadence does not include contractual sale restrictions as adjustments to the measured fair value of our equity securities. The adoption of this guidance had no immediate impact to our consolidated financial statements.

ASU No. 2023-01

In March 2023, the FASB issued ASU No. 2023-01, Leases (Topic 842): Common Control Arrangements which amends the accounting for common control leasing arrangements. The ASU requires all entities to amortize leasehold improvements associated with common control leases over the useful life to the common control group.

The guidance became effective for Cadence beginning January 1, 2024. Cadence adopted this guidance on a prospective basis. The adoption of this guidance had no immediate impact to our consolidated financial statements.

ASU No. 2023-02

In March 2023, the FASB issued ASU No. 2023-02, Investments—Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Tax Credit Structures Using the Proportional Amortization Method. The ASU allows entities to elect the proportional amortization method, on a tax-credit-program-by-tax-credit-program basis, for all equity investments in tax credit programs meeting the eligibility criteria in ASC 323-740-25-1. The ASU further prescribes specific information reporting entities must disclose about tax credit investments each period.

This guidance became effective for Cadence beginning January 1, 2024. Cadence adopted this guidance on a modified- retrospective basis. Cadence evaluated all investments for which it still expects to receive income tax credits or other income tax benefits as of January 1, 2024, to determine which investments qualified for the proportional amortization method as of the date the investment was entered into. Based on Cadence’s assessment of investments’ eligibility for proportional amortization as of January 1, 2024, Cadence had NMTC and HTC investments with investment balances of approximately $36 million that were eligible for the proportional amortization method and for which Cadence still expects to receive income tax credits and other income tax benefits of approximately $51 million in future periods.

The Company recorded a cumulative-effect adjustment to retained earnings for the difference between (1) the cumulative amortization recognized for the eligible investments from investment inception through January 1, 2024, under the equity method of accounting, and (2) the cumulative amortization that would be recognized for the same period under the proportional amortization method. The Company’s cumulative adoption adjustment of $1.5 million was recorded to retained earnings and represents the excess amortization expense under the equity method of accounting and removal of the remaining deferred tax liabilities associated with the eligible investments as of January 1, 2024.

ASU No. 2023-07

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The amendments in the ASU improve reportable segment disclosure requirements primarily through enhanced disclosures about significant segment expenses. The amendments in the ASU are effective for annual periods beginning after December 15, 2023. As this guidance is solely disclosure related, there was no quantitative impact to the Company’s consolidated financial statements. See Note 19 for additional information.

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Pending Accounting Pronouncements

ASU No. 2023-05

In August 2023, the FASB issued ASU No. 2023-05, Business Combinations—Joint Venture Formations (Subtopic 805-60): Recognition and Initial Measurement. The ASU applies to the formation of entities that meet the definition of a joint venture (or a corporate joint venture) as defined in the FASB ASC Master Glossary. The amendments in the ASU require that a newly formed joint venture, upon formation, would initially measure its assets and liabilities at fair value (with exceptions to fair value measurement that are consistent with the business combinations guidance). The ASU allows a joint venture to apply measurement period guidance in accordance with ASC 805-10, allowing the amounts recognized upon formation to be adjusted for provisional items during the measurement period not to exceed one year from the formation date.

The ASU does not amend the definition of a joint venture, the existing guidance for the accounting by an equity method investor for its investment in a joint venture, or the accounting by a joint venture for contributions received subsequent to formation.

The amendments are effective prospectively for all joint ventures with a formation date on or after January 1, 2025, and early adoption is permitted. A joint venture that was formed before the effective date of the ASU may elect to apply the amendments retrospectively if it has sufficient information. The Company does not anticipate any significant impact from this guidance on its consolidated financial statements.

ASU No. 2023-06

In October 2023, the FASB issued ASU No. 2023-06, Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative, that incorporates certain SEC disclosure requirements into the FASB Accounting Standards Codification. The amendments in the ASU are expected to clarify or improve disclosure and presentation requirements of a variety of Codification Topics, allow users to more easily compare entities subject to the SEC’s existing disclosures with those entities that were not previously subject to the requirements, and align the requirements in the Codification with the SEC’s regulations.

The ASU modifies the disclosure or presentation requirements of a variety of Topics in the Codification. The requirements are relatively narrow in nature. Some of the amendments represent clarifications to, or technical corrections of, the current requirements.

The effective date for each amendment will be the date on which the SEC removes that related disclosure from its rules. If by June 30, 2027, the SEC has not removed the related disclosure from its regulations, the amendments will be removed from the Codification and not become effective for any entity. As this guidance is solely disclosure related, there will be no quantitative impact to the Company’s consolidated financial statements.

ASU No. 2023-08

In December 2023, the FASB issued ASU No. 2023-08, Intangibles—Goodwill and Other—Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets. The amendments are intended to improve the accounting for certain crypto assets by requiring an entity to measure those crypto assets at fair value each reporting period with changes in fair value recognized in net income. The amendments also improve the information provided to investors about an entity’s crypto asset holdings by requiring disclosure about significant holdings, contractual sale restrictions, and changes during the reporting period.

The amendments in the ASU are effective for fiscal years beginning after December 15, 2024, including interim periods within those fiscal years. Early adoption is permitted for both interim and annual financial statements that have not yet been issued (or made available for issuance). If amendments are adopted in an interim period, they must be adopted as of the beginning of the fiscal year that includes that interim period. The Company currently does not have and does not anticipate to have exposure to crypto assets and does not expect the adoption of this guidance to have any significant impact on its consolidated financial statements.

22

ASU No. 2023-09

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The ASU is intended to improve the transparency of income tax disclosures by requiring (1) consistent categories and greater disaggregation of information in the rate reconciliation and (2) income taxes paid disaggregated by jurisdiction. It also includes certain other amendments intended to improve the effectiveness of income tax disclosures.

The amendments in the ASU are effective for annual periods beginning after December 15, 2024. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. As this guidance is solely disclosure related, there will be no quantitative impact to the Company’s consolidated financial statements.

ASU No. 2024-01

In March 2024, the FASB issued ASU No. 2024-01, Compensation-Stock Compensation (Topic 718): Scope Application of Profits Interest and Similar Awards, which provides four cases illustrating the scope application of Topic 718 for profits interest awards. Determining whether a profits interest award should be accounted for as a share-based payment arrangement or other compensation requires judgement based on the facts and circumstances of the specific transaction. The illustrative example includes four fact patterns to demonstrate how an entity would apply the scope guidance in Topic 718 to determine whether profits interest awards should be accounted for in accordance with Topic 718.

The amendments in the ASU are effective for annual periods beginning after December 15, 2024, and interim periods within those annual periods. Early adoption is permitted for both interim and annual financial statements that have not yet been issued or made available for issuance. The amendments should be applied either (1) retrospectively to all prior periods presented in the financial statements or (2) prospectively to profits, interest, and similar awards grated or modified on or after the date at which the entity first applies the amendments. The Company does not believe the adoption of this guidance will have an immediate impact on its consolidated financial statements.

ASU No. 2024-02

In March 2024, the FASB issued ASU No. 2024-02, Codification Improvements--Amendments to Remove References to the Concepts Statements, which contains amendments that remove references to various Concepts Statements. In most instances, the references are extraneous and not required to understand or apply the guidance. In other instances, the references were used in prior Statements to provide guidance in certain topical areas. Generally, the amendments are not intended to result in significant accounting change for most entities. However, the FASB recognized that changes to that guidance may result in accounting change for some entities. Therefore, the FASB provided transition guidance for all the amendments in this Update.

These amendments are effective for public business entities for fiscal years beginning after December 15, 2024. Early application of the amendments is permitted for all entities, for any fiscal year or interim period for which financial statements have not yet been issued (or made available for issuance). If an entity adopts the amendments in an interim period, it must adopt them as of the beginning of the fiscal year that includes that interim period. The Company does not anticipate any impact from guidance on its consolidated financial statements.

ASU No. 2024-03

In November 2024, The FASB issued ASU No. 2024-03, Income Statement—Reporting Comprehensive Income— Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, which requires disclosures in the note to the financial statements regarding specific expenses. The amendments do not change or remove existing disclosure requirements. The amendments improve disclosure requirements through enhanced expense disaggregation.

The amendments require disclosures in each interim and annual reporting periods. The amendments are effective for fiscal year beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Prospective adoption is required, however an entity may choose to adopt retrospectively. Early adoption is permitted. As this guidance is solely disclosure related, there will be no quantitative impact to the Company’s consolidated financial statements.

ASU No. 2024-04

In November 2024, The FASB issued ASU No. 2024-04, Debt—Debt with Conversion and Other Options (Subtopic 470-20): Induced Conversions of Convertible Debt Instruments, which clarifies requirements for determining whether certain settlements of convertible debt instruments, including convertible debt instruments with cash conversion features or convertible debt instruments that are not currently convertible, should be accounted for as an induced conversion.

23

The amendments are effective for all entities for fiscal years beginning after December 15, 2025. Early adoption is permitted as of the beginning of the annual reporting period for all entities that have adopted ASU 2020-06. If an entity adopts ASU No. 2024-04 in an interim reporting period, it should adopt it as of the beginning of the annual reporting period that includes that interim reporting period. The Company does not anticipate any impact from guidance on its consolidated financial statements.

NOTE 2. DISCONTINUED OPERATIONS

On November 30, 2023, the Company completed the sale of its insurance subsidiary, Cadence Insurance, via a stock purchase agreement with Arthur J. Gallagher Risk Management Services, LLC and Arthur J. Gallagher & Co. for $904 million, subject to customary purchase price adjustments. The transaction resulted in a pre-tax gain of $706.6 million, reported in the fourth quarter of 2023. The gain, along with Cadence Insurance’s historical financial results for periods prior to the sale, is reflected in the Company’s consolidated financial statements as discontinued operations. Cadence Insurance’s operating results have been presented as “Discontinued operations” within the accompanying consolidated financial statements and prior period amounts have been reclassified to conform with the discontinued operations presentation. There was no activity from these discontinued operations in 2024.

The following summarized financial information related to Cadence Insurance has been segregated from continuing operations and reported as discontinued operations for the periods presented.

(In thousands)	Year Ended December 31,
Discontinued operations:	2023	2022
Net interest revenue	$128	$12
Noninterest revenue
Insurance commissions	156,501	150,275
Gain on sale of discontinued operations	706,588	—
Other	52	272
Total noninterest revenue	863,141	150,547
Noninterest expense
Salaries and employee benefits	117,129	110,180
Occupancy and equipment	4,919	5,088
Data processing and software	2,906	2,825
Amortization of intangibles	1,972	2,058
Other	8,752	8,055
Total noninterest expense	135,678	128,206
Income from discontinued operations before income tax expense	727,591	22,353
Income tax expense	188,971	6,433
Income from discontinued operations, net of tax	$538,620	$15,920

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NOTE 3. AVAILABLE FOR SALE SECURITIES AND EQUITY SECURITIES

The amortized cost, unrealized gains and losses, and estimated fair value of available for sale securities are presented in the following tables:

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
(In thousands)	Cost	Gains	Losses	Value
December 31, 2024
U.S. government agency securities	$321,454	$20	$40,243	$281,231
MBS issued or guaranteed by U.S. agencies
Residential pass-through:
Guaranteed by GNMA	78,279	—	11,698	66,581
Issued by FNMA and FHLMC	4,604,954	16	639,414	3,965,556
Other residential MBS	958,911	6,110	30,300	934,721
Commercial MBS	1,645,065	1,605	97,029	1,549,641
Total MBS	7,287,209	7,731	778,441	6,516,499
Obligations of states and political subdivisions	167,743	10	35,684	132,069
Corporate debt securities	52,751	—	5,349	47,402
Foreign debt securities	318,539	443	2,195	316,787
Total available for sale securities	$8,147,696	$8,204	$861,912	$7,293,988

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
(In thousands)	Cost	Gains	Losses	Value
December 31, 2023
U.S Treasury securities	$464,793	$225	$—	$465,018
U.S. government agency securities	370,891	218	39,098	332,011
MBS issued or guaranteed by U.S. agencies
Residential pass-through:
Guaranteed by GNMA	85,806	1	10,145	75,662
Issued by FNMA and FHLMC	5,097,172	95	710,166	4,387,101
Other residential MBS	756,244	2,440	31,250	727,434
Commercial MBS	1,850,447	1,413	109,023	1,742,837
Total MBS	7,789,669	3,949	860,584	6,933,034
Obligations of states and political subdivisions	172,252	13	34,641	137,624
Corporate debt securities	73,941	—	6,744	67,197
Foreign debt securities	144,080	6	3,494	140,592
Total available for sale securities	$9,015,626	$4,411	$944,561	$8,075,476

For available for sale securities, gross gains of $7 thousand and gross losses of $3.0 million were recognized in 2024, gross gains of $817 thousand and gross losses of $436.5 million in 2023, and gross gains of $317 thousand and gross losses of $835 thousand were recognized in 2022. There were no impairment charges related to credit losses included in gross realized losses for the years ended December 31, 2024 2023, or 2022.

Available for sale securities with a carrying value of $4.0 billion and $6.6 billion at December 31, 2024 and December 31, 2023, respectively, were pledged to secure public and trust funds on deposit and for other purposes.

Proceeds from the sales of securities available for sale totaled $15.1 million in 2024, $4.3 billion in 2023, and $369.6 million in 2022.

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The amortized cost and estimated fair value of available for sale securities at December 31, 2024 by contractual maturity are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Estimated
(In thousands)	Cost	Fair Value
Maturing in one year or less	$—	$—
Maturing after one year through five years	108,300	105,514
Maturing after five years through ten years	520,442	494,821
Maturing after ten years	231,745	177,154
Mortgage-backed securities	7,287,209	6,516,499
Total available for sale securities	$8,147,696	$7,293,988

At December 31, 2024 and December 31, 2023, approximately 80.4% and 82.5% of securities were in an unrealized loss position, respectively. At December 31, 2024, there were 871 securities in a loss position for more than twelve months, and 33 securities in a loss position for less than twelve months. At December 31, 2023, there were 827 securities in a loss position for more than twelve months, and 91 securities in a loss position for less than twelve months. A summary of available for sale investments with continuous unrealized loss positions for which an allowance for credit losses has not been recorded is as follows:

	Less Than 12 Months		12 Months or Longer
	Fair	Unrealized	Fair	Unrealized
(In thousands)	Value	Losses	Value	Losses
December 31, 2024
U.S. government agency securities	$74,795	$221	$200,798	$40,022
MBS	249,197	2,314	5,123,218	776,127
Obligations of states and political subdivisions	303	7	121,117	35,677
Corporate debt securities	7,474	2,527	37,928	2,822
Foreign debt securities	—	—	52,806	2,195
Total	$331,769	$5,069	$5,535,867	$856,843

	Less Than 12 Months		12 Months or Longer
	Fair	Unrealized	Fair	Unrealized
(In thousands)	Value	Losses	Value	Losses
December 31, 2023
U.S. government agency securities	$103,099	$563	$187,683	$38,535
MBS	730,925	9,644	5,347,365	850,940
Obligations of states and political subdivisions	—	—	127,291	34,641
Corporate debt securities	—	—	46,197	6,744
Foreign debt securities	69,288	1	51,507	3,493
Total	$903,312	$10,208	$5,760,043	$934,353

Management evaluates available for sale securities in unrealized loss positions to determine whether the impairment is due to credit-related factors or noncredit-related factors. Credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. Management believes that the unrealized losses detailed in the previous tables are due to noncredit-related factors, such as changes in interest rates and other market conditions. Therefore, no allowance for credit losses was recorded related to these securities at December 31, 2024 or December 31, 2023. Additionally, as of December 31, 2024 management had no intent to sell these securities until the full recovery of unrealized losses, which may not be until maturity, and it is more likely than not that the Company would not be required to sell the securities prior to recovery of costs. The fair value is expected to recover as the securities approach their maturity date or repricing date or if market yields for such investments decline.

26

In 2023, the Company executed a securities portfolio restructuring as a part of a balance sheet optimization initiative. During the first quarter of 2023 approximately $1.5 billion in U.S. Treasury available for sale securities were sold generating an after-tax realized loss of approximately $39.5 million. Additionally, in the fourth quarter of 2023, available for sale securities totaling approximately $3.1 billion in par value were sold for an after-tax realized loss of approximately $294.1 million. Proceeds from the sale were redeployed in accretive activities including reinvestment in higher-yielding securities, funding loans, and reducing brokered deposits.

Reported in other assets in the accompanying consolidated balance sheets, equity investments with readily determinable fair values not held for trading are recorded at fair value, with changes in fair value reported in net income. Additionally, the Company reports equity investments without readily determinable fair values in other assets in the accompanying consolidated balance sheets. These investments include investments in the common stock of the FHLB of Dallas and the Federal Reserve Bank of St. Louis. The Company is required to own stock in the FHLB of Dallas for membership in the FHLB system and in relation to the level of FHLB advances. The company is also required to purchase and hold shares of capital stock in the Federal Reserve Bank of St. Louis for membership in the Federal Reserve System. The Company accounts for these investments as long-term assets and carries them at cost. During the years ended December 31, 2024 and 2023, there were no downward or upward adjustments to these investments for impairments or price changes from observable transactions.

		Gross	Gross
		Unrealized	Unrealized	Carrying
(In thousands)	Cost	Gains	Losses	Value
December 31, 2024
Equity securities held at cost:
Federal Reserve Bank stock	$100,567	$—	$—	$100,567
Federal Home Loan Bank stock	10,410	—	—	10,410
Other equity securities	20,582	—	—	20,582
Total equity securities, held at cost	$131,559	$—	$—	$131,559
Equity securities held at fair value:
Farmer Mac stock	$49	$543	$—	$592
Affordable Housing MBS Exchange Traded Fund	24,994	—	3,908	21,086
Total equity securities, held at fair value	$25,043	$543	$3,908	$21,678

		Gross	Gross
		Unrealized	Unrealized	Carrying
(In thousands)	Cost	Gains	Losses	Value
December 31, 2023
Equity securities held at cost:
Federal Home Loan Bank stock	$13,113	$—	$—	$13,113
Other equity securities	20,582	—	—	20,582
Total equity securities, held at cost	$33,695	$—	$—	$33,695
Equity securities held at fair value:
Farmer Mac stock	$49	$536	$—	$585
Affordable Housing MBS Exchange Traded Fund	24,994	—	3,471	21,523
Total equity securities, held at fair value	$25,043	$536	$3,471	$22,108

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NOTE 4. LOANS AND LEASES

The following table is a summary of our loan and lease portfolio aggregated by segment and class at the periods indicated:

(In thousands)	December 31, 2024	December 31, 2023
Commercial and industrial
Non-real estate	$8,670,529	$8,935,598
Owner occupied	4,665,015	4,349,060
Total commercial and industrial	13,335,544	13,284,658
Commercial real estate
Construction, acquisition and development	3,909,184	3,910,962
Income producing	6,015,773	5,736,871
Total commercial real estate	9,924,957	9,647,833
Consumer
Residential mortgages	10,267,883	9,329,692
Other consumer	213,371	234,839
Total consumer	10,481,254	9,564,531
Total loans and leases, net of unearned income (1)	$33,741,755	$32,497,022

(1)	Total loans and leases are net of $21.4 million and $38.4 million of unearned income at December 31, 2024 and December 31, 2023, respectively.

The Company engages in lending to consumers, small and medium-sized business enterprises, and government entities through its community banking locations and to regional and national business enterprises through its corporate banking division. The bank acts as agent or participant in SNC and other financing arrangements with other financial institutions. Loans are issued generally to finance home purchases and improvements, personal expenditures, business investment and operations, construction and development, and income producing properties. Loans are underwritten to be repaid primarily by available cash flow from personal income, investment income, business operations, rental income, or the sale of developed or constructed properties. Collateral and personal guaranties of business owners are generally required as a condition of the financing arrangements and provide additional cash flow and proceeds from asset sales of guarantors in the event primary sources of repayment are no longer sufficient.

While loans are structured to provide protection to the Company if borrowers are unable to repay as agreed, the Company recognizes there are numerous risks that may result in deterioration of the repayment ability of borrowers and guarantors. These risks include failure of business operations due to economic, legal, market, logistical, weather, health, governmental and force majeure events. Concentrations in the Company’s loan and lease portfolio also present credit risks. The impact of a slowing economy, inflation, higher interest rates, and labor and supply chain shortages, poses additional risk to borrowers and financial institutions. As a result of these factors, there is risk for businesses to experience difficulty in meeting repayment obligations, and the Company may experience losses or deterioration in performance in its loan portfolio. For information regarding nonaccrual policies, past-dues or delinquency status, and recognizing write-offs within ACL, refer to “Note 1 - Summary of Significant Accounting Policies” included in Part II., Item 8 for additional information.

The Company has identified the following segments and classes of loans and leases with similar risk characteristics for measuring expected credit losses:

Commercial and Industrial

Non-Real Estate – Commercial and industrial loans are loans and leases to finance business operations, equipment and owner-occupied facilities for small and medium-sized enterprises, as well as larger corporate borrowers. These include both lines of credit and term loans which are amortized over the useful life of the assets financed. Personal and/or corporate guarantees are generally obtained where available and prudent. This category also includes loans to finance agricultural production. The Company recognizes risk from economic cycles, commodity prices, pandemics, government regulation, supply-chain disruptions, product innovations or obsolescence, operational errors, lawsuits, natural disasters, losses due to fraud, theft or embezzlement, loss of sponsor support, health or loss of key personnel or competitive situations may adversely affect the scheduled repayment of business loans. In addition, risks in the agricultural sector including crop failures due to weather, insects and other blights, commodity prices, governmental intervention, lawsuits, labor or logistical disruptions.

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Owner Occupied – Owner occupied loans include loans secured by business facilities to finance business operations, equipment and owner-occupied facilities primarily for small and medium-sized enterprises. These include both lines of credit and term loans which are amortized over the useful life of the assets financed. Personal guarantees, if applicable, are generally required for these loans. The Company recognizes that risk from economic cycles, pandemics, government regulation, supply-chain disruptions, product innovations or obsolescence, operational errors, lawsuits, natural disasters, losses due to theft or embezzlement, health or loss of key personnel, or competitive situations may adversely affect the scheduled repayment of business loans.

Commercial Real Estate

Construction, Acquisition and Development – CAD loans include both loans and credit lines for the purpose of purchasing, carrying, and developing land into residential subdivisions or various types of commercial developments, such as industrial, warehouse, retail, office, and multi-family. This category also includes loans and credit lines for construction of residential, multi-family and commercial buildings. The Company generally engages in CAD lending primarily in local markets served by its branches. The Company recognizes that risks are inherent in the financing of real estate development and construction. These risks include location, market conditions and price volatility, change in interest rates, demand for developed land, lots and buildings, desirability of features and styling of completed developments and buildings, competition from other developments and builders, traffic patterns, remote work patterns, governmental jurisdiction, tax structure, availability of utilities, roads, public transportation and schools, availability of permanent financing for homebuyers, zoning, environmental restrictions, lawsuits, economic and business cycle, labor, and reputation of the builder or developer.

Each CAD loan is underwritten to address: (i) the desirability of the project, its market viability and projected absorption period; (ii) the creditworthiness of the borrower and the guarantor as to liquidity, cash flow and assets available to ensure performance of the loan; (iii) equity contribution to the project; (iv) the developer’s experience and success with similar projects; and (v) the value of the collateral.

A substantial portion of CAD loans are secured by real estate in markets in which the Company is located. The Company’s loan policy generally prohibits loans for the sole purpose of carrying interest reserves. Certain of the construction, acquisition and development loans were structured with interest-only terms. A portion of the residential mortgage and CRE portfolios were originated through the permanent financing of construction, acquisition and development loans. Higher interest rates and the potential for slowing economic conditions could negatively impact borrowers’ and guarantors’ ability to repay their debt which would make more of the Company’s loans collateral-dependent.

Income Producing – CRE loans include loans to finance income-producing commercial and multi-family properties. Lending in this category is generally limited to properties located in the Company’s market area with only limited exposure to properties located elsewhere but owned by in-market borrowers. Loans in this category include loans for neighborhood retail centers, medical and professional offices, single retail stores, industrials and apartments leased generally to local businesses and residents. The underwriting of these loans takes into consideration the occupancy and rental rates as well as the financial health of the borrower. The Company’s exposure to national retail tenants is limited. The Company recognizes that risk from economic cycles, pandemics, government restrictions, delayed or missed rent payments, supply-chain disruptions, operational errors, lawsuits, natural disasters, losses due to theft or embezzlement, health or loss of key personnel or competitive situations may adversely affect the scheduled repayment of business loans.

Consumer

Residential Mortgages – Residential mortgages are first or second-lien loans to consumers secured by a primary residence or second home. This category includes traditional mortgages, home equity loans and revolving lines of credit. The loans are generally secured by properties located within the local market area of the community bank which originates and services the loan. These loans are underwritten in accordance with the Company’s general loan policies and procedures which require, among other things, proper documentation of each borrower’s financial condition, satisfactory credit history, and property value. In addition to loans originated through the Company’s branches, the Company originates and services residential mortgages sold in the secondary market which are underwritten and closed pursuant to investor and agency guidelines. At December 31, 2024 and December 31, 2023, residential mortgage loans in process of foreclosure totaled $19.7 million and $10.9 million, respectively. Additionally, the Company held $4.4 million in foreclosed residential properties at both December 31, 2024 and December 31, 2023, respectively.

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Other Consumer – Other consumer lending includes consumer credit cards as well as personal revolving lines of credit and installment loans. The Company offers credit cards, primarily to its deposit and loan customers. Consumer installment loans generally includes term loans secured by automobiles, boats and recreational vehicles.

The Company recognizes there are risks in consumer lending which include interruptions in the borrower’s personal and investment income due to loss of employment, market conditions, and general economic conditions, deterioration in the health and well-being of the borrower and family members, natural disasters, pandemics, lawsuits, losses, or inability to generate income due to injury, accidents, theft, vandalism, or incarceration.

Credit Quality

The following tables provide details regarding the aging of the Company’s loan and lease portfolio, net of unearned income, at the periods indicated:

	December 31, 2024
(In thousands)	30-59 Days Past Due	60-89 Days Past Due	90+ Days Past Due	Total Past Due	Current	Total Amortized Cost	90+ Days Past Due still Accruing
Commercial and industrial
Non-real estate	$13,443	$28,379	$101,873	$143,695	$8,526,834	$8,670,529	$8,115
Owner occupied	10,375	3,836	16,280	30,491	4,634,524	4,665,015	—
Total commercial and industrial	23,818	32,215	118,153	174,186	13,161,358	13,335,544	8,115
Commercial real estate
Construction, acquisition and development	4,254	663	8,579	13,496	3,895,688	3,909,184	—
Income producing	3,971	1,226	12,193	17,390	5,998,383	6,015,773	—
Total commercial real estate	8,225	1,889	20,772	30,886	9,894,071	9,924,957	—
Consumer
Residential mortgages	60,009	28,937	61,578	150,524	10,117,359	10,267,883	4,750
Other consumer	1,587	455	413	2,455	210,916	213,371	261
Total consumer	61,596	29,392	61,991	152,979	10,328,275	10,481,254	5,011
Total	$93,639	$63,496	$200,916	$358,051	$33,383,704	$33,741,755	$13,126

	December 31, 2023
							90+ Days
	30-59	60-89				Total	Past Due
	Days	Days	90+ Days	Total		Amortized	still
(In thousands)	Past Due	Past Due	Past Due	Past Due	Current	Cost	Accruing
Commercial and industrial
Non-real estate	$22,750	$14,574	$113,607	$150,931	$8,784,667	$8,935,598	$19,941
Owner occupied	4,818	1,193	5,882	11,893	4,337,167	4,349,060	—
Total commercial and industrial	27,568	15,767	119,489	162,824	13,121,834	13,284,658	19,941
Commercial real estate
Construction, acquisition and development	1,394	1,191	1,878	4,463	3,906,499	3,910,962	18
Income producing	11,179	4,702	6,390	22,271	5,714,600	5,736,871	29
Total commercial real estate	12,573	5,893	8,268	26,734	9,621,099	9,647,833	47
Consumer
Residential mortgages	48,244	23,934	45,520	117,698	9,211,994	9,329,692	2,265
Other consumer	1,569	511	340	2,420	232,419	234,839	213
Total consumer	49,813	24,445	45,860	120,118	9,444,413	9,564,531	2,478
Total	$89,954	$46,105	$173,617	$309,676	$32,187,346	$32,497,022	$22,466

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The Company utilizes an internal loan classification system that is continually updated to grade loans according to certain credit quality indicators. These credit quality indicators include, but are not limited to, recent credit performance, delinquency, liquidity, cash flows, debt coverage ratios, collateral type and loan-to-value ratio. The Company’s internal loan classification system is compatible with classifications used by regulatory agencies. Loans may be classified as follows:

Pass: Loans which are performing as agreed with few or no signs of weakness. These loans show sufficient cash flow, capital and collateral to repay the loan as agreed.

Special Mention: Loans where potential weaknesses have developed which could cause a more serious problem if not corrected.

Substandard: Loans where well-defined weaknesses exist that require corrective action to prevent further deterioration. Loans are further characterized by the possibility that the Company will sustain some loss if the deficiencies are not corrected.

Doubtful: Loans having all the characteristics of Substandard and which have deteriorated to a point where collection and liquidation in full is highly questionable.

Loss: Loans that are considered uncollectible or with limited possible recovery.

Impaired: An internal grade for individually analyzed collateral-dependent loans for which a specific provision has been considered to address the unsupported exposure.

PCD (Loss): An internal grade for loans with evidence of deterioration of credit quality since origination that are acquired, and for which it is probable, at acquisition, that the bank will be unable to collect all contractually required payments.

The following tables provide details of the Company’s loan and lease portfolio, net of unearned income, by segment, class and internally assigned grade at the periods indicated:

	December 31, 2024
(In thousands)	Pass	Special Mention	Substandard(1)	Doubtful	Impaired(1)	PCD (Loss)	Total
Commercial and industrial
Non-real estate	$8,208,176	$106,996	$311,096	$8,743	$31,996	$3,522	$8,670,529
Owner occupied	4,610,775	815	41,363	—	10,968	1,094	4,665,015
Total commercial and industrial	12,818,951	107,811	352,459	8,743	42,964	4,616	13,335,544
Commercial real estate
Construction, acquisition and development	3,896,856	—	12,262	—	66	—	3,909,184
Income producing	5,850,702	5,094	144,084	—	15,893	—	6,015,773
Total commercial real estate	9,747,558	5,094	156,346	—	15,959	—	9,924,957
Consumer
Residential mortgages	10,167,830	891	89,597	—	8,154	1,411	10,267,883
Other consumer	212,865	—	506	—	—	—	213,371
Total consumer	10,380,695	891	90,103	—	8,154	1,411	10,481,254
Total	$32,947,204	$113,796	$598,908	$8,743	$67,077	$6,027	$33,741,755

(1)	In the loan classifications above, $99.0 million of the substandard balance and $11.1 million of the impaired balance is covered by government guarantees from the SBA, FHA, VA and USDA.

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	December 31, 2023
(In thousands)	Pass	Special Mention	Substandard (1)	Loss	Impaired (1)	PCD (Loss)	Total
Commercial and industrial
Non-real estate	$8,450,809	$101,607	$294,895	$13	$84,457	$3,817	$8,935,598
Owner occupied	4,287,190	32,409	27,070	—	1,275	1,116	4,349,060
Total commercial and industrial	12,737,999	134,016	321,965	13	85,732	4,933	13,284,658
Commercial real estate
Construction, acquisition and development	3,894,551	3,364	13,047	—	—	—	3,910,962
Income producing	5,527,388	23,727	170,217	—	15,539	—	5,736,871
Total commercial real estate	9,421,939	27,091	183,264	—	15,539	—	9,647,833
Consumer
Residential mortgages	9,258,002	4,066	66,050	—	—	1,574	9,329,692
Other consumer	234,367	—	472	—	—	—	234,839
Total consumer	9,492,369	4,066	66,522	—	—	1,574	9,564,531
Total	$31,652,307	$165,173	$571,751	$13	$101,271	$6,507	$32,497,022

(1)	In the loan classifications above, $61.1 million of the substandard balance and $8.4 million of the impaired balance is covered by government guarantees from the SBA, FHA, VA and USDA.

The following tables provide credit quality indicators, including gross charge-offs, by class and period of origination (vintage) at December 31, 2024:

	Commercial and Industrial - Non-Real Estate
	Period Originated:
								Revolving
								Loans
							Revolving	Converted to
(Dollars in thousands)	2024	2023	2022	2021	2020	Prior	Loans	Term	Total
Pass	$1,361,684	$926,422	$1,036,579	$695,625	$209,100	$563,337	$3,397,031	$18,398	$8,208,176
Special Mention	13,242	10,942	—	23,158	18,337	—	41,317	—	106,996
Substandard	8,855	49,842	70,136	43,832	12,370	27,648	75,638	22,775	311,096
Doubtful	—	—	—	8,743	—	—	—	—	8,743
Impaired	—	1,485	2,773	9,013	—	—	18,725	—	31,996
PCD (Loss)	—	—	—	—	—	3,522	—	—	3,522
Total	$1,383,781	$988,691	$1,109,488	$780,371	$239,807	$594,507	$3,532,711	$41,173	$8,670,529
% Criticized	1.6%	6.3%	6.6%	10.9%	12.8%	5.2%	3.8%	55.3%	5.3%
Gross charge-offs	$1,892	$7,811	$22,112	$15,703	$956	$16,786	$7,416	$4,018	$76,694

	Commercial and Industrial - Owner Occupied
	Period Originated:
								Revolving
								Loans
							Revolving	Converted to
(Dollars in thousands)	2024	2023	2022	2021	2020	Prior	Loans	Term	Total
Pass	$704,999	$607,548	$893,114	$756,156	$402,671	$1,122,908	$123,149	$230	$4,610,775
Special Mention	—	—	—	—	815	—	—	—	815
Substandard	2,249	5,616	6,638	5,204	2,057	18,889	710	—	41,363
Impaired	394	2,335	5,911	1,053	—	1,275	—	—	10,968
PCD (Loss)	—	—	—	—	—	1,094	—	—	1,094
Total	$707,642	$615,499	$905,663	$762,413	$405,543	$1,144,166	$123,859	$230	$4,665,015
% Criticized	0.4%	1.3%	1.4%	0.8%	0.7%	1.9%	0.6%	—%	1.2%
Gross charge-offs	$—	$1	$263	$6	$41	$67	$1	$—	$379

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	Construction, Acquisition, & Development
	Period Originated:
(Dollars in thousands)	2024	2023	2022	2021	2020	Prior	Revolving Loans	Revolving Loans Converted to Term	Total
Pass	$1,058,203	$790,695	$1,261,256	$592,454	$50,123	$76,347	$64,061	$3,717	$3,896,856
Substandard	264	2,032	3,514	5,889	304	259	—	—	12,262
Impaired	—	—	—	—	66	—	—	—	66
Total	$1,058,467	$792,727	$1,264,770	$598,343	$50,493	$76,606	$64,061	$3,717	$3,909,184
% Criticized	—%	0.3%	0.3%	1.0%	0.7%	0.3%	—%	—%	0.3%
Gross charge-offs	$—	$19	$101	$537	$35	$2	$85	$—	$779

	Commercial Real Estate - Income Producing
	Period Originated:
(Dollars in thousands)	2024	2023	2022	2021	2020	Prior	Revolving Loans	Revolving Loans Converted to Term	Total
Pass	$497,633	$540,956	$1,595,416	$1,192,329	$511,254	$1,404,264	$108,850	$—	$5,850,702
Special Mention	—	—	2,881	—	—	—	2,213	—	5,094
Substandard	—	459	468	7,690	70,889	64,084	494	—	144,084
Impaired	—	—	4,885	1,114	—	9,894	—	—	15,893
Total	$497,633	$541,415	$1,603,650	$1,201,133	$582,143	$1,478,242	$111,557	$—	$6,015,773
% Criticized	—%	0.1%	0.5%	0.7%	12.2%	5.0%	2.4%	—%	2.7%
Gross charge-offs	$—	$—	$3	$21	$—	$2,479	$—	$—	$2,503

	Consumer - Residential Mortgages
	Period Originated:
(Dollars in thousands)	2024	2023	2022	2021	2020	Prior	Revolving Loans	Revolving Loans Converted to Term	Total
Pass	$1,356,015	$1,477,090	$1,991,600	$1,545,259	$992,426	$1,734,512	$1,069,608	$1,320	$10,167,830
Special Mention	101	790	—	—	—	—	—	—	891
Substandard	1,549	12,696	18,477	14,661	9,145	28,774	4,295	—	89,597
Impaired	—	—	—	3,979	1,675	—	2,500	—	8,154
PCD (Loss)	—	—	—	—	—	1,411	—	—	1,411
Total	$1,357,665	$1,490,576	$2,010,077	$1,563,899	$1,003,246	$1,764,697	$1,076,403	$1,320	$10,267,883
% Criticized	0.1%	0.9%	0.9%	1.2%	1.1%	1.7%	0.6%	—%	1.0%
Gross charge-offs	$10	$325	$559	$430	$81	$749	$1,007	$—	$3,161

	Consumer - Other Consumer
	Period Originated:
(Dollars in thousands)	2024	2023	2022	2021	2020	Prior	Revolving Loans	Revolving Loans Converted to Term	Total
Pass	$45,997	$29,538	$11,471	$6,150	$3,263	$2,105	$114,341	$—	$212,865
Substandard	—	97	48	6	—	17	338	—	506
Total	$45,997	$29,635	$11,519	$6,156	$3,263	$2,122	$114,679	$—	$213,371
% Criticized	—%	0.3%	0.4%	0.1%	—%	0.8%	0.3%	—%	0.2%
Gross charge-offs	$3,067	$395	$303	$145	$14	$47	$2,917	$—	$6,888

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The following tables provide credit quality indicators, including gross charge-offs, by class and period of origination (vintage) at December 31, 2023.

	Commercial and Industrial - Non-Real Estate
	Period Originated:
(Dollars in thousands)	2023	2022	2021	2020	2019	Prior	Revolving Loans	Revolving Loans Converted to Term	Total
Pass	$1,211,573	$1,425,415	$1,069,614	$279,689	$228,086	$610,891	$3,583,696	$41,845	$8,450,809
Special Mention	—	10,155	30,042	11,599	2,220	16,096	31,495	—	101,607
Substandard	22,458	88,307	69,226	7,381	27,439	40,071	39,995	18	294,895
Loss	—	—	—	—	—	13	—	—	13
Impaired	635	14,187	22,057	—	—	20,475	5,904	21,199	84,457
PCD (Loss)	—	—	—	—	—	3,817	—	—	3,817
Total	$1,234,666	$1,538,064	$1,190,939	$298,669	$257,745	$691,363	$3,661,090	$63,062	$8,935,598
% Criticized	1.9%	7.3%	10.2%	6.4%	11.5%	11.6%	2.1%	33.6%	5.4%
Gross charge-offs	$6,064	$539	$21,038	$6,103	$980	$9,746	$27,931	$—	$72,401

	Commercial and Industrial - Owner Occupied
	Period Originated:
(Dollars in thousands)	2023	2022	2021	2020	2019	Prior	Revolving Loans	Revolving Loans Converted to Term	Total
Pass	$535,962	$974,614	$844,507	$472,226	$309,595	$1,041,764	$108,522	$—	$4,287,190
Special Mention	6,066	5,637	—	—	845	17,036	2,825	—	32,409
Substandard	747	1,893	3,584	2,647	5,431	12,686	82	—	27,070
Impaired	—	—	—	—	—	1,275	—	—	1,275
PCD (Loss)	—	—	—	—	1,116	—	—	—	1,116
Total	$542,775	$982,144	$848,091	$474,873	$316,987	$1,072,761	$111,429	$—	$4,349,060
% Criticized	1.3%	0.8%	0.4%	0.6%	2.3%	2.9%	2.6%	—%	1.4%
Gross charge-offs	$—	$169	$109	$1	$5	$110	$—	$—	$394

	Construction, Acquisition & Development
	Period Originated:
(Dollars in thousands)	2023	2022	2021	2020	2019	Prior	Revolving Loans	Revolving Loans Converted to Term	Total
Pass	$984,843	$1,644,676	$906,293	$147,645	$65,953	$47,211	$97,930	$—	$3,894,551
Special Mention	824	1,552	—	—	988	—	—	—	3,364
Substandard	52	1,785	9,674	340	902	158	136	—	13,047
Total	$985,719	$1,648,013	$915,967	$147,985	$67,843	$47,369	$98,066	$—	$3,910,962
% Criticized	0.1%	0.2%	1.1%	0.2%	2.8%	0.3%	0.1%	—%	0.4%
Gross charge-offs	$—	$28	$600	$2	$—	$178	$—	$—	$808

	Commercial Real Estate - Income Producing
	Period Originated:
(Dollars in thousands)	2023	2022	2021	2020	2019	Prior	Revolving Loans	Revolving Loans Converted to Term	Total
Pass	$490,336	$1,358,612	$1,235,035	$574,173	$518,213	$1,260,960	$90,059	$—	$5,527,388
Special Mention	—	3,221	10,349	—	6,051	4,106	—	—	23,727
Substandard	—	24,989	6,400	35,063	34,158	69,607	—	—	170,217
Impaired	—	—	—	—	—	15,539	—	—	15,539
Total	$490,336	$1,386,822	$1,251,784	$609,236	$558,422	$1,350,212	$90,059	$—	$5,736,871
% Criticized	—%	2.0%	1.3%	5.8%	7.2%	6.6%	—%	—%	3.7%
Gross charge-offs	$—	$—	$1	$—	$—	$4,526	$—	$—	$4,527

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	Consumer - Residential Mortgages
	Period Originated:
(Dollars in thousands)	2023	2022	2021	2020	2019	Prior	Revolving Loans	Revolving Loans Converted to Term	Total
Pass	$1,486,784	$2,011,519	$1,686,270	$1,099,734	$544,597	$1,462,355	$965,626	$1,117	$9,258,002
Special Mention	—	—	4,066	—	—	—	—	—	4,066
Substandard	1,423	6,525	10,951	9,437	8,313	25,864	3,537	—	66,050
PCD (Loss)	—	—	—	—	—	1,574	—	—	1,574
Total	$1,488,207	$2,018,044	$1,701,287	$1,109,171	$552,910	$1,489,793	$969,163	$1,117	$9,329,692
% Criticized	0.1%	0.3%	0.9%	0.9%	1.5%	1.8%	0.4%	—%	0.8%
Gross charge-offs	$8	$380	$483	$168	$83	$591	$551	$—	$2,264

	Consumer - Other Consumer
	Period Originated:
(Dollars in thousands)	2023	2022	2021	2020	2019	Prior	Revolving Loans	Revolving Loans Converted to Term	Total
Pass	$57,877	$25,060	$14,080	$8,026	$3,667	$2,050	$123,607	$—	$234,367
Substandard	—	67	9	—	38	—	358	—	472
Total	$57,877	$25,127	$14,089	$8,026	$3,705	$2,050	$123,965	$—	$234,839
% Criticized	—%	0.3%	0.1%	—%	1.0%	—%	0.3%	—%	0.2%
Gross charge-offs	$2,780	$584	$277	$210	$89	$58	$2,680	$—	$6,678

The Company’s collateral-dependent loans totaled $81.8 million and $107.8 million at December 31, 2024 and December 31, 2023, respectively. Typically these loans are internally classified as Impaired and PCD Loss. At December 31, 2024, $8.7 million of the total were rated as doubtful. At December 31, 2023, none of these loans were classified as doubtful. At December 31, 2024, most of these loans are within the non-real estate and income producing classes. Additionally, there were a smaller amount of these loans in the owner occupied, CAD, and residential mortgages classes. C&I loans are typically supported by collateral such as real estate, receivables, equipment, inventory, or by an enterprise valuation. Loans within the CRE and Consumer segments are generally secured by commercial and residential real estate.

Loans of $1.0 million or greater are considered for specific provision when management has determined based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the note and that the loan is collateral-dependent. At December 31, 2024 and December 31, 2023, $59.1 million and $85.3 million, respectively, of collateral-dependent loans had a valuation allowance of $17.3 million and $41.7 million, respectively. The remaining balance of collateral-dependent loans of $22.7 million and $22.5 million at December 31, 2024 and December 31, 2023, respectively, have sufficient collateral supporting the collection of all contractual principal and interest or were charged down to the underlying collateral’s fair value, less estimated selling costs. Therefore, such loans did not have an associated valuation allowance.

NPLs consist of nonaccrual loans and leases. At December 31, 2024 and December 31, 2023, NPLs totaled $264.7 million and $216.1 million, respectively. Within the NPL balance, $89.9 million of the December 31, 2024 balance and $49.6 million of the December 31, 2023 balance is covered by government guarantees from the SBA, FHA, VA or USDA.

The Company’s policy for all loan classifications provides that loans and leases are generally placed in nonaccrual status if, in management’s opinion, payment in full of principal or interest is not expected, unless such loan or lease is both well-secured and in the process of collection.

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The following table presents the amortized cost basis of loans on nonaccrual status by segment and class at the periods indicated:

	December 31, 2024		December 31, 2023
		Nonaccrual Loans		Nonaccrual Loans
		with No Related		with No Related
(In thousands)	Nonaccrual Loans	Allowance	Nonaccrual Loans	Allowance
Commercial and industrial
Non-real estate	$145,115	$2,944	$131,559	$11,267
Owner occupied	16,904	5,128	7,097	1,275
Total commercial and industrial	162,019	8,072	138,656	12,542
Commercial real estate
Construction, acquisition and development	8,600	66	1,859	—
Income producing	18,542	6,569	17,485	4,416
Total commercial real estate	27,142	6,635	19,344	4,416
Consumer
Residential mortgages	75,287	3,979	57,881	—
Other consumer	244	—	260	—
Total consumer	75,531	3,979	58,141	—
Total	$264,692	$18,686	$216,141	$16,958

The following table presents the interest income recognized on loans on nonaccrual status by segment and class for the periods indicated:

	Year Ended December 31,
(In thousands)	2024	2023	2022
Commercial and industrial
Non-real estate	$2,828	$863	$710
Owner occupied	255	178	683
Total commercial and industrial	3,083	1,041	1,393
Commercial real estate
Construction, acquisition and development	100	53	133
Income producing	431	748	90
Total commercial real estate	531	801	223
Consumer
Residential mortgages	2,090	1,880	1,925
Other consumer	3	5	90
Total consumer	2,093	1,885	2,015
Total	$5,707	$3,727	$3,631

In the normal course of business, management may grant concessions, which would not otherwise be considered, to borrowers that are experiencing financial difficulty. Loans identified as meeting the criteria under ASC 310 are identified as financial difficulty modifications (FDM). Any modification, renewal or forbearance on loans assigned a rating of “Special Mention” or worse, and loans of any rating which show evidence of financial difficulty is reviewed to determine whether the borrower is experiencing financial difficulty and if so, which terms of the loan were modified. If the borrower is experiencing financial difficulty and the loan is modified via forgiveness of principal, reduction in interest rate to a rate below current market rates for issuance, payment extension or deferral for greater than six months (including extensions granted in the past 12 months), term or maturity date extension, or combination of these specific modification terms, the modification requires disclosure.

36

Under the general loan modification guidance, a modification is treated as a new loan only if both of the following conditions are met: 1) the terms of the new loan are at least as favorable to the lender as the terms for comparable loans to other customers with similar collection risks, and 2) modifications to the terms of the original loan are more than minor. If either condition is not met, the modification is accounted for as the continuation of the old loan with any effect of the modification treated as a prospective adjustment to the loan’s effective interest rate. Modifications in scope for borrowers experiencing financial difficulty may include principal forgiveness, other-than-insignificant payment delay, interest rate reduction, or a combination of modifications. During the year ended December 31, 2024, the most common concession related to term extensions. Other concessions included principal forgiveness, payment deferrals, and interest rate reductions. At December 31, 2024, the Company has an outstanding unfunded commitment balance of $21.1 million to lend to five borrowers experiencing financial difficulty.

Upon determination by the Company that a modified loan (or portion of a loan) has subsequently been deemed uncollectible, the loan (or portion of the loan) is charged off. The amortized cost basis of the loan is reduced by the uncollectible amount and the ACL is adjusted by this amount.

The following tables presents loans that were modified within the past twelve months for borrowers experiencing financial difficulty by segment and class, as well as the percentage of these modified loans compared to overall loans in each segment and class, for the years ended December 31, 2024 and December 31, 2023:

	Year Ended December 31, 2024
								Combination
								Term
			Combination			Combination	Combination	Extension,
			Payment			Interest Rate	Term	Payment
			Deferral and		Interest	Reduction and	Extension and	Deferral and	Percent of
	Principal	Payment	Term	Term	Rate	Payment	Interest Rate	Interest Rate	Total Loan
(Dollars in thousands)	Forgiveness	Deferral	Extension	Extension	Reduction	Deferral	Reduction	Reduction	Class
Commercial and industrial
Non-real estate	$12,865	$13,100	$6,463	$66,110	$—	$113	$10,519	$—	1.26%
Owner occupied	—	—	—	1,591	—	—	1,370	—	0.06%
Total commercial and industrial	12,865	13,100	6,463	67,701	—	113	11,889	—	0.84%
Commercial real estate
Construction, acquisition and development	—	—	—	—	7	—	—	—	—%
Income producing	—	—	30,670	45,206	—	—	—	13,373	1.48%
Total commercial real estate	—	—	30,670	45,206	7	—	—	13,373	0.90%
Consumer
Residential mortgages	—	22	—	202	178	100	400	—	0.01%
Other consumer	—	—	19	—	—	—	—	—	0.01%
Total consumer	—	22	19	202	178	100	400	—	0.01%
Total loans and leases, net of unearned income	$12,865	$13,122	$37,152	$113,109	$185	$213	$12,289	$13,373	0.60%

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	Year Ended December 31, 2023
				Combination	Combination	Combination
				Interest Rate	Term	Term
				Reduction and	Extension and	Extension and	Percent of
	Payment	Term	Interest Rate	Payment	Interest Rate	Payment	Total Loan
(Dollars in thousands)	Deferral	Extension	Reduction	Deferral	Reduction	Deferral	Class
Commercial and industrial
Non-real estate	$32,121	$70,009	$—	$—	$6,583	$262	1.22%
Owner occupied	—	40	—	—	—	—	—
Total commercial and industrial	32,121	70,049	—	—	6,583	262	0.82
Commercial real estate
Income producing	1,520	27,774	—	—	769	—	0.52
Total commercial real estate	1,520	27,774	—	—	769	—	0.31
Consumer
Residential mortgages	42	139	299	37	331	—	0.01
Other consumer	—	11	—	—	—	—	—
Total consumer	42	150	299	37	331	—	0.01
Total loans and leases, net of unearned income	$33,683	$97,973	$299	$37	$7,683	$262	0.43%

The following table presents the financial effect of the loan modifications presented above for borrowers experiencing financial difficulty for the following periods:

	Year Ended December 31, 2024			Year Ended December 31, 2023
		Weighted-Average	Weighted-Average	Weighted-Average	Weighted-Average
	Principal	Interest Rate	Term Extension (in	Interest Rate	Term Extension (in
(Dollars in thousands)	Forgiveness	Reduction	years)	Reduction	years)
Commercial and industrial
Non-real estate	$5,835	1.42%	1.23	0.92%	0.84
Owner occupied	—	3.91	14.04	—	5.04
Commercial real estate
Construction, acquisition and development	—	2.00	—	—	—
Income producing	—	0.54	1.72	0.30	1.09
Consumer
Residential mortgages	—	2.49	7.60	0.24	11.17
Other consumer	—	3.69	2.18	3.25	1.42

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The following table provides the amortized cost basis of loans that experienced a payment default during the period and were modified in the 12 months before default to borrowers experiencing financial difficulty:

	Year Ended December 31, 2024
			Combination Term
			Extension and Interest
(In thousands)	Payment Deferral	Term Extension	Rate Reduction
Commercial and industrial
Non-real estate	$164	$—	$1,929
Commercial real estate
Income producing	—	9,113	—
Consumer
Residential mortgages	—	—	362
Total modified	$164	$9,113	$2,291

The Company closely monitors the performance of the loans that are modified to borrowers experiencing financial difficulty to understand the effectiveness of its modification efforts. Loans are considered to be in payment default at 90 or more days past due. The following table depicts the performance of loans that have been modified in the last 12 months:

	Payment Status (Amortized Cost Basis) at December 31, 2024
(In thousands)	Current	30-89 Days Past Due	90+ Days Past Due
Commercial and industrial
Non-real estate	$80,424	$26,653	$2,093
Owner occupied	2,961	—	—
Commercial real estate
Construction, acquisition and development	7	—	—
Income producing	89,249	—	—
Consumer
Residential mortgages	495	45	362
Other consumer	19	—	—
Total	$173,155	$26,698	$2,455

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NOTE 5. ALLOWANCE FOR CREDIT LOSSES

The following table summarizes the changes in the ACL for the periods indicated:

	Year Ended December 31,
(In thousands)	2024	2023	2022
Balance at beginning of year	$468,034	$440,347	$446,415
Charge-offs	(90,404)	(87,072)	(29,864)
Recoveries	12,163	14,504	29,913
Initial allowance on PCD loans	—	—	(8,117)
Adoption of new ASU related to modified loans (1)	—	255	—
Provision for loan losses	71,000	100,000	2,000
Balance at end of year	$460,793	$468,034	$440,347

(1)	Cadence adopted the new accounting guidance effective January 1, 2023, which eliminates the TDR recognition and measurement guidance via the modified retrospective transition method (ASU 2022-02). See Note 4 for additional information.

The following tables summarize the changes in the ACL by segment and class for the periods indicated:

	Year Ended December 31, 2024
	Beginning			Provision
(In thousands)	Balance	Charge-offs	Recoveries	(Release)	Ending Balance
Commercial and industrial
Non-real estate	$194,577	$(76,694)	$8,004	$57,856	$183,743
Owner occupied	31,445	(379)	511	3,600	35,177
Total commercial and industrial	226,022	(77,073)	8,515	61,456	218,920
Commercial real estate
Construction, acquisition and development	42,118	(779)	418	2,946	44,703
Income producing	69,209	(2,503)	447	(2,196)	64,957
Total commercial real estate	111,327	(3,282)	865	750	109,660
Consumer
Residential mortgages	124,851	(3,161)	1,234	2,540	125,464
Other consumer	5,834	(6,888)	1,549	6,254	6,749
Total consumer	130,685	(10,049)	2,783	8,794	132,213
Total	$468,034	$(90,404)	$12,163	$71,000	$460,793

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	Year Ended December 31, 2023
				Adoption of
				new ASU for
	Beginning			modified	Provision	Ending
(In thousands)	Balance	Charge-offs	Recoveries	loans	(Release)	Balance
Commercial and industrial
Non-real estate	$147,669	$(72,401)	$7,541	$256	$111,512	$194,577
Owner occupied	35,548	(394)	1,582	2	(5,293)	31,445
Total commercial and industrial	183,217	(72,795)	9,123	258	106,219	226,022
Commercial real estate
Construction, acquisition and development	68,902	(808)	622	—	(26,598)	42,118
Income producing	74,727	(4,527)	1,071	(3)	(2,059)	69,209
Total commercial real estate	143,629	(5,335)	1,693	(3)	(28,657)	111,327
Consumer
Residential mortgages	106,142	(2,264)	2,000	—	18,973	124,851
Other consumer	7,359	(6,678)	1,688	—	3,465	5,834
Total consumer	113,501	(8,942)	3,688	—	22,438	130,685
Total	$440,347	$(87,072)	$14,504	$255	$100,000	$468,034

	Year Ended December 31, 2022
				Initial ACL
	Beginning			on PCD		Ending
(In thousands)	Balance	Charge-offs	Recoveries	Loans	Provision	Balance
Commercial and industrial
Non-real estate	$138,696	$(17,874)	$14,165	$—	$12,682	$147,669
Owner occupied	59,254	(824)	2,292	(551)	(24,623)	35,548
Total commercial and industrial	197,950	(18,698)	16,457	(551)	(11,941)	183,217
Commercial real estate
Construction, acquisition and development	52,530	(298)	4,352	—	12,318	68,902
Income producing	98,327	(1,832)	3,521	(2,012)	(23,277)	74,727
Total commercial real estate	150,857	(2,130)	7,873	(2,012)	(10,959)	143,629
Consumer
Residential mortgages	85,734	(1,430)	3,017	(5,554)	24,375	106,142
Other consumer	11,874	(7,606)	2,566	—	525	7,359
Total consumer	97,608	(9,036)	5,583	(5,554)	24,900	113,501
Ending Balance	$446,415	$(29,864)	$29,913	$(8,117)	$2,000	$440,347

The following table represents a roll forward of the reserve for unfunded commitments for the periods shown. The reserve for unfunded commitments is classified in other liabilities in the consolidated balance sheets.

	Year Ended December 31,
(In thousands)	2024	2023	2022
Balance at beginning of period	$8,551	$28,551	$23,551
(Reversal) provision for credit losses for unfunded commitments	—	(20,000)	5,000
Balance at end of period	$8,551	$8,551	$28,551

The economic impact of inflation, higher interest rates, volatility in the financial markets, and the potential for a slowing economy poses additional risk to borrowers and financial institutions. These factors add to the risk borrowers may experience difficulty in meeting repayment obligations, and the Company may experience losses or deterioration in performance in its loan portfolio.

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The ACL estimate is impacted by both portfolio changes and changes in economic conditions experienced during the period. The unemployment rate has the highest weighting within the Company’s credit risk modeling framework. Economic forecasts, which are obtained from multiple sources, provide upside, downside, and base case scenarios over an eight-quarter forecast horizon to establish a forecast range. Management considers the scenarios and selects a blended scenario which, in management’s opinion, reflects likely economic conditions within that range. The Company recognizes that inflation, higher interest rates and a slowing economy may have short-term, long-term, and regional impacts to the economy. In addition, qualitative factors such as changes in economic conditions, concentrations of risk, and changes in portfolio risk resulting from regulatory changes are considered in determining the adequacy of the level of the ACL.

NOTE 6. PREMISES AND EQUIPMENT

A summary by asset classification at the periods indicated:

	Estimated Useful	December 31,	December 31,
(In thousands)	Life (Years)	2024	2023
Land	N/A	$140,792	$140,771
Buildings and improvements	5-40	557,916	541,966
Leasehold improvements	5-39	46,608	39,875
Equipment, furniture and fixtures	3-20	363,985	342,362
Computer software	3-5	111,973	100,040
Construction in progress	N/A	26,316	47,015
Right of use - lease	N/A	204,071	199,973
Subtotal		1,451,661	1,412,002
Accumulated depreciation and amortization		668,205	609,869
Premises and equipment, net		$783,456	$802,133

Depreciation expense was $45.1 million, $44.4 million, and $42.8 million for the years ended December 31, 2024, 2023, and 2022, respectively.

Software amortization expense was $9.5 million, $9.8 million, and $9.5 million for the years ended December 31, 2024, 2023, and 2022, respectively.

The Company leases various premises and equipment. At the inception of the contract, the Company determines if an arrangement is or contains a lease and will recognize on the balance sheet a lease asset for its right to use the underlying asset and a lease liability for the corresponding lease obligation for contracts longer than a year. See Note 7 for additional disclosures related to our lease obligations.

NOTE 7. LEASES

The Company leases various premises and equipment. At the inception of the contract, the Company determines if an arrangement is or contains a lease and will recognize on the balance sheet a lease asset for its right to use the underlying asset and a lease liability for the corresponding lease obligation for contracts longer than a year. The Company does not have any commitments that would meet the definition of a finance lease.

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At December 31, 2024 and 2023, the weighted average remaining lease term for operating leases was 16.0 years and 16.2 years, respectively, and the weighted average discount rate used in the measurement of operating lease liabilities was 3.7% and 3.5% at December 31, 2024 and 2023, respectively. Lease costs were as follows for the periods presented:

	Year Ended December 31,
(In thousands)	2024	2023	2022
Operating lease costs	$18,166	$20,298	$22,158
Short-term lease costs	139	108	39
Variable lease costs	—	4	623
Sublease income	(741)	(1,011)	(1,123)
Total operating lease costs	$17,564	$19,399	$21,697

There were no leveraged leases or lease transactions with related parties during the years ended December 31, 2024 and 2023. At December 31, 2024 and 2023, the Company had no leases that had not yet commenced.

For leases that may contain renewal options or options to extend the lease term, the Company is reasonably certain to do so, therefore, these extended terms are included in our lease liability calculation. A maturity analysis of operating lease liabilities is included in the table below at December 31, 2024:

(In thousands)	Amount
2025	$17,740
2026	17,867
2027	17,071
2028	16,703
2029	16,462
Thereafter	165,367
Total future minimum lease payments	251,210
Discount effect of cash flows	63,412
Present value of net future minimum lease payments	$187,798

At December 31, 2024 and 2023, the Company’s operating lease ROU assets were $167.4 million and $171.3 million, respectively, and ROU liabilities were $188.0 million and $192.2 million, respectively.

NOTE 8. GOODWILL AND OTHER INTANGIBLE ASSETS

The following tables present the carrying amounts of goodwill assigned to each of the Company’s reporting units at December 31, 2024 and December 31, 2023. Refer to Note 19 for additional information on segments.

(In thousands)	December 31, 2024	December 31, 2023
Corporate Banking	$401,742	$401,742
Community Banking	918,354	918,354
Mortgage	19,652	19,652
Banking Services	27,175	28,037
Total	$1,366,923	$1,367,785

The Company’s policy is to assess goodwill for impairment at the reporting unit level on an annual basis or sooner if an event occurs or circumstances change which indicate that the fair value of a reporting unit is below its carrying amount. Impairment is the condition that exists when the carrying amount of the reporting unit exceeds the fair value of that reporting unit. The Company’s annual assessment date is during the Company’s fourth quarter. The Company’s annual goodwill impairment evaluation for 2024 was based on a qualitative assessment and indicated no events or circumstances that would have resulted in an impairment of goodwill for its reporting units.

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On May 17, 2024, the Company completed the sale of Cadence Business Solutions, its payroll processing business unit. The payroll processing unit had previously been part of Cadence Insurance, Inc., prior to its sale in November 2023. The sale of the payroll processing business resulted in a $0.9 million decrease in goodwill for the Banking Services unit and a $1.1 million decrease in customer relationship intangibles.

In the current economic environment, forecasting cash flows, credit losses and growth in addition to valuing the Company’s assets with any degree of assurance is very difficult and subject to significant changes over very short periods of time. The Company’s policy is to update its analysis as circumstances change. As market conditions continue to be volatile and unpredictable, impairment of goodwill related to the Company’s reporting units may be necessary in future periods.

The carrying value of other intangible assets was $83.2 million and $100.2 million at December 31, 2024 and December 31, 2023, respectively. The core deposit intangible assets and the customer relationship intangibles are both amortized over an estimated useful life of ten years utilizing an accelerated method. The trade name is considered indefinite- lived and is not subject to amortization.

The following table, which excludes fully amortized intangibles, shows the gross carrying amount and accumulated amortization of the Company’s other intangible assets at December 31, 2024 and December 31, 2023.

	December 31, 2024			December 31, 2023
	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
(In thousands)	Amount	Amortization	Value	Amount	Amortization	Value
Core deposit intangibles	$112,379	$76,429	$35,950	$112,379	$67,501	$44,878
Customer relationship intangibles	48,250	26,518	21,732	49,349	19,544	29,805
Trade names	25,508	—	25,508	25,508	—	25,508
Total other intangible assets	$186,137	$102,947	$83,190	$187,236	$87,045	$100,191

The following table presents intangible asset amortization expense for the periods indicated.

	Year Ended December 31,
(In thousands)	2024	2023	2022
Core deposit intangibles	$8,928	$10,812	$9,408
Customer relationship intangibles	6,974	8,576	8,374
Non-solicitation intangibles	—	—	650
Total intangible asset amortization expense	$15,902	$19,388	$18,432

The following table presents the estimated intangible asset amortization expense for the next five years.

	Core	Customer
	Deposit	Relationship
(In thousands)	Intangibles	Intangibles	Total
2025	$8,582	$5,921	$14,503
2026	8,005	4,981	12,986
2027	7,574	4,042	11,616
2028	5,231	3,102	8,333
2029	3,249	2,162	5,411

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NOTE 9. TIME DEPOSITS AND BORROWINGS

Time deposits with a balance of $250,000 or more totaled $3.2 billion and $2.4 billion at December 31, 2024 and December 31, 2023, respectively.

At December 31, 2024, time deposits that will mature in under one year totaled $9.6 billion. For time deposits with a remaining maturity of more than one year at December 31, 2024, the aggregate amount maturing in each of the following five years and thereafter is presented in the following table:

(Dollars in thousands)	Amount
2026	$308,487
2027	39,429
2028	32,507
2029	27,556
2030	69
Thereafter	114
Total	$408,162

Borrowings with original maturities of one year or less are classified as short-term. The following tables present information relating to short-term debt for the periods presented:

	December 31, 2024
	End of Period		Year to Date Daily Average		Maximum Outstanding
(Dollars in thousands)	Balance	Interest Rate	Balance	Interest Rate	at any Month End
Federal funds purchased	$—	—%	$5,077	5.28%	$—
Securities sold under agreement to repurchase and other	23,616	4.10	81,092	4.76	267,792
Bank Term Funding Program	—	—	2,845,902	4.79	3,500,000
Short-term FHLB advances	—	—	2	5.74	—
Total	$23,616		$2,932,073		$3,767,792

	December 31, 2023
	End of Period		Year to Date Daily Average		Maximum Outstanding
(Dollars in thousands)	Balance	Interest Rate	Balance	Interest Rate	at any Month End
Federal funds purchased	$—	—%	$29,361	4.91%	$375,000
Securities sold under agreement to repurchase and other	451,516	4.29	770,777	4.04	862,589
Bank Term Funding Program	3,500,000	4.84	2,052,088	5.10	3,500,000
Short-term FHLB advances	—	—	1,389,759	4.91	5,700,228
Total	$3,951,516		$4,241,985		$10,437,817

Federal funds purchased generally mature the day following the date of purchase. At December 31, 2024 and December 31, 2023, the Company had established non-binding federal funds borrowing lines of credit with other banks aggregating $2.1 billion, for both periods. Additionally, the Company maintains access to the FRB discount window borrowings which generally mature within 90 days and are collateralized by $2.1 billion in commercial, agriculture, and consumer loans pledged under a borrower-in-custody agreement at December 31, 2024. At December 31, 2024 and December 31, 2023, there were no borrowings from the FRB discount window.

Securities sold under repurchase agreements generally mature within one day from the date of sale. The Company monitors collateral levels on a continuous basis and may be required to provide additional collateral based on the fair value of the underlying securities. Collateral pledged pursuant to these repurchase agreements can include MBS issued or guaranteed by U.S. agencies, U.S. Treasury securities and U.S. government agency securities.

45

The BTFP was created by the Federal Reserve to support businesses and households by making additional funding available to eligible financial institutions to help assure they have the ability to meet the needs of their depositors. The BTFP offered loans of up to one year in length to banks and other qualifying institutions pledging any collateral eligible for purchase by the FRB. The collateral was valued at its par amount and consisted primarily of MBS and U.S. government agency securities. Cadence’s BTFP borrowing was paid off during the fourth quarter of 2024. The BTFP ceased making new loans in March 2024.

All borrowings from the FHLB are collateralized by commercial, construction, and real estate loans pledged under a blanket floating lien security agreement with the FHLB of Dallas at December 31, 2024 and December 31, 2023. Under the terms of this agreement, the Company is required to maintain sufficient collateral to secure borrowings in an aggregate amount of the lesser of the book value (i.e., unpaid principal balance), after applicable FHLB discounts, of the Company’s eligible commercial and residential loans pledged as collateral, or 35% of the Company’s assets. Loans totaling $24.4 billion and $22.9 billion at December 31, 2024 and December 31, 2023, respectively, were pledged to the FHLB of Dallas. At December 31, 2024, the remaining borrowing availability totaled $13.0 billion. At December 31, 2024, there were no call features on long-term FHLB borrowings. Short-term FHLB borrowings mature within one year following the date of the advance.

The FHLB of Dallas has also issued irrevocable letters of credit totaling $47.5 million at December 31, 2024 on behalf of our customers. Of the total amount, $26.7 million expires on December 17, 2025 and $20.8 million expires on January 30, 2025.

The following table presents the details of the long-term and subordinated debt the Company has outstanding:

(Dollars in thousands)	December 31, 2024	December 31, 2023
4.850% advances from FHLB Dallas, due August 2, 2027	$706	$771
4.125% fixed to floating rate, subordinated notes, due November 20, 2029, callable on November 20, 2024	—	283,159
7.250% subordinated notes, due June 28, 2029, callable on June 28, 2024	—	35,000
4.750% subordinated notes, due June 30, 2029, callable on June 30, 2024	—	79,352
6.250% subordinated notes, due June 28, 2029, callable on June 28, 2024	—	25,000
5.000% fixed to floating rate, subordinated notes, due June 30, 2030, callable on June 30, 2025	10,000	10,000
Purchase accounting adjustment, net of amortization	—	5,786
Debt issue costs	—	(608)
Total long-term borrowings	$10,706	$438,460

During 2024, the Company repurchased $68.0 million of the $300 million Subordinated Notes due November 20, 2029, resulting in a $1.8 million gain on the extinguishment of debt, and called the remaining $215.2 million of these Subordinated Notes. Also during 2024, the Company repurchased $0.5 million of our Subordinated Notes due June 2029 and called the remaining $138.9 million of each of the Subordinated Notes due June 2029, resulting in a net gain on the extinguishment of debt of $4.7 million which was reported in other noninterest revenue in the consolidated statements of income.

Contractual annual principal payments on long-term debt for the next five years and thereafter are shown in the following table. These maturities are based upon the amounts owed at December 31, 2024.

(Dollars in thousands)	FHLB Advances	Subordinated Notes	Total
2025	$61	$—	$61
2026	40	—	40
2027	605	—	605
2028	—	—	—
2029	—	—	—
Thereafter	—	10,000	10,000
Total	$706	$10,000	$10,706

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NOTE 10. PREFERRED STOCK

In November 2019, the Company completed its public offering of 6,900,000 shares of 5.50% Series A Non- Cumulative Perpetual Preferred Stock, par value $0.01 per share, with a liquidation preference of $25 per share of Series A Preferred Stock (the “Series A Preferred Stock”), which represents $172.5 million in aggregate liquidation preference (the “Series A Preferred Stock Offering”). The Company received net proceeds from the Series A Preferred Stock Offering, after deducting the underwriting discount and estimated expenses, of $167.5 million. Holders of the Series A Preferred Stock are entitled to receive, only when, as, and if declared by the Company’s board of directors, non-cumulative cash dividends based upon the liquidation preference of $25 per share of Series A Preferred Stock, and no more, at a rate equal to 5.50% per annum, payable quarterly, in arrears, on February 20, May 20, August 20 and November 20 of each year. The Board of Directors declared total cash dividends of $1.375 per share of Series A Preferred Stock for a total of $9.5 million during years 2024, 2023, and 2022.

Series A Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provision. The Company may redeem shares of Series A Preferred Stock at its option, subject to regulatory requirements, at a redemption price equal to $25 per share, plus any declared and unpaid dividends. In the event Series A Preferred Stock is redeemed at the liquidation amount, $5.5 million in excess of the liquidation amount over the carrying amount will be recorded as a reduction to net income available to common shareholders.

NOTE 11. INCOME TAXES

The components of income tax expense (benefit) attributable to continuing operations were as follows for the years ended December 31, 2024, 2023 and 2022:

(In thousands)	2024	2023	2022
Current:
Federal	$126,226	$(2,355)	$106,628
State	18,148	(3,131)	13,972
Deferred:
Federal	10,521	1,208	7,245
State	(2,302)	(316)	1,860
Total	$152,593	$(4,594)	$129,705

The Company had income tax receivable (payable) of $18.5 million, $(10.0) million and $(0.5) million at December 31, 2024, 2023 and 2022, respectively.

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Income tax expense (benefit) on continuing operations differed from the amounts computed by applying the U.S. federal income tax rate of 21% to income (loss) from continuing operations before income taxes resulting from the following:

(In thousands)	2024	2023	2022
Tax expense (benefit) at statutory rates	$142,001	$(191)	$121,175
Increase (decrease) in taxes resulting from:
State income taxes, net of federal tax benefit	12,519	(2,723)	12,508
Tax-exempt interest revenue	(1,542)	(1,730)	(2,877)
Tax-exempt earnings on life insurance	(3,422)	(3,135)	(2,640)
Deductible dividends paid on 401(k) plan	(16)	(529)	(537)
Goodwill writeoff	181	—	—
Tax rate change revaluation of deferreds	—	—	2,470
Excess salary disallowance	5,544	4,855	3,672
Tax credits	(4,225)	(12,926)	(9,728)
FDIC disallowance	6,876	7,332	3,797
Nondeductible merger costs	—	—	129
Meals and entertainment	565	628	441
Other, net	(5,888)	3,825	1,295
Total	$152,593	$(4,594)	$129,705

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The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2024 and 2023 were as follows:

(In thousands)	2024	2023
Deferred tax assets:
Loans, principally due to allowance for credit losses	$112,244	$114,341
Other real estate owned	267	2,217
Loans, fair value adjustment	3,130	5,953
Securities, fair value adjustment	4,720	5,137
Accrued liabilities	34,708	34,724
Net operating loss carryforwards	5,598	6,593
Lease liability	43,939	44,916
Other	5,001	3,007
Unrealized net losses on available for sale-securities	201,646	222,063
Unrecognized pension expense	13,886	14,291
Total gross deferred tax assets	425,139	453,242
Less: valuation allowance	564	615
Deferred tax assets	424,575	452,627
Deferred tax liabilities:
Lease transactions	$1,313	$1,511
Employment benefits	17,231	12,690
Premises and equipment, principally due to differences in depreciation	18,748	24,588
Mortgage servicing rights	26,917	25,134
Intangible assets	29,221	29,936
Investments	6,216	7,093
Deferred net loan fees	25,360	24,106
Right of use asset	39,170	40,200
Other	4,099	3,669
Total gross deferred tax liabilities	168,275	168,927
Net deferred tax assets	$256,300	$283,700

At December 31, 2024, the Company had a net deferred tax asset of $256.3 million, compared to $283.7 million at December 31, 2023. The changes to gross deferred tax assets and liabilities during 2024 was primarily due to deferred tax adjustments related to the change in market value of available for sale securities.

Based upon the level of historical taxable income and projections for future taxable income over the periods in which deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences existing at December 31, 2024 with the exception of a state net operating loss carryforward that will not be realized which resulted in a $0.6 million valuation allowance.

At December 31, 2024, the Company has federal net operating loss carryforwards of $23.7 million which will begin to expire in 2030. The Company has state net operating loss carryforwards of $1.4 million which will begin to expire in 2030. The Company believes it is more likely than not the benefit from certain state net operating loss carryforwards will not be realized, and accordingly, has established a pre-tax valuation allowance of $13.2 million, $0.6 million after tax, associated with those net operating losses at December 31, 2024.

The Company recognizes accrued interest related to unrecognized tax benefits and penalties as a component of other noninterest expense. The Company accrued interest of $64 thousand in 2024, $143 thousand in 2023 and $214 thousand in 2022. The Company’s accrued interest and penalties on unrecognized tax benefits was $0.8 million and $0.7 million at December 31, 2024 and 2023, respectively. Accrued interest and penalties are included in other liabilities.

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At December 31, 2024 and 2023, the balance of unrecognized tax benefits, if recognized that would reduce the effective tax rate was $1.0 million and $1.2 million, respectively. The Company does not anticipate a significant change to the total amount of unrecognized tax benefits within the next 12 months. The following table presents a summary of the beginning and ending amounts of unrecognized income tax benefits:

	Years ended December 31,
(In thousands)	2024	2023	2022
Balance at January 1	$1,242	$3,077	$1,441
Additions based on income tax positions related to current year	—	—	154
Additions for income tax positions for prior years	—	—	—
Additions from acquisition	—	—	1,482
Reductions for income tax positions of prior years	(244)	—	—
Statute of limitation expirations	—	—	—
Settlements	—	(1,835)	—
Balance at December 31	$998	$1,242	$3,077

Unrecognized state income tax benefits are not adjusted for the federal income tax impact.

The Company is subject to taxation in the United States and various states and local jurisdictions. The Company files a consolidated United States federal return. Based on the laws of the applicable state where the Company conducts business operations, the Company and its applicable subsidiaries either file a consolidated, combined or separate return. The tax years that remain open for examination for the Company’s major jurisdictions of the United States—Federal, Mississippi, Arkansas, Tennessee, Alabama, Louisiana, Texas, Georgia and Missouri—are 2021, 2022 and 2023.

In August 2022, the IRA of 2022 was signed into law to address inflation, healthcare costs, climate change and renewal energy incentives, among other things. Included in the IRA of 2022 are provisions for the creation of a 15% CAMT that is effective for tax years beginning January 1, 2023 for corporations with an average annual adjusted financial statement income in excess of $1 billion. In 2024 and 2023, the Company was not subject to the 15% CAMT.

NOTE 12. PENSION AND OTHER POST RETIREMENT BENEFIT PLANS

The Basic Plan is a non-contributory defined benefit pension plan managed by a trustee covering substantially all full-time employees who have at least one year of service, worked at least 1,000 hours and have attained the age of 18. For such employees hired prior to January 1, 2006, benefits were based on years of service and the employee’s compensation until January 1, 2017, at which time benefits were based on a 2.5% cash balance formula. For such employees hired on or after January 1, 2006, benefits accrue based on a cash balance formula, effective January 1, 2012. The Company’s funding policy is to contribute to the Basic Plan the amount that meets the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, plus such additional amounts as the Company determines to be appropriate. The difference between the plan assets and projected benefit obligation is included in other assets or other liabilities, as appropriate. Actuarial assumptions are evaluated periodically.

The Restoration Plan provides for the payment of retirement benefits to certain participants in the Basic Plan. The Restoration Plan is a non-qualified plan that covers any employee whose benefit under the Basic Plan is limited by the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and any employee who elects to participate in the Cadence Frozen Deferred Compensation Plan, which reduces the employee’s benefit under the Basic Plan. For employees hired prior to January 1, 2006, benefits were based on years of service and the employee’s compensation until January 1, 2017, at which time benefits were based on a 2.5% cash balance formula. For such employees hired on or after January 1, 2006, benefits accrue based on a cash balance formula, effective January 1, 2012. The Supplemental Plan is a non-qualified defined benefit supplemental retirement plan for certain key employees. Benefits commence when the employee retires and are payable over a period of ten years.

The Company measured benefit obligations using the most recent Pri-2012 mortality tables and MP-2021 mortality improvement scale in selecting mortality assumptions at December 31, 2024. The Company uses a December 31 measurement date for its pension and other benefit plans.

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In 2023, an amendment was made to the Basic Plan in conjunction with a special voluntary retirement offer specifically designed for long-term participants in the Basic Plan. This amendment to provide enhanced pension benefit protection increased the Basic Plan’s liability by $5.1 million, which the Company recognized immediately as a one-time charge to expense during 2023.

A summary of the three defined benefit retirement plans at and for the years ended December 31, 2024, 2023 and 2022 follows:

	Pension Benefits
(In thousands)	2024	2023	2022
Change in benefit obligations:
Projected benefit obligations at beginning of year	$241,606	$238,878	$323,274
Service cost	7,627	9,840	10,439
Interest cost	11,765	12,191	7,278
Actuarial (gain) loss	6,026	15,387	(61,610)
Benefits paid	(10,612)	(11,691)	(10,510)
Administrative expenses paid	(2,058)	(1,319)	(1,033)
Plan amendments	—	5,088	—
Settlements (1)	(15,640)	(26,768)	(28,960)
Projected benefit obligations at end of year	$238,714	$241,606	$238,878
Change in plans’ assets:
Fair value of plans’ assets at beginning of year	$337,803	$341,629	$414,067
Actual return on assets	27,764	33,397	(34,384)
Employer contributions	4,170	2,555	2,449
Benefits paid	(10,612)	(11,691)	(10,510)
Administrative expenses paid	(2,058)	(1,319)	(1,033)
Settlements (1)	(15,640)	(26,768)	(28,960)
Fair value of plans’ assets at end of year	$341,427	$337,803	$341,629
Funded status:
Projected benefit obligations	$(238,714)	$(241,606)	$(238,878)
Fair value of plans’ assets	341,427	337,803	341,629
Net amount recognized	$102,713	$96,197	$102,751

(1)	The total lump sums paid during 2024, 2023, and 2022 were $15.6 million, $26.8 million, and $29.0 million, respectively, compared to a settlement threshold of $17.2 million, $19.6 million, and $14.8 million. As a result, there was no charge recognized for 2024 and a charge of $11.8 million and $9.0 million were recognized for 2023 and 2022, respectively.

The overall funded status of the plans improved slightly during 2024. The slight increase was the result of an increase in the fair value of the plans’ assets as the actual returns on plan assets exceeded payments and settlements coupled with a decrease in the projected benefit obligation due to decreased interest cost and plan amendments.

The weighted-average interest crediting rates for both the Basic Plan and the Restoration Plan were 3.79% in 2024. The Supplemental Plan does not have a minimum interest crediting rate.

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Amounts recognized in the consolidated balance sheets consisted of:

	Pension Benefits
(In thousands)	2024	2023	2022
Prepaid benefit cost	$191,464	$188,325	$201,581
Accrued benefit liability	(29,963)	(31,625)	(31,800)
Accumulated other comprehensive loss adjustment	(58,788)	(60,503)	(67,030)
Net amount recognized	$102,713	$96,197	$102,751

Pre-tax amounts recognized in accumulated other comprehensive loss consisted of:

	December 31,
(In thousands)	2024	2023
Net prior service benefit	$178	$191
Net actuarial loss	58,610	60,312
Total accumulated other comprehensive loss	$58,788	$60,503

The components of net periodic benefit cost for the periods indicated were as follows:

	Year Ended December 31,
(In thousands)	2024	2023	2022
Service cost	$7,627	$9,840	$10,439
Interest cost	11,765	12,191	7,278
Expected return on plan assets	(22,966)	(21,969)	(23,003)
Recognized prior service cost	13	13	14
Recognized net loss	2,931	3,734	4,726
Settlement loss	—	11,826	9,023
Net periodic benefit (credit) cost (1)	$(630)	$15,635	$8,477

(1)	While service cost is included in salaries and employee benefits, the other components of net periodic pension costs are included in other noninterest expense in the consolidated statements of income for the years ended December 31, 2024, 2023, and 2022.

The weighted-average assumptions used to determine benefit obligations at December 31, 2024 and 2023 were as follows:

	Basic Plan		Restoration Plan		Supplemental Plan
	2024	2023	2024	2023	2024	2023
Discount rate	5.60%	5.29%	5.50%	5.22%	5.31%	5.05%
Rate of compensation increase	4.00%	4.00%	4.00%	4.00%	3.50%	3.00%

The weighted-average assumptions used to determine net periodic benefit cost for 2024, 2023 and 2022 were as follows:

	Basic Plan
	2024	2023	2022
Discount rate-service cost	5.35%	5.65%	2.92%
Discount rate-interest cost	5.13%	5.13%	1.95%
Rate of compensation increase	4.00%	4.00%	4.00%
Expected rate of return on plan assets	7.00%	6.50%	6.00%

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	Restoration Plan
	2024	2023	2022
Discount rate-service cost	5.71%	5.53%	2.61%
Discount rate-interest cost	5.31%	5.30%	2.26%
Rate of compensation increase	4.00%	4.00%	4.00%
Expected rate of return on plan assets	N/A	N/A	N/A

	Supplemental Plan
	2024	2023	2022
Discount rate-service cost	5.75%	5.49%	2.24%
Discount rate-interest cost	5.02%	5.28%	1.62%
Rate of compensation increase	3.00%	3.00%	3.00%
Expected rate of return on plan assets	N/A	N/A	N/A

The following table presents information related to the Restoration and Supplemental Plans that had accumulated benefit obligations in excess of plan assets at December 31, 2024 and 2023:

(In thousands)	2024	2023
Projected benefit obligation	$35,534	$37,431
Accumulated benefit obligation	34,376	34,861
Fair value of assets	—	—

In selecting the expected long-term rate of return on assets used for the Basic Plan, the Company considered the average rate of earnings expected on the funds invested or to be invested to provide for the benefits of the plan. This included considering the trust asset allocation and the expected returns likely to be earned over the life of the plan. This basis is consistent with the prior year. The discount rate is the rate used to determine the present value of the Company’s future benefit obligations for its pension and other postretirement benefit plans.

Plan assets are managed on a total return basis to meet future obligations. Risk is managed through asset allocation, diversification, asset valuation analysis and maintaining a long-term focus. Assets are invested in multiple asset classes including, but not limited to, domestic equities, international equities and fixed income securities. Factors considered for the Plan’s asset allocation include, but are not limited to, the Plan’s funding status, long-term expected liabilities and expected long-term investment performance. To meet the Plan’s obligation, long-term returns take priority over short term market volatility and uncertainty. The Plan asset allocation, diversification and long-term performance are evaluated by the Retirement Committee multiple times throughout each calendar year.

The Company’s pension plan weighted-average asset allocations at December 31, 2024 and 2023 and the Company’s target allocations for 2025, by asset category, were as follows:

	Plan assets at December 31,		Target for
Asset category:	2024	2023	2025
Equity securities	49%	49%	33-60%
Debt securities	47%	47%	40-67%
Cash and equivalents	5%	4%
Total	100%	100%

Equity securities held in the Basic Plan included shares of the Company’s common stock with a fair value of $2.8 million (0.83% of total plan assets) and $2.4 million (0.72% of total plan assets) at December 31, 2024 and 2023, respectively. An analysis by management is performed annually to determine whether the Company will make a contribution to the Basic Plan.

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The following table presents information regarding expected future benefit payments, which reflect expected service, as appropriate:

(In thousands)	Pension Benefits
Expected future benefit payments:
2025	$25,061
2026	25,577
2027	26,032
2028	25,515
2029	25,693
2030-2034	119,808

The following table presents the fair value of each major category of plan assets held in the Basic Plan at December 31, 2024 and 2023:

	Plan Assets
(In thousands)	2024	2023
Investments, at fair value:
Cash and cash equivalents	$11,459	$7,822
U.S. agency debt obligations	20,549	13,679
Mutual funds	272,349	272,589
U. S. government debt obligations	6,880	5,895
Common stock of Cadence Bank	2,834	2,434
Brokered certificates of deposit	26,711	34,703
Total investments, at fair value	340,782	337,122
Accrued interest and dividends	645	681
Fair value of plan assets	$341,427	$337,803

Fair values are determined based on valuation techniques categorized as follows: Level 1 means the use of quoted prices for identical instruments in active markets; Level 2 means the use of quoted prices for identical or similar instruments in markets that are not active or are directly or indirectly observable; Level 3 means the use of unobservable inputs. Quoted market prices, when available, are used to value investments. Pension plan investments include funds which invest in various types of investment securities and in various companies within various markets. Investment securities are exposed to several risks, such as interest rate, market and credit risks. Because of the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported.

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The following tables set forth the plan investments at fair value at December 31, 2024 and 2023:

	2024
(In thousands)	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$11,459	$—	$—	$11,459
U.S. agency debt obligations	—	20,549	—	20,549
U.S. government debt obligations	—	6,880	—	6,880
Mutual funds	272,349	—	—	272,349
Company common stock	2,834	—	—	2,834
Brokered certificates of deposit	—	26,711	—	26,711
Total	$286,642	$54,140	$—	$340,782

	2023
(In thousands)	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$7,822	$—	$—	$7,822
U.S. agency debt obligations	—	13,679	—	13,679
U.S. government debt obligations	—	5,895	—	5,895
Mutual funds	272,589	—	—	272,589
Company common stock	2,434	—	—	2,434
Brokered certificates of deposit	—	34,703	—	34,703
Total	$282,845	$54,277	$—	$337,122

The following investments represented 5% or more of the total plan asset value at December 31, 2024:

(In thousands)	2024
John Hancock Discip Value Fund	$20,713
John Hancock Discip Value Mid Cap Fund	19,756
Curasset Capital Management Core Bond Fund	30,536
Curasset Capital Management Limited Term Inc Fund	38,021
Pioneer Multi-Asset Ultrashort Inc Fund	20,572
First Eagle Global Fund Class R6	23,111
JP Morgan Equity Income R6	24,873
JP Morgan Strategic Income Opp Fund	20,057

The Company has a defined contribution plan (commonly referred to as a “401(k) Plan”). Employees may contribute a portion of their compensation, as set forth in the 401(k) Plan, subject to the limitations as established by the Code. Employee contributions (up to 5% of defined compensation) are matched dollar-for-dollar by the Company. Employer contributions were $21.2 million, $22.6 million, and $21.4 million for 2024, 2023, and 2022, respectively.

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NOTE 13. FAIR VALUE DISCLOSURES

Fair value is defined by U.S. GAAP as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. This hierarchy requires the Company to maximize the use of observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. Each fair value measurement is placed into the proper level based on the lowest level of significant input. These levels are:

●	Level 1: Valuation is based upon quoted prices for identical instruments traded in active markets.

●	Level 2: Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

●	Level 3: Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models, and similar techniques.

Transfers between fair value levels are recognized at the end of the fiscal quarter in which the associated change in inputs occurs.

Determination of Fair Value

Fair values are based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The following describes the assumptions and methodologies used to estimate the fair value of financial instruments recorded at fair value in the consolidated balance sheets and for estimating the fair value of financial instruments for which fair value is disclosed.

Available for sale securities and equity investments. AFS securities and equity investments (with readily determinable fair values) are recorded at fair value on a recurring basis. AFS securities and equity investments that are traded on an active exchange are classified as Level 1. If quoted prices are not available, the Company obtains fair value measurements from an independent pricing service. These fair value measurements consider observable market data that may include benchmark yield curves, reported trades, broker/dealer quotes, issuer spreads and credit information, among other inputs. These securities are classified as Level 2.

Mortgage servicing rights. The Company records MSR at fair value on a recurring basis with subsequent remeasurement of MSR based on change in fair value. An estimate of the fair value of the Company’s MSR is determined by utilizing assumptions about factors such as mortgage interest rates, discount rates, mortgage loan prepayment speeds, market trends and industry demand. All of the Company’s MSR are classified as Level 3.

Derivative instruments. The Company’s derivatives that are traded on an active exchange are classified as Level 1. The majority of the Company’s derivative instruments are measured at fair value based on modeling that utilizes observable market inputs for various interest rates published by leading third-party financial news and data providers. This is observable data that represents the rates used by market participants for instruments entered into at that date; however, they are not based on actual transactions, so they are classified as Level 2. Derivative instruments that are measured at fair value based on either an unobservable market price or a discounted cash flow valuation using the terms of a derivative agreement are classified as Level 3.

Loans held for sale. Loans held for sale are carried at fair value which is based on commitments outstanding from investors as well as what secondary markets are currently offering for portfolios with similar characteristics. Therefore, loans held for sale are subjected to recurring fair value adjustments and are classified as Level 2. The Company obtains quotes, bids, or pricing indications on all or part of these loans directly from the buyers. Premiums and discounts received or to be received on the quotes, bids or pricing indications are indicative of the fact that the cost is lower or higher than fair value.

Investments in limited partnerships. The fair value of certain investments in limited partnerships is estimated using the practical expedient of net asset value. For other investments in limited partnerships that do not qualify for the practical expedient, we use a measurement alternative which measures these investments at cost, less any impairment, plus or minus any changes resulting from observable price changes in orderly transactions for identical or similar investments of the same issuer. The Company classifies these investments in limited partnerships as Level 3.

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SBA servicing assets. The fair value of the SBA servicing assets is estimated using the gross coupon less an assumed CSC. The Company classifies SBA servicing assets as Level 3.

Other real estate owned and repossessed assets. OREO is carried at the lower of cost or fair value less estimated selling costs on an ongoing basis and is subjected to nonrecurring fair value adjustments. Estimated fair value is determined on the basis of independent appraisals and other relevant factors. Appraisals that are not based on observable inputs or that require significant adjustments or fair value measurements that are not based on third-party appraisals are considered to be based on significant unobservable inputs. The fair value of repossessed assets is determined using net orderly liquidation valuation on a nonrecurring basis. The Company’s OREO and repossessed assets are classified as Level 3.

Collateral-dependent loans (impaired and purchase credit deteriorated (loss)). Collateral-dependent loans considered for specific reserve are loans for which, based on current information and events, it is probable that the creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. Collateral-dependent loans include impaired loans and classified purchased credit deteriorated (loss) loans (as defined by management). When a loan is collateral-dependent, the fair value of the loan is determined based on the fair value of the underlying collateral. All of the Company’s collateral-dependent loans are classified as Level 3.

Assets and Liabilities Recorded at Fair Value on a Recurring Basis

The following tables present the balances of the assets and liabilities measured at fair value on a recurring basis:

	December 31, 2024
(In thousands)	Level 1	Level 2	Level 3	Total
Assets:
Available for sale securities	$—	$7,293,988	$—	$7,293,988
Equity investments	21,678	—	—	21,678
Mortgage servicing rights	—	—	114,594	114,594
Derivative instruments	—	32,021	1,310	33,331
Loans held for sale	—	244,192	—	244,192
Investments in limited partnerships	—	—	118,710	118,710
SBA servicing rights	—	—	5,785	5,785
Total	$21,678	$7,570,201	$240,399	$7,832,278
Liabilities:
Derivative instruments	$3,085	$45,573	$15	$48,673

	December 31, 2023
(In thousands)	Level 1	Level 2	Level 3	Total
Assets:
Available for sale securities	$—	$8,075,476	$—	$8,075,476
Equity investments	22,108	—	—	22,108
Mortgage servicing rights	—	—	106,824	106,824
Derivative instruments	1,809	25,836	1,858	29,503
Loans held for sale	—	186,301	—	186,301
Investments in limited partnerships	—	—	94,998	94,998
SBA servicing rights	—	—	6,124	6,124
Total	$23,917	$8,287,613	$209,804	$8,521,334
Liabilities:
Derivative instruments	$—	$44,294	$10	$44,304

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Level 3 financial instruments typically include unobservable components but may also include some observable components that may be validated to external sources. The table below includes a roll forward of the consolidated balance sheet amounts for the years ended December 31, 2024 and 2023, for changes in the fair value of financial instruments within Level 3 of the valuation hierarchy that are recorded on a recurring basis. The gains or (losses) in the following table (which are reported in Other noninterest income in the consolidated statements of income) may include changes to fair value due in part to observable factors that may be part of the valuation methodology.

	Year Ended December 31, 2024
(In thousands)	Mortgage Servicing Rights	Investments in Limited Partnerships	SBA Servicing Rights	Mortgage Loan Held-For-Sale Interest Rate Lock Commitments (Assets and Liabilities)
Balance at December 31, 2023	$106,824	$94,998	$6,124	$1,848
Net (losses) gains	(6,241)	11,822	(1,664)	(553)
Additions	14,011	—	1,325	—
Contributions paid	—	27,079	—	—
Distributions received	—	(15,189)	—	—
Balance at December 31, 2024	$114,594	$118,710	$5,785	$1,295
Net unrealized gains (losses) included in net income for the period related to assets and liabilities held at December 31, 2024	$6,669	$11,822	$(1,664)	$(553)

	Year Ended December 31, 2023
(In thousands)	Mortgage Servicing Rights	Investments in Limited Partnerships	SBA Servicing Rights	Mortgage Loan Held-For-Sale Interest Rate Lock Commitments (Assets and Liabilities)
Balance at December 31, 2022	$109,744	$67,533	$5,585	$425
Net (losses) gains	(12,996)	8,224	(1,227)	1,423
Additions	10,076	—	1,766	—
Reclassifications	—	(1,120)	—	—
Contributions paid	—	26,750	—	—
Distributions received	—	(6,411)	—	—
Other	—	22	—	—
Balance at December 31, 2023	$106,824	$94,998	$6,124	$1,848
Net unrealized (losses) gains included in net income for the period related to assets and liabilities held at December 31, 2023	$(4,158)	$8,224	$(1,227)	$1,423

Fair Value Option

The Company elected to measure commercial real estate loans held for sale and commercial and industrial loans held for sale under the fair value option. Included in these loans are loans guaranteed by the SBA and loans related to syndications. The Company assumed the cost of these loans approximates their fair value due to the short term these instruments remain on the Company’s balance sheet.

The Company also elected to measure residential mortgage loans held for sale at fair value. The election allows for effective offset of the changes in fair values of the loans and the derivative instruments used to hedge them. Included in the residential mortgage loans held for sale portfolio are certain previously sold GNMA loans. Under ASC 860-10-40, certain GNMA loans will not meet sale criteria due to the conditional buyback option becoming unconditional once the delinquency criteria is met when they reach 90 or more days past due. The Company records these loans at fair value on the consolidated balance sheets with an offsetting liability. The Company assumed the cost approximates the fair value. At December 31, 2024 and December 31, 2023, the fair value of the GNMA loans totaled $69.0 million and $56.5 million, respectively.

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The following table summarizes the difference between the aggregate fair value and the aggregate unpaid principal balance of loans held for sale:

	December 31, 2024			December 31, 2023
(In thousands)	Aggregate Fair Value	Aggregate Unpaid Principal	Aggregate Fair Value Less Aggregate Unpaid Principal	Aggregate Fair Value	Aggregate Unpaid Principal	Aggregate Fair Value Less Aggregate Unpaid Principal
Residential mortgage loans	$181,622	$181,622	$—	$157,631	$156,175	$1,456
Commercial and industrial loans	59,343	59,343	—	28,464	25,807	2,657
Commercial real estate loans	3,227	3,227	—	206	206	—
Total	$244,192	$244,192	$—	$186,301	$182,188	$4,113

Net gains and losses resulting from changes in fair value for residential mortgage loans held for sale are recorded in mortgage banking revenue in the consolidated statements of income. For the years ended December 31, 2024 and 2023, the Company had net gains totaling $0.9 million and $2.1 million, respectively.

Net gains and losses resulting from changes in fair value for commercial and industrial loans and commercial real estate loans held for sale are recorded in other noninterest revenue in the consolidated statements of income. For the years ended December 31, 2024 and 2023, the Company had net gains from the sale of these loans totaling $6.4 million and $4.8 million, respectively.

Assets and Liabilities Recorded at Fair Value on a Nonrecurring Basis

From time to time, the Company may be required to measure certain other financial assets at fair value on a nonrecurring basis in accordance with GAAP. These adjustments to fair value usually result from the application of lower of cost or fair value accounting or write-downs of individual assets. The following tables present the balances of assets measured at fair value on a nonrecurring basis:

	December 31, 2024
(In thousands)	Level 1	Level 2	Level 3	Total
Assets:
Impaired loans, collateral-dependent(1)	$—	$—	$75,820	$75,820
Purchased credit deteriorated (loss) loans	—	—	6,027	6,027
Other real estate and repossessed assets	—	—	5,754	5,754

(1)	At December 31, 2024, impaired loans, collateral-dependent includes $8.7 million which were classified as doubtful.

	December 31, 2023
(In thousands)	Level 1	Level 2	Level 3	Total
Assets:
Impaired loans, collateral-dependent	$—	$—	$101,271	$101,271
Purchased credit deteriorated (loss) loans	—	—	6,507	6,507
Other real estate and repossessed assets	—	—	6,247	6,247

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Unobservable Inputs

The following table presents the significant unobservable inputs used in Level 3 fair value measurements for financial assets measured at fair value on a recurring and nonrecurring basis:

	Quantitative Information about Level 3 Fair Value Measurements
(In thousands)	Carrying Value	Valuation Methods	Unobservable Inputs	Range	Weighted Average
December 31, 2024
Measured at fair value on a recurring basis:
Mortgage servicing rights(1)	$114,594	Discounted cash flow	Discount rate	9.7% - 11.3%	10.1%
			Repayment speed (CPR)	6.8 - 12.6	8.3
			Coupon interest rate	3.2% - 7.9%	4.2%
			Remaining maturity (months)	119 - 480	342
			Servicing fee (bps)	19.0 bps-50.0 bps	28.7 bps
Investments in limited partnerships	118,710	Practical expedient	Net asset value	NM	NM
SBA servicing rights(1)	5,785	Coupon less contractual servicing cost	Contractual servicing cost (bps)	12.5 bps-40.0 bps	26.3 bps
Mortgage loan held-for-sale interest rate lock commitments (assets and liabilities)	1,295	Discounted cash flow	Closing ratio	10.0% - 100%	46.8%
Measured at fair value on a nonrecurring basis:
Impaired loans, collateral- dependent(1)	$75,820	Appraised value, as adjusted	Discount to fair value	10% - 41%	30.5%
Purchased credit deteriorated (loss) loans(1)	6,027	Appraised value, as adjusted	Discount to fair value	10% - 30%	24.7%
Other real estate and repossessed assets	5,754	Appraised value, as adjusted	Estimated closing costs	7.0%	7.0%

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	Quantitative Information about Level 3 Fair Value Measurements
(In thousands)	Carrying Value	Valuation Methods	Unobservable Inputs	Range	Weighted Average
December 31, 2023
Measured at fair value on a recurring basis:
Mortgage servicing rights(1)	$106,824	Discounted cash flow	Discount rate	9.8% - 16.0%	10.3%
			Repayment speed (CPR)	6.4 - 100.0	8.1
			Coupon interest rate	2.8% - 6.8%	3.9%
			Remaining maturity (months)	119 - 480	338.8
			Servicing fee (bps)	19.0 bps-50.0 bps	28.6 bps
Investments in limited partnerships	94,998	Practical expedient	Net asset value	NM	NM
SBA servicing rights(1)	6,124	Coupon less contractual servicing cost	Contractual servicing cost (bps)	12.5 bps-40.0 bps	26.3 bps
Mortgage loan held-for-sale interest rate lock commitments (assets and liabilities)	1,848	Discounted cash flow	Closing ratio	10.0% - 100%	55.9%
Measured at fair value on a nonrecurring basis:
Impaired loans, collateral- dependent(1)	$101,271	Appraised value, as adjusted	Discount to fair value	0% - 90%	29.2%
Purchased credit deteriorated (loss) loans(1)	6,507	Appraised value, as adjusted	Discount to fair value	10% - 30%	24.6%
Other real estate and repossessed assets	6,247	Appraised value, as adjusted	Estimated closing costs	7.0%	7.0%

(1)	Weighted averages were calculated using the input attributed and the outstanding balance of the loan.

Certain assets and liabilities subject to fair value disclosure requirements are not actively traded, requiring management to estimate the fair value. These estimations necessarily require judgement to be applied to the reasonableness and relevancy of comparable market prices, expected future cash flows, and appropriate discount rates.

The short-term nature of certain assets and liabilities result in their carrying value approximating fair value. They include cash and due from banks, interest bearing deposits with other banks and Federal funds sold, accrued interest receivable, non-time deposits, federal funds purchased, securities sold under agreement to repurchase, short-term BTFP borrowings and accrued interest payable.

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The following tables present carrying and fair value information of financial instruments for the periods presented:

	December 31, 2024
(In thousands)	Carrying Value	Fair Value	Level 1	Level 2	Level 3
Assets:
Cash and due from banks	$624,884	$624,884	$624,884	$—	$—
Interest bearing deposits with other banks and Federal funds sold	1,106,692	1,106,692	1,106,692	—	—
Available for sale securities and equity securities with readily determinable fair values	7,315,666	7,315,666	21,678	7,293,988	—
Net loans and leases	33,280,962	32,440,220	—	—	32,440,220
Loans held for sale	244,192	244,192	—	244,192	—
Accrued interest receivable	196,670	196,670	—	26,239	170,431
Mortgage servicing rights	114,594	114,594	—	—	114,594
Investments in limited partnerships	118,710	118,710	—	—	118,710
Other assets	11,539	11,539	—	—	11,539

Liabilities:
Deposits	$40,496,201	$40,495,193	$—	$40,495,193	$—
Federal funds purchased and securities sold under agreement to repurchase and other short-term borrowings	23,616	23,616	23,616	—	—
Accrued interest payable	110,853	110,853	3	110,850	—
Subordinated and long-term borrowings	10,706	10,570	—	10,570	—

Derivative instruments:
Assets:
Commercial loan interest rate contracts	$30,555	$30,555	$—	$30,555	$—
Mortgage loan held-for-sale interest rate lock commitments	1,310	1,310	—	—	1,310
Mortgage loan forward sale commitments	816	816	—	816	—
Foreign exchange contracts	650	650	—	650	—
Liabilities:
Commercial loan interest rate contracts	$45,070	$45,070	$—	$45,070	$—
Mortgage loan held-for-sale interest rate lock commitments	15	15	—	—	15
Futures, forwards and options	3,085	3,085	3,085	—	—
Mortgage loan forward sale commitments	34	34	—	34	—
Foreign exchange contracts	469	469	—	469	—

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	December 31, 2023
	Carrying	Fair
(In thousands)	Value	Value	Level 1	Level 2	Level 3
Assets:
Cash and due from banks	$798,177	$798,177	$798,177	$—	$—
Interest bearing deposits with other banks and Federal funds sold	3,434,088	3,434,088	3,434,088	—	—
Available for sale securities and equity securities with readily determinable fair values	8,097,584	8,097,584	22,108	8,075,476	—
Net loans and leases	32,028,988	30,933,473	—	—	30,933,473
Loans held for sale	186,301	186,301	—	186,301	—
Accrued interest receivable	198,680	198,680	—	28,565	170,115
Mortgage servicing rights	106,824	106,824	—	—	106,824
Investments in limited partnerships	94,998	94,998	—	—	94,998
Other assets	12,371	12,371	—	—	12,371

Liabilities:
Deposits	$38,497,137	$38,487,472	$—	$38,487,472	$—
Federal funds purchased and securities sold under agreement to repurchase and other short-term borrowings	451,516	451,516	451,516	—	—
Short-term BTFP borrowings	3,500,000	3,500,000	3,500,000	—	—
Accrued interest payable	100,682	100,682	2,324	98,358	—
Subordinated and long-term borrowings	438,460	411,651	—	411,651	—

Derivative instruments:
Assets:
Commercial loan interest rate contracts	$25,264	$25,264	$—	$25,264	$—
Mortgage loan held-for-sale interest rate lock commitments	1,858	1,858	—	—	1,858
Futures, forwards and options	1,809	1,809	1,809	—	—
Mortgage loan forward sale commitments	246	246	—	246	—
Foreign exchange contracts	326	326	—	326	—
Liabilities:
Commercial loan interest rate contracts	$41,459	$41,459	$—	$41,459	$—
Mortgage loan held-for-sale interest rate lock commitments	10	10	—	—	10
Mortgage loan forward sale commitments	2,567	2,567	—	2,567	—
Foreign exchange contracts	268	268	—	268	—

Fair Value of Financial Instruments

GAAP requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates, methods, and assumptions that are used by the Company in estimating fair values of financial instruments that are not disclosed above are set forth below.

Cash and Cash Equivalents. The carrying amounts for cash and cash equivalents approximate fair values due to their immediate and shorter-term maturities. Cash and equivalents include cash and amounts due from banks, including interest-bearing deposits with other banks.

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Net Loans. Loans are valued on an individual basis, with consideration given to the loans’ underlying characteristics, including account types, remaining terms, annual interest rates or coupons, interest types, accrual basis, timing of principal and interest payments, current market rates, and remaining balances. A discounted cash flow model is used to estimate the fair value of the loans using assumptions for prepayments speeds, projected default probabilities by risk grade, and estimates of prevailing discount rates. The discounted cash flow approach models the projected cash flows, applying various assumptions regarding interest and payment risks for the loans based on the loan types, payment types and fixed or variable interest rate classifications. Estimated fair values are disclosed through the application of the exit price notion. The assumptions used to estimate fair value are intended to approximate those that a market participant would use in an orderly transaction on the measurement date. All of the Company’s loans and leases are classified as Level 3.

Accrued Interest Receivable and Payable. The carrying amounts for accrued interest receivable and accrued interest payable approximate fair values due to their nature and are classified in the Level hierarchy according to their corresponding asset or liability.

Deposits. The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for time deposits are estimated using a discounted cash flow calculation that uses recent issuance rates over the prior three months and a market rate analysis of recent offering rates for retail products. For wholesale products, brokered pricing offering rates were used. The Company’s deposits are classified as Level 2.

Borrowings. The carrying amounts for federal funds purchased and repurchase agreements approximate fair value because of their short-term maturity and are classified as Level 1. Similarly, the carrying amounts for the Company’s fixed-term BTFP approximate fair value and were classified as Level 1. The fair value of the subordinated debentures was estimated using a discounted cash flow calculation that uses recent issuance rates for similar notes offerings for similar sized issuers. FHLB borrowings and the subordinate notes are classified as Level 2.

Lending Commitments. The Company’s lending commitments are negotiated at prevailing market rates and are relatively short-term in nature. As a matter of policy, the Company generally makes commitments for fixed-rate loans for relatively short periods of time. Therefore, the estimated value of the Company’s lending commitments approximates the carrying amount and is immaterial to the financial statements. The Company’s lending commitments are classified as Level 2. The Company’s off-balance sheet commitments, which include letters of credit totaling $448.9 million and $450.7 million at December 31, 2024 and 2023, respectively, are funded at current market rates at the date they are drawn upon. It is management’s opinion that the fair value of these commitments would approximate their carrying value, if drawn upon. See Note 21 for additional information regarding lending commitments.

Limitations. The fair value estimates are determined as of a specific point in time utilizing various assumptions and estimates. The use of assumptions and various valuation techniques, as well as the absence of secondary markets for certain financial instruments, will likely reduce the comparability of fair value disclosures between financial institutions. The fair values for loans involve the use of various assumptions due to illiquidity in the market as of December 31, 2024 and 2023. These assumptions are considered to reflect inputs that market participants would use in transactions involving these instruments as of the measurement date. The tables above only includes financial instruments of the Company, and, accordingly, the total of the fair value amounts does not represent, and should not be construed to represent, the underlying value of the Company.

NOTE 14. SHARE-BASED COMPENSATION

The Company’s Long-Term Equity Incentive Plan (“Incentive Plan”), Cadence Bank Equity Incentive Plan for Non-Employee Directors, 2021 Long-Term Equity Incentive Plan and the Amended and Restated 2015 Omnibus Incentive Plan (the “2015 Plan” assumed from Legacy Cadence) permit the Company to grant to employees and directors various forms of share-based incentive compensation and were effective during the years ended December 31, 2024, 2023, and 2022. On December 30, 2024, the Cadence Bank 2025 Long-Term Incentive Plan (“the 2025 Plan”) was approved by the shareholders. The 2025 Plan supersedes all four of the incentive plans previously mentioned and is effective starting in fiscal year 2025. At December 31, 2024, 4.5 million shares were available for future grants of share-based compensation under the 2025 Plan.

The Company has primarily granted PSUs, RSUs and RSAs under the Incentive Plan. PSUs entitle the recipient to receive shares of the Company’s common stock upon the achievement of performance goals that are specified in the award over a performance period. The recipient of PSUs is not treated as a shareholder of the Company and is not entitled to vote or receive dividends until the performance conditions stated in the award are satisfied and the shares of stock are issued to the recipient. All PSUs vest over a three-year period and are valued at the fair value of the Company’s stock at the grant date based upon the estimated number of shares expected to vest. In 2022, the Company incorporated a lattice model into the PSU valuation methodology to estimate the fair value of the portion of the award related to market conditions. RSUs entitle the recipient to receive the shares once they are vested but with no voting rights until the shares are received. RSUs generally vest over three- to five-year periods and are eligible to receive dividend equivalents, which accrue and are paid upon vesting. RSAs entitle the recipient to vote the shares of stock but the recipient does not receive the shares until they are fully vested. RSA grants vest over five- to seven-year periods and are entitled to receive dividends.

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The following table summarizes the Company’s total share-based compensation expense and related estimated tax benefit for the periods indicated:

	Year Ended December 31,
(In thousands)	2024	2023	2022
Share-based compensation expense	$32,710	$39,983	$37,608
Tax benefit	8,651	9,198	7,755

Performance Stock Units

The following table summarizes the Company’s PSU activity for the periods indicated:

	Year Ended December 31,
	2024		2023
		Weighted		Weighted
		Average Grant		Average Grant
	Shares	Date Fair Value	Shares	Date Fair Value
Nonvested at beginning of period	1,967,631	$26.17	1,485,603	$28.54
Granted during the period	323,293	30.26	597,979	20.39
Vested during the period	(807,684)	28.76	(41,453)	30.55
Forfeited during the period	(271,634)	27.04	(74,498)	24.51
Nonvested at end of period	1,211,606	$25.34	1,967,631	$26.17

The Company recorded $11.9 million, $13.6 million, and $10.6 million of compensation expense from continuing operations related to the PSUs in 2024, 2023, and 2022, respectively. At December 31, 2024, there was $10.9 million of unrecognized compensation cost related to PSUs that is expected to be recognized over a weighted average period of 1.70 years.

Restricted Stock Units

The following table summarizes the Company’s RSU activity for the periods indicated:

	Year Ended December 31,
	2024		2023
		Weighted		Weighted
		Average Grant		Average Grant
	Shares	Date Fair Value	Shares	Date Fair Value
Nonvested at beginning of period	3,055,824	$25.19	2,435,802	$28.53
Granted during the period	1,064,936	28.76	1,386,005	20.46
Vested during the period	(810,160)	28.12	(528,702)	28.06
Forfeited during the period	(246,709)	25.83	(237,281)	25.38
Nonvested at end of period	3,063,891	$25.61	3,055,824	$25.20

The Company recorded $19.9 million, $23.4 million, and $21.3 million of compensation expense from continuing operations related to the RSUs in 2024, 2023, and 2022, respectively. These amounts included $1.0 million, $1.2 million, and $1.5 million related to RSUs issued to the Company’s directors during 2024, 2023, and 2022, respectively. At December 31, 2024, there was $42.3 million of unrecognized compensation cost related to RSUs that is expected to be recognized over a weighted average period of 2.48 years.

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Restricted Stock Awards

The following table summarizes the Company’s RSA activity for the periods indicated:

	Year Ended December 31,
	2024		2023
	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value
Nonvested at beginning of period	526,868	$28.14	1,055,307	$29.47
Vested during the period	(248,213)	27.51	(441,765)	31.24
Forfeited during the period	(31,118)	29.01	(86,674)	28.49
Nonvested at end of period	247,537	$28.67	526,868	$28.14

The Company recorded $945 thousand, $2.4 million, and $5.1 million of compensation expense from continuing operations related to the RSAs in 2024, 2023, and 2022, respectively. At December 31, 2024, there was $682 thousand of unrecognized compensation cost related to RSAs that is expected to be recognized over a weighted average period of 1.09 years.

The following table presents information regarding the vesting of the Company’s nonvested share-based compensation grants outstanding at December 31, 2024:

	Number of Shares
Period Ending	PSU	RSU	RSA
December 31, 2025	447,929	378,818	211,037
December 31, 2026	510,306	1,611,263	—
December 31, 2027	253,371	695,920	36,500
December 31, 2028	—	361,701	—
December 31, 2029 and later	—	16,189	—
Total nonvested shares	1,211,606	3,063,891	247,537

Stock Options

Key employees and directors of the Company may be granted stock options. Compensation expense is measured using estimates of fair value of all share-based awards. No stock options were granted during 2024, 2023, and 2022. During 2024, 895,289 stock options were exercised with a weighted average exercise price of $27.47. The Company recorded no compensation expense related to the stock options for 2024, 2023, and 2022. At December 31, 2024, there were no vested or unexpired options outstanding.

NOTE 15. EARNINGS PER SHARE AND DIVIDEND DATA

Basic and diluted EPS are calculated in accordance with ASC 260, Earnings Per Share. Basic EPS is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS is computed using the weighted-average number of shares determined for the basic EPS computation plus the shares resulting from the assumed exercise of all outstanding share-based awards using the treasury stock method. There were 62 thousand, 2.6 million, and 119 thousand antidilutive equity awards excluded from dilutive shares for the years ended December 31, 2024, 2023, and 2022, respectively. The antidilutive equity awards are based on the impact to continuing operations available to common shareholders and dictates whether the dilutive effect is considered for the remaining diluted calculations (diluted earnings per common share from discontinued operations and diluted earnings per share).

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The following table provides a reconciliation of the numerators and denominators of the basic and diluted EPS computations for the periods indicated:

	Year Ended December 31,
(In thousands, except per share amounts)	2024	2023	2022
Income from continuing operations	$523,604	$3,684	$447,317
Income from discontinued operations, net of income taxes	—	538,620	15,920
Net income	523,604	542,304	463,237
Less: preferred dividends	9,488	9,488	9,488
Net income available to common shareholders	$514,116	$532,816	$453,749
Net income (loss) from continuing operations available to common shareholders	$514,116	$(5,804)	$437,829

Weighted average common shares outstanding	182,682	182,609	183,510
Dilutive effect of stock compensation(1)	2,910	—	988
Weighted average diluted common shares	185,592	182,609	184,498

Basic earnings (loss) per common share from continuing operations	$2.81	$(0.03)	$2.39
Basic earnings per common share from discontinued operations	—	2.95	0.09
Basic earnings per common share	2.81	2.92	2.47

Diluted earnings (loss) per common share from continuing operations (1)	$2.77	$(0.03)	$2.37
Diluted earnings per common share from discontinued operations(1)	—	2.95	0.09
Diluted earnings per common share (1)	2.77	2.92	2.46

(1)	1.7 million outstanding equity awards are excluded from consideration for the year ended December 31, 2023 due to a net loss from continuing operations attributable to common shareholders because the inclusion of such awards would be antidilutive to net loss from continuing operations available to common shareholders.

Dividends to shareholders are subject to approval by the applicable regulatory authorities.

NOTE 16. ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) (“AOCI”)

Activity within the balances in accumulated other comprehensive income (loss) is shown in the following tables for the periods indicated:

(In thousands)	Unrealized loss on AFS securities	Pension and other postretirement benefits	Accumulated other comprehensive loss
Balance at December 31, 2021	$(75,565)	$(63,804)	$(139,369)
Net change	$(1,096,907)	$13,738	$(1,083,169)
Balance at December 31, 2022	$(1,172,472)	$(50,066)	$(1,222,538)
Net change	$455,723	$4,986	$460,709
Balance at December 31, 2023	$(716,749)	$(45,080)	$(761,829)
Net change	$66,024	$1,310	$67,334
Balance at December 31, 2024	$(650,725)	$(43,770)	$(694,495)

NOTE 17. MORTGAGE SERVICING RIGHTS

The MSR, which are recognized as a separate asset on the date the corresponding mortgage loan is sold on a servicing retained basis, is recorded at fair value as determined at each accounting period end. An estimate of the fair value of the Company’s MSR is determined utilizing assumptions such as mortgage interest rates, discount rates, mortgage loan prepayment speeds, market trends and industry demand. Data and assumptions used in the fair value calculation related to the MSR were as follows:

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(Dollars in thousands)	December 31, 2024	December 31, 2023	December 31, 2022
Unpaid principal balance	$8,043,306	$7,702,592	$7,682,074
Weighted-average prepayment speed (CPR)	8.3	8.1	7.2
Average discount rate (annual percentage)	10.1	10.3	10.0
Weighted-average coupon interest rate (percentage)	4.2	3.9	3.6
Weighted-average remaining maturity (months)	342.3	338.8	335.0
Weighted-average servicing fee (basis points)	28.7	28.6	28.4

Because the valuation is determined by using discounted cash flow models, the primary risk inherent in valuing the MSR is the impact of fluctuating interest rates on the estimated life of the servicing revenue stream. The use of different estimates or assumptions could produce different fair values. At December 31, 2024, 2023, and 2022, the Company had an economic hedge in place designed to cover 75.1%, 73.1%, and 47.9% of the MSR interest rate risk, respectively (see Note 20 for additional information). The Company is susceptible to fluctuations in the fair value of its MSR in changing interest rate environments.

The following table summarizes activity relating to residential mortgage loans sold with servicing retained for the periods indicated:

	Year Ended December 31,
(In thousands)	2024	2023	2022
Residential mortgage loans sold with servicing retained	$1,093,169	$746,144	1,141,053
Pretax gains resulting from above loan sales	14,991	12,184	30,845

The Company services a class of residential mortgages that are first lien loans secured by a primary residence or second home. The following table presents changes in the fair value of the MSR related to the activity in this class for the periods indicated:

	Year Ended December 31,
(In thousands)	2024	2023	2022
Fair value, beginning of period	$106,824	$109,744	$69,552
Originations of servicing assets	14,011	10,076	16,289
Changes in fair value:
Due to change in valuation inputs or assumptions(1)	6,669	(4,158)	35,695
Other changes in fair value(2)	(12,910)	(8,838)	(11,792)
Fair value, end of period	$114,594	$106,824	$109,744

(1)	Primarily reflects changes in prepayment speeds and discount rate assumptions which are updated based on market interest rates.

(2)	Primarily reflects changes due to realized cash flows.

All of the changes to the fair value of the MSR and the related economic hedge are recorded as part of mortgage banking revenue in the consolidated statements of income. As part of mortgage banking revenue, the Company recorded contractual servicing fees of $21.3 million, $21.8 million, and $21.7 million, and late and other ancillary fees of $3.1 million, $2.8 million, and $2.4 million for the years ended December 31, 2024, 2023, and 2022 respectively.

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NOTE 18. CAPITAL AND REGULATORY MATTERS

The Company is subject to various regulatory capital requirements administered by the federal and state banking agencies. Regulatory capital ratios at December 31, 2024 and 2023 were calculated in accordance with the Basel III capital framework as well as the interagency final rule published on September 30, 2020 entitled “Revised Transition of the Current Expected Credit Losses Methodology for Allowances.” Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material adverse effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification are also subject to qualitative judgments by regulators about components, risk weightings and other factors. Quantitative measures are established by regulation to ensure capital adequacy and require the Company to maintain minimum capital amounts and ratios.

Additionally, regulatory capital rules include a capital conservation buffer which the Company must maintain in addition to its minimum risk-based capital requirements. This buffer applies to all three risk-based capital measurements (CET1, Tier 1 and total capital to risk-weighted assets). A financial institution with a conservation buffer of less than the required amount is subject to limitations on capital distributions, including dividend payments, stock repurchases, and certain discretionary bonus payments to executive officers.

The actual capital amounts and ratios for the Company are presented in the following tables and as shown, exceed the thresholds necessary to be considered “well capitalized.” Management believes that no events or changes have occurred subsequent to the indicated dates that would change this designation.

	December 31, 2024		December 31, 2023
(Dollars in thousands)	Amount	Ratio	Amount	Ratio
Actual:
Common equity Tier 1 capital (to risk-weighted assets)	$4,693,487	12.35%	$4,363,020	11.62%
Tier 1 capital (to risk-weighted assets)	4,860,480	12.79	4,530,013	12.06
Total capital (to risk-weighted assets)	5,306,647	13.97	5,377,324	14.32
Tier 1 leverage capital (to average assets)	4,860,480	10.41	4,530,013	9.30
Minimum requirement(1):
Common equity Tier 1 capital (to risk-weighted assets)	1,709,652	4.50	1,690,158	4.50
Tier 1 capital (to risk-weighted assets)	2,279,536	6.00	2,253,544	6.00
Total capital (to risk-weighted assets)	3,039,382	8.00	3,004,726	8.00
Tier 1 leverage capital (to average assets)	1,867,273	4.00	1,949,381	4.00
Well capitalized requirement under prompt corrective action provisions:
Common equity Tier 1 capital (to risk-weighted assets)	2,469,498	6.50	2,441,340	6.50
Tier 1 capital (to risk-weighted assets)	3,039,382	8.00	3,004,726	8.00
Total capital (to risk-weighted assets)	3,799,227	10.00	3,755,907	10.00
Tier 1 leverage capital (to average assets)	2,334,092	5.00	2,436,727	5.00

(1)	The additional capital conservation buffer in effect was 2.5%.

On December 13, 2023, the Company announced a share repurchase program whereby the Company may acquire up to an aggregate of 10,000,000 shares of its common stock in the open market at prevailing market prices or in privately negotiated transactions during the period January 2, 2024 through December 31, 2024. At the time of expiration on December 31, 2024, 1,237,021 shares had been repurchased under this program.

The extent and timing of any repurchases depends on market conditions and other corporate, legal and regulatory considerations. Repurchased shares are held as authorized and unissued shares. These authorized but unissued shares are available for use in the Company’s stock compensation programs, other transactions, or for other corporate purposes as determined by the Company’s Board of Directors.

Federal and state banking laws and regulations and state corporate laws restrict the amount of dividends that the Company may declare and pay. Under Mississippi law, the Company cannot pay any dividend on its common stock unless it has received written approval of the Commissioner of the MDBCF. The federal banking agencies have indicated that paying dividends that deplete a depository institution’s capital base to an inadequate level would be an unsafe and unsound banking practice. The Federal Reserve must approve any dividend that exceeds the Company’s current year’s net income plus its retained net income from the prior two calendar years.

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NOTE 19. SEGMENT REPORTING

The Company determines operating segments based upon the services offered, the significance of those services to the Company’s financial condition and operating results, and management’s regular review of the operating results of those services. The Company’s CODM is the Company’s CEO. The application and development of management reporting methodologies is a robust process and is subject to periodic enhancements. As these enhancements are made, financial results presented by each reportable segment may be periodically revised. Cadence makes operating decisions based on the following operating segments, as described below.

●	Corporate Banking segment focuses on C&I, business banking, and commercial real estate lending to clients in the geographic footprint.

●	Community Banking segment provides a broad range of banking services through the branch network to serve the needs of community businesses and individual consumers in the geographic footprint.

●	Mortgage segment includes mortgage banking activities of originating mortgage loans, selling mortgage loans in the secondary market and servicing the mortgage loans that are sold on a servicing retained basis.

●	Banking Services segment offers individuals, businesses, governmental institutions, and non-profit entities a wide range of solutions to help protect, grow, and transfer wealth. Offerings include credit-related products, trust and investment management, asset management, retirement and savings solutions, estate planning and annuity products.

●	General Corporate and Other segment includes other activities not allocated to other aforementioned operating segments. Additionally, intercompany eliminations are included as they do not reflect normal operations of the other segments The disaggregation of General Corporate and Other better defines the results from the individual segments due to the direct relationship of the internal support provided by the strategic business units within the Bank.

The Insurance Agencies segment is included in discontinued operations for all periods presented in the consolidated statements of income and consolidated balance sheets, where applicable. The Insurance Agencies segment provided service as agents in the sale of commercial lines of insurance and full lines of property and casualty, life, health, and employee benefit products and services. See Note 2 for additional information about discontinued operations.

Results of continuing operations and selected financial information by operating segment for periods indicated are presented in the following tables. The tables show total noninterest income segregated between contracts with customers within the scope of ASC 606, Revenue from Contracts with Customers, and those within the scope of other GAAP Topics. Additionally, with the adoption of ASU 2023-07, the tables show significant segment expenses within total noninterest expense used by the CODM to assess the performance of each segment.

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(In thousands)	Corporate Banking	Community Banking	Mortgage	Banking Services	General Corporate and Other	Total Continuing Operations
Results of Continuing Operations
Year Ended December 31, 2024
Net interest revenue	$458,411	$1,101,546	$96,039	$41,157	$(260,938)	$1,436,215
Provision (release) for credit losses	35,928	10,580	12,058	(2,136)	14,570	71,000
Net interest revenue after provision (release) for credit losses	422,483	1,090,966	83,981	43,293	(275,508)	1,365,215
Noninterest revenue
In Scope of Topic 606
Trust and asset management income	1,587	24	—	49,826	(2,930)	48,507
Investment advisory fees	—	—	—	33,852	(192)	33,660
Other brokerage fees	—	—	—	6,251	—	6,251
Deposit service charges	14,033	54,693	—	4,047	724	73,497
Credit card, debit card and merchant fees	259	37,268	—	7	12,711	50,245
Total noninterest revenue (in-scope of Topic 606)	15,879	91,985	—	93,983	10,313	212,160
Total noninterest revenue (out-of-scope of Topic 606)	41,078	39,349	22,037	9,777	32,109	144,350
Total noninterest revenue	56,957	131,334	22,037	103,760	42,422	356,510
Noninterest expense
Salaries and employee benefits	84,589	232,446	23,932	54,029	214,311	609,307
Occupancy and equipment	4,256	72,939	4,285	3,249	29,446	114,175
Data processing and software	4,306	2,811	4,176	5,399	105,192	121,884
Allocated overhead expenses	98,168	250,727	30,523	15,774	(395,192)	—
Other segment items(1)	32,489	47,126	13,399	19,201	87,947	200,162
Total noninterest expense	223,808	606,049	76,315	97,652	41,704	1,045,528
Income (loss) from continuing operations before income taxes	255,632	616,251	29,703	49,401	(274,790)	676,197
Income tax expense (benefit)	60,073	144,819	6,980	11,525	(70,804)	152,593
Income (loss) from continuing operations	$195,559	$471,432	$22,723	$37,876	$(203,986)	$523,604
Selected Financial Information
Total assets at end of period	$11,701,718	$17,422,937	$5,825,080	$1,104,128	$10,965,327	$47,019,190

(1)	Other segment items for each reportable segment includes:

●	Corporate Banking —legal expenses, travel expenses and certain overhead expenses.

●	Community Banking—advertising, office supplies, ATM expenses, delivery expenses, professional and consulting fees, legal expenses, telecommunication and postage expenses, travel expenses, and certain overhead expenses.

●	Mortgage—mortgage loan quality control and repurchase expenses, legal expenses, and certain overhead expenses.

●	Banking Services— amortization of intangibles, professional and consulting fees, legal expenses, and certain overhead expenses.

●	General, Corporate and Other— advertising, supplies, regulatory expenses, and certain other overhead expenses.

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(In thousands)	Corporate Banking	Community Banking	Mortgage	Banking Services	General Corporate and Other	Total Continuing Operations
Results of Continuing Operations
Year Ended December 31, 2023
Net interest revenue	$493,091	$1,276,606	$82,549	$47,482	$(548,372)	$1,351,356
Provision (release) for credit losses	63,735	9,949	7,325	719	(1,728)	80,000
Net interest revenue after provision (release) for credit losses	429,356	1,266,657	75,224	46,763	(546,644)	1,271,356
Noninterest revenue
In Scope of Topic 606
Trust and asset management income	282	21	—	45,077	(2,867)	42,513
Investment advisory fees	—	—	—	31,713	(310)	31,403
Other brokerage fees	—	—	—	5,397	—	5,397
Deposit service charges	12,993	55,199	—	1,529	(8,003)	61,718
Credit card, debit card and merchant fees	626	37,314	—	18	11,826	49,784
Total noninterest revenue (in-scope of Topic 606)	13,901	92,534	—	83,734	646	190,815
Total noninterest revenue (out-of-scope of Topic 606)	39,179	16,303	23,023	9,240	(394,903)	(307,158)
Total noninterest revenue	53,080	108,837	23,023	92,974	(394,257)	(116,343)
Noninterest expense
Salaries and employee benefits	87,453	246,474	26,299	53,147	221,349	634,722
Occupancy and equipment	4,313	71,754	4,392	3,307	27,206	110,972
Data processing and software	7,806	8,184	4,339	6,292	93,822	120,443
Allocated overhead expenses	91,190	237,153	27,513	10,950	(366,806)	—
Other segment items(1)	32,586	42,223	15,252	18,969	180,756	289,786
Total noninterest expense	223,348	605,788	77,795	92,665	156,327	1,155,923
Income (loss) from continuing operations
before income taxes	259,088	769,706	20,452	47,072	(1,097,228)	(910)
Income tax expense (benefit)	60,886	180,881	4,806	11,041	(262,208)	(4,594)
Income (loss) from continuing operations	$198,202	$588,825	$15,646	$36,031	$(835,020)	$3,684
Selected Financial Information
Total assets at end of period	$11,580,613	$17,106,224	$5,032,139	$1,116,347	$14,099,187	$48,934,510

(1)	Other segment items for each reportable segment includes:

●	Corporate Banking —legal expenses, travel expenses and certain overhead expenses.

●	Community Banking—advertising, office supplies, ATM expenses, delivery expenses, professional and consulting fees, legal expenses, telecommunication and postage expenses, travel expenses, and certain overhead expenses.

●	Mortgage—mortgage loan quality control and repurchase expenses, legal expenses, and certain overhead expenses.

●	Banking Services— amortization of intangibles, professional and consulting fees, legal expenses, and certain overhead expenses.

●	General, Corporate, and Other— pension settlement expense, advertising, supplies, regulatory expenses, and certain other overhead expenses.

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(In thousands)	Corporate Banking	Community Banking	Mortgage	Banking Services	General Corporate and Other	Total Continuing Operations
Results of Continuing Operations
Year Ended December 31, 2022
Net interest revenue	$411,695	$755,056	$61,036	$31,074	$92,430	$1,351,291
Provision (release) for credit losses	47,981	(71,911)	26,582	(179)	4,527	7,000
Net interest revenue after provision (release) for credit losses	363,714	826,967	34,454	31,253	87,903	1,344,291
Noninterest revenue
In Scope of Topic 606
Trust and asset management income	720	1	—	40,619	(3,142)	38,198
Investment advisory fees	—	—	—	28,830	(250)	28,580
Other brokerage fees	—	—	—	10,800	—	10,800
Deposit service charges	15,008	58,232	—	1,661	(1,423)	73,478
Credit card, debit card and merchant fees	522	40,855	—	18	16,765	58,160
Total noninterest revenue (in-scope of Topic 606)	16,250	99,088	—	81,928	11,950	209,216
Total noninterest revenue (out-of-scope of Topic 606)	37,370	11,873	44,725	3,003	36,298	133,269
Total noninterest revenue	53,620	110,961	44,725	84,931	48,248	342,485
Noninterest expense
Salaries and employee benefits	77,468	249,372	31,091	50,704	226,208	634,843
Occupancy and equipment	4,077	73,179	4,190	3,613	29,401	114,460
Data processing and software	2,613	12,175	4,647	5,357	86,315	111,107
Allocated overhead expenses	100,668	221,592	24,068	11,447	(357,775)	—
Other segment items(1)	16,618	30,117	11,853	16,117	174,639	249,344
Total noninterest expense	201,444	586,435	75,849	87,238	158,788	1,109,754
Income (loss) from continuing operations before income taxes	215,890	351,493	3,330	28,946	(22,637)	577,022
Income tax expense (benefit)	50,736	82,601	783	6,770	(11,185)	129,705
Income (loss) from continuing operations	$165,154	$268,892	$2,547	$22,176	$(11,452)	$447,317
Selected Financial Information
Total assets at end of period	$10,392,175	$16,972,114	$4,249,490	$1,001,097	$16,038,538	$48,653,414

(1)	Other segment items for each reportable segment includes:

●	Corporate Banking —legal expenses, travel expenses and certain overhead expenses.

●	Community Banking—advertising, office supplies, ATM expenses, delivery expenses, professional and consulting fees, legal expenses, telecommunication and postage expenses, travel expenses, and certain overhead expenses.

●	Mortgage—mortgage loan quality control and repurchase expenses, legal expenses, and certain overhead expenses.

●	Banking Services— amortization of intangibles, professional and consulting fees, legal expenses, and certain overhead expenses.

●	General, Corporate, and Other— pension settlement expense, advertising, supplies, regulatory expenses, and certain other overhead expenses.

NOTE 20. DERIVATIVE INSTRUMENTS

The Company primarily uses derivatives to manage exposure to market risk, including interest rate risk, credit risk and foreign currency risk, and to assist customers with their risk management objectives. Management may designate certain derivatives as hedging instruments in a qualifying hedge accounting relationship. The Company’s derivative instruments consist of economic hedges for which the Company has elected not to apply hedge accounting and derivatives held for customer accommodation, or other purposes.

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The fair value of derivative positions outstanding is included in other assets and other liabilities in the accompanying consolidated balance sheets and in the net change in each of these financial statement line items in the operating section of the accompanying consolidated statements of cash flows. For derivatives not designated as hedging instruments or determined to be an ineffective hedge under applicable accounting guidance, gains and losses due to changes in fair value are included in noninterest income and the operating section of the consolidated statements of cash flows. For derivatives designated as cash flow hedging instruments, the entire change in the fair value related to the derivative instrument is recognized as a component of other comprehensive income and subsequently reclassified into interest income when the forecasted transaction affects income. At December 31, 2024 and December 31, 2023, there were no derivatives designated under hedge accounting. The notional amounts and estimated fair values for the periods indicated were as follows:

	December 31, 2024				December 31, 2023
		Fair Value				Fair Value
				Weighted				Weighted
				Average				Average
	Notional	Other	Other	Maturity	Notional	Other	Other	Maturity
(In thousands)	Amount	Assets	Liabilities	(years)	Amount	Assets	Liabilities	(years)
Commercial loan interest rate contracts	$3,781,868	$30,555	$45,070	4.2	$2,682,401	$25,264	$41,459	4.5
Mortgage loan held-for-sale interest rate lock commitments	151,231	1,310	15	0.1	125,339	1,858	10	0.1
Futures, forwards and options (used to hedge MSR, see Note 17)	230,000	—	3,085	0.2	147,000	1,809	—	0.2
Mortgage loan forward sale commitments	179,000	816	34	0.1	235,323	246	2,567	0.1
Foreign exchange contracts	55,542	650	469	0.5	48,846	326	268	0.3
Total derivatives	$4,397,641	$33,331	$48,673		$3,238,909	$29,503	$44,304

The Company is party to collateral support agreements with certain derivative counterparties. Such agreements require that the Company maintain collateral based on the fair values of derivative transactions. In the event of default by the Company, the counterparty would be entitled to the collateral. At December 31, 2024, and 2023, the Company was required to post $60.9 million and $56.8 million, respectively, in cash or qualifying securities as collateral for its derivative transactions. Of this, $60.9 million was included in interest bearing deposits with other banks at December 31, 2024. At December 31, 2023, $50.0 million was included in interest bearing deposits with other banks and $6.8 million was included in other assets. In addition, the Company had recorded the obligation to return cash collateral provided by counterparties of $23.1 million and $16.3 million at December 31, 2024, and 2023, respectively, within deposits on the Company’s consolidated balance sheet. Certain financial instruments, such as derivatives, may be eligible for offset in the consolidated balance sheet and/or subject to master netting arrangements or similar agreements. The Company’s derivative transactions with upstream financial institution counterparties are generally executed under International Swaps and Derivative Association master agreements which include “right of set-off” provisions. In such cases, there is generally a legally enforceable right to offset recognized amounts and there may be an intention to settle such amounts on a net basis. Nonetheless, the Company does not generally offset such financial instruments for financial reporting purposes.

The Company enters into certain interest rate contracts on commercial loans, which include swaps, floors, caps and collars that are not designated as hedging instruments. These derivative contracts relate to transactions in which the Company enters into an interest rate contract with a loan customer while at the same time entering into an offsetting interest rate contract with another financial institution. In connection with each swap transaction, the Company agrees to pay interest to the customer on a notional amount at a variable interest rate and receive interest from the customer on a similar notional amount at a fixed interest rate. At the same time, the Company agrees to pay another financial institution the same fixed interest rate on the same notional amount and receive the same variable interest rate on the same notional amount. The interest rate swap, floor, cap and collar transactions allow the Company to manage its interest rate risk. Because the Company acts as an intermediary for its customers, changes in the fair value of the underlying derivative contracts generally offset and do not significantly impact the Company’s consolidated statements of income. The Company is exposed to credit loss in the event of nonperformance by the parties to the interest rate contracts. However, the Company does not anticipate nonperformance by the counterparties. The estimated fair value has been recorded as an asset and a corresponding liability in the accompanying consolidated balance sheets at December 31, 2024 and 2023.

The Company has both bought and sold credit protection in the form of participations on interest rate swaps (swap participations). These swap participations, which meet the definition of credit derivatives, were entered into in the ordinary course of business to serve the credit needs of customers. Swap participations, whereby the Company has purchased credit protection, entitle the Company to receive a payment from the counterparty if the customer fails to make payment on any amounts due to the Company upon early termination of the swap transaction. For contracts where the Company sold credit protection, the Company would be required to make payment to the counterparty if the customer fails to make payment on any amounts due to the counterparty upon early termination of the swap transaction. Swap participation agreements where the Company is the beneficiary had notional values totaling $205.1 million and $137.2 million at December 31, 2024 and 2023, respectively. Swap participation agreements where the Company is the guarantor had notional values totaling $443.0 million and $425.8 million at December 31, 2024 and 2023, respectively.

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The Company enters into interest rate lock commitments with customers in connection with residential mortgage loan applications for loans the Company intends to sell. Additionally, the Company enters into mortgage loan forward sales commitments of MBS with investors to mitigate the effect of interest rate risk inherent in providing interest rate lock commitments to customers. Both the interest rate lock commitments and mortgage loan forward sales commitments are considered derivatives under current accounting guidance and are required to be recorded at fair value. The fair value of these derivatives is recorded on the consolidated balance sheets in other assets and other liabilities. The change in fair value of these instruments is recorded within mortgage banking revenue in the consolidated statements of income. For the years ended December 31, 2024, and 2023, mortgage loans held for sale interest rate lock commitment and mortgage loan forward sales commitment gains totaled $0.9 million, $1.5 million, respectively, compared to losses incurred of $8.0 million during the year ended December 31, 2022.

The Company has an economic hedge in place on its MSR and uses various instruments (including but not limited to Treasury options, SOFR and TBA futures and forwards) to mitigate the interest rate risk associated with the MSR. These hedging instruments are reported at fair value, with adjustments included as part of mortgage banking revenue in the consolidated statements of income. The market value adjustment on MSR hedge totaled net losses of $9.9 million, $1.8 million and $15.5 million for the years ended December 31, 2024, 2023 and 2022, respectively. See Note 17 for additional information.

The Company enters into certain foreign currency exchange contracts on behalf of its clients to facilitate their risk management strategies, while at the same time entering into offsetting foreign currency exchange contracts with another counterparty in order to minimize the Company’s foreign currency exchange risk. The contracts are short term in nature, and any gain or loss incurred at settlement is recorded as other noninterest income. The fair value of these contracts is reported in other assets and other liabilities. Foreign exchange contract net gains totaled $3.9 million, $5.2 million and $4.7 million for the years ended December 31, 2024, 2023 and 2022, respectively.

NOTE 21. COMMITMENTS AND CONTINGENT LIABILITIES

Mortgage Loans Serviced for Others

The Company services mortgage loans for other financial institutions that are not included as assets in the Company’s accompanying consolidated financial statements. Included in the $8.0 billion and $7.7 billion of mortgage loans serviced for investors at December 31, 2024 and December 31, 2023, respectively, was $0.6 million and $1.0 million, respectively, of primary recourse servicing pursuant to which the Company is responsible for any losses incurred in the event of nonperformance by the mortgagor. The Company’s exposure to credit loss in the event of such nonperformance is the unpaid principal balance at the time of default. This exposure is limited by the underlying collateral, which consists of single family residences and either federal or private mortgage insurance.

Lending Commitments

The consolidated financial statements do not reflect various commitments and contingent liabilities which arise in the normal course of banking business and involve elements of credit risk, interest rate risk, and liquidity risk. Such financial instruments are recorded when they are funded. At December 31, 2024 and December 31, 2023, these included $448.9 million and $450.7 million, respectively, in letters of credit and $8.6 billion and $9.7 billion, respectively, in unfunded extensions of credit such as interim mortgage financing, construction credit, credit card, and revolving line of credit arrangements.

Commitments to extend credit and letters of credit include some exposure to credit loss in the event of nonperformance of the customer. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. In addition, the Company has entered into certain contingent commitments to grant loans. Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. The credit policies and procedures for such commitments are the same as those used for lending activities. Because these instruments have fixed maturity dates and because a number expire without being drawn upon, they generally do not present any significant liquidity risk. The Company did not realize significant credit losses from these commitments and arrangements during the years ended December 31, 2024, 2023, and 2022.

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Other Commitments

The Company makes investments in limited partnerships, including certain affordable housing partnerships for which it receives tax credits. At December 31, 2024 and December 31, 2023, unfunded capital commitments totaled $277.4 million and $275.2 million, respectively. See Note 23 for more information.

Litigation

The nature of the Company’s business ordinarily results in certain types of claims, litigation, investigations, and other legal or administrative cases and proceedings. Although the Company and its subsidiaries have policies and procedures to minimize legal noncompliance and the impact of claims and other proceedings, and endeavored to procure reasonable amounts of insurance coverage, litigation and regulatory actions present an ongoing risk.

The Company and its subsidiaries engage in lines of business that are heavily regulated and involve a large volume of actual or potential financial transactions with customers or applicants, and the Company is a public company with a large number of shareholders. From time to time, applicants, borrowers, customers, shareholders, former employees, service providers, and other third parties have brought actions against the Company or its subsidiaries, in cases claiming substantial damages. Financial services companies are subject to risks arising from changing regulatory frameworks or expectations, regulatory investigations, class action litigation, and, from time to time, the Company and its subsidiaries have such actions brought against them. The Company and its subsidiaries are also subject to enforcement actions by federal or state regulators, including the CFPB, the DOJ, state attorneys general, and the Federal Reserve or MDBCF, which may be adversely impacted by ongoing litigation in which the Company is involved. Additionally, the Company is, and management expects it to be, engaged in a number of foreclosure proceedings and other collection actions as part of its lending and leasing collections activities, which, from time to time, have resulted in counterclaims against the Company and its subsidiaries. Various legal proceedings have and may arise in the future out of claims against entities to which the Company is a successor as a result of business combinations.

When and as the Company determines it has meritorious defenses to the claims asserted, it vigorously defends against such claims. The Company will consider settlement of claims when, in management’s judgment and in consultation with counsel, it is in the best interests of the Company to do so.

The Company cannot predict with certainty the cost of defense, the cost of prosecution, or the ultimate outcome of litigation or other proceedings filed by or against it, its subsidiaries and its directors, management or employees, including remedies or damage awards. On at least a quarterly basis, the Company assesses its liabilities and contingencies in connection with outstanding legal proceedings as well as certain threatened claims (which are not considered incidental to the ordinary conduct of the Company’s business) utilizing the latest and most reliable information available. For matters where a loss is not probable or the amount of the loss cannot be estimated, the Company will not make an accrual. For matters where it is probable the Company will incur a loss and the amount can be reasonably estimated, the Company will accrue for the loss. Once established, the accrual is adjusted periodically to reflect any relevant developments. The actual cost of any such matters, however, may turn out to be substantially higher than the amount accrued. Further, the Company’s insurance policies have deductibles and coverage limits, and such policies are unlikely to cover all costs and expenses related to the defense or prosecution of such legal proceedings or any losses arising therefrom.

Although the final outcome of any legal proceedings is inherently uncertain, based on the information available, advice of counsel and available insurance coverage, if applicable, management believes that the litigation-related liability of $12.0 million accrued at December 31, 2024 is adequate and that any incremental change in potential liability arising from the Company’s legal proceedings and threatened claims, including the matters described herein and those otherwise arising in the ordinary course of business, will not have a material adverse effect on the Company’s business or consolidated results of operations or financial condition. It is possible, however, that future developments could result in an unfavorable outcome for or resolution of any one or more of the legal proceedings in which the Company or its subsidiaries are defendants, which may be material to the Company’s business or consolidated results of operations or financial condition for a particular fiscal period or periods.

On August 30, 2021, Legacy Cadence Bank and the DOJ agreed to a settlement set forth in the consent order related to the investigation by the DOJ of Legacy Cadence Bank’s fair lending program in Harris, Fort Bend, and Montgomery Counties located in Houston, Texas during the period between 2014 and 2016 (the “Consent Order”). The Consent Order was signed by the United States District Court for the Northern District of Georgia, Atlanta Division, on August 31, 2021. Pursuant to Section 5.2(g) of the Agreement and Plan of Merger and Paragraph 50 of the Consent Order, Legacy BancorpSouth Bank approved the negotiated settlement, and subsequently, the Company agreed to accept the obligations of the Consent Order. The Consent Order is in effect for five years. For additional information regarding the terms of this settlement and the Consent Order, see Legacy Cadence’s Current Report on Form 8-K that was filed with the SEC on August 30, 2021.

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NOTE 22. OTHER NONINTEREST INCOME AND EXPENSE

The following table details other noninterest income for the periods indicated:

	Year Ended December 31,
(In thousands)	2024	2023	2022
Credit related fees	$27,352	$26,830	$26,768
Bank-owned life insurance	17,716	16,294	15,594
SBA income	12,083	9,839	15,341
Other miscellaneous income	66,354	48,938	28,182
Total other noninterest income	$123,505	$101,901	$85,885

The following table details other noninterest expense for the periods indicated:

	Year Ended December 31,
(In thousands)	2024	2023	2022
Advertising and public relations	$22,112	$28,162	$41,055
Foreclosed property expense	1,891	2,488	832
Telecommunications	5,857	5,775	6,617
Travel and entertainment	10,015	11,004	11,407
Professional, consulting, and outsourcing	16,124	19,892	13,424
Legal expense	12,279	20,093	5,350
Postage and shipping	7,128	8,443	7,868
Other miscellaneous expense	68,932	85,299	65,779
Total other noninterest expense	$144,338	$181,156	$152,332

NOTE 23. VARIABLE INTEREST ENTITIES AND OTHER INVESTMENTS

Certain NMTC meet the qualifications for consolidation under ASC 810. Consolidation is applicable to this type of investment structure when the entities owned by the tax credit investment fund, managing member, and limited partner of the sub-CDE, are under common control and the limited partner’s related party group has both the power and the obligation to absorb the significant benefits and losses of the sub-CDE. Based on this, the limited partner, which is the Company, is the primary beneficiary of the sub-CDE (VIE) and therefore subject to consolidation. NMTC investment structures which include a managing member not affiliated with the Company are not subject to consolidation.

At December 31, 2024 and December 31, 2023, the Company’s assets of the consolidated VIE that can be used only to settle obligations of the consolidated VIE totaled $5.4 million and $6.5 million, respectively.

The Company is invested in several tax credit projects solely as a limited partner. At December 31, 2024 and December 31, 2023, the Company’s maximum exposure to loss associated with these limited partnerships was limited to its investment. Most of the investments are in affordable housing projects. The partnerships have qualified to receive annual affordable housing federal tax credits that are recognized as a reduction of current tax expense. The Company accounts for these investments and the related tax credits using either the effective yield method or the proportional amortization method, depending upon the date of the investment. Under the effective yield method, the Company recognizes the tax credits as they are allocated and amortizes the initial costs of the investments to provide a constant effective yield over the period the tax credits are allocated. Under the proportional amortization method, the Company amortizes the cost of the investment in proportion to the tax credits and other tax benefits received and recognizes the net investment performance in the income statement as a component of income tax expense. The Company also has, to a lesser degree, investments in NMTC and historic tax credit projects. The Company has elected to account for the NMTC not subject to consolidation and historic tax credits using the flow-through method, which reduces federal income taxes in the year in which the credit arises. At December 31, 2024 and December 31, 2023, the Company recorded total tax credit investments in other assets on its consolidated balance sheets of $387.3 million and $362.0 million, respectively.

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Through December 31, 2023, the amortization of the NMTC investments and historic tax credit investments was recorded in other noninterest income on the Company’s consolidated statements of income. The Company adopted the provisions of ASU 2023-02 (see Note 1) as of January 1, 2024 and determined each investments’ eligibility for proportional amortization. For certain NMTC and HTC investments that do not qualify for the proportional amortization method under ASU 2023-02, amortization related to these investments are recorded in other noninterest income in the Company’s consolidated statements of income. The Company recorded amortization of $1.1 million for both the years ended December 31, 2024 and 2023, respectively. The cash flow activity related to these investments are presented in the net income (loss) line in the operating activities section of the consolidated statements of cash flows.

For the investments that qualify for proportional amortization under ASU 2023-02, the Company recognized income tax credits and other income tax benefits for the year ended December 31, 2024 of $37.7 million and $4.6 million, respectively. The total income tax benefits of $42.3 million are partially offset by $33.4 million of investment amortization recognized for the year ended December 31, 2024, for a net income tax benefit of $8.9 million. The Company recorded amortization for these income tax credits of $23.6 million for year ended December 31, 2023, which $5.9 million was reported in noninterest income in the consolidated statements of income and $17.7 million was reported in income tax expense.

The cash flows related to the total income tax benefits are presented in the consolidated statements of cash flows. The net income tax benefit of $8.9 million for the year ended December 31, 2024, was included in the net income (loss) line within operating activities. Investment amortization of $33.4 million for the year ended December 31, 2024, was included in the depreciation and amortization line item, which was an adjustment to reconcile net income (loss) to cash provided by (used for) operating activities. The income tax credits and other income tax benefits of $42.3 million for the year ended December 31, 2024, was included in the net change to other assets or liabilities line item, which was also an adjustment to reconcile net income (loss) to cash provided by (used for) operating activities.

Additionally, the Company has investments in other certain limited partnerships accounted for under the fair value practical expedient of NAV totaling $118.7 million and $95.0 million at December 31, 2024 and December 31, 2023, respectively. Related to these assets recorded at fair value through net income, the Company recognized net gains of $11.9 million and $8.2 million for the years ended December 31, 2024 and 2023, respectively. These investments are made primarily through various SBIC funds as a strategy to provide expansion and growth opportunities to small businesses and community development funds to help serve the credit needs of the low- and moderate-income and underserved within our footprint. Of the total fair value of these limited partnerships, $15.8 million and $11.7 million related to real-estate funds at December 31, 2024 and December 31, 2023, respectively. The remaining $102.9 million and $83.3 million are related to SBIC funds that concentrate in a variety of industries at December 31, 2024 and December 31, 2023, respectively. At December 31, 2024, unfunded commitments related to these investments were $4.6 million and $97.3 million related to the real-estate funds and other SBIC funds, respectively. SBIC funds are generally structured to operate for approximately 10 years. During the life of each SBIC fund, partners can request to withdraw from the fund, and subsequently receive the balance of their investment as the underlying assets are liquidated over the remaining life of the fund. The Company has no current plans to withdraw from any of its SBIC funds.

For other limited partnerships without readily determinable fair values that do not qualify for the practical expedient, Cadence elected the measurement alternative to account for these investments at their cost minus impairment, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. These investments totaled $2.6 million and $2.4 million at December 31, 2024 and December 31, 2023, respectively. Other limited partnerships accounted for under the equity method totaled $8.7 million and $9.8 million at December 31, 2024 and December 31, 2023, respectively.

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A summary of the Company’s investments in limited partnerships is presented as of the following periods:

(In thousands)	December 31, 2024	December 31, 2023
Tax credit investments (amortized cost)	$387,339	$361,990
Limited partnerships accounted for under the fair value practical expedient of NAV	118,710	94,998
Limited partnerships without readily determinable fair values that do not qualify for the practical expedient of NAV accounted for under the cost method	2,586	2,417
Limited partnerships required to be accounted for under the equity method	8,664	9,785
Total investments in limited partnerships	$517,299	$469,190

For equity investments carried at cost using the measurement alternative, during the year ended and as of December 31, 2024, there were two write-downs for impairment totaling $119 thousand. During the year ended and as of December 31, 2023, there were no downward or upward adjustments to these investments for impairments or price changes from observable transactions. The carrying amount of these equity investments in limited partnerships measured under this measurement alternative for the specified periods are as follows:

	Year Ended December 31,
(In thousands)	2024	2023
Carrying value at the beginning of the year	$2,417	$1,968
Impairments	(119)	—
Reclassifications	272	1,800
Distributions	(1,007)	(1,559)
Contributions	1,023	208
Carrying value at the end of the year	$2,586	$2,417

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